Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

FTD COMPANIES, INC.,

LIBERTY INTERACTIVE CORPORATION

AND

PROVIDE COMMERCE, INC.

DATED JULY 30, 2014

(continued)

(continued)

(continued)

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated July 30, 2014 (this “Agreement”), is by and among FTD Companies, Inc., a Delaware corporation (“Buyer”), Liberty Interactive Corporation, a Delaware corporation (“Seller”), and Provide Commerce, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Seller (the “Company”).

RECITALS

WHEREAS, Seller is the beneficial owner of all of the issued and outstanding common stock, par value $0.0001 per share, of the Company (such class of authorized common stock, the “Company Common Stock” and all issued and outstanding shares thereof, the “Shares”).

WHEREAS, L LLC (as defined below) is the actual owner of record of all of the Shares, and Seller is the actual owner of record and the beneficial owner of all of the membership interests of L LLC.

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Shares, subject to the terms and conditions set forth in this Agreement.

WHEREAS, it is intended that the Transaction constitute a taxable purchase of the Company Shares for U.S. federal income tax purposes.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

Article 1.
PURCHASE AND SALE

Section 1.1                                   Purchase and Sale of the Shares.

On the Closing Date, Buyer shall purchase, or cause to be purchased, from Seller, and Seller shall sell, transfer, assign, convey and deliver to FTD, Inc., a wholly owned subsidiary of Buyer (“FTD, Inc.”), all of the Shares, free and clear of any Liens, other than any Liens arising under applicable federal and state securities laws or Liens created by Buyer.

Section 1.2                                   The Closing.

Unless this Agreement is terminated in accordance with Article 7, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Jones Day, 77 West Wacker Drive, Chicago, Illinois (or such other place as agreed by the Parties), not later than the second Business Day following the date on which all of the conditions set forth in Article 6 are satisfied or, if permissible, waived (other than those conditions that by their nature are to be satisfied at the Closing and are in fact satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver thereof), or at such other time as the Parties may agree in writing (the “Closing Date”).

Article 2.
CONSIDERATION AND OTHER DELIVERIES

Section 2.1                                   Deliveries at the Closing.

2.1.1                                                                     Purchase Price.

2.1.1.1                       At the Closing, Buyer shall pay or cause to be paid to Seller, by wire transfer of immediately available funds, an amount (such amount, the “Closing Cash Consideration”) equal to (A) the Initial Cash Consideration, minus (B) if Estimated Closing Working Capital is less than Target Working Capital, the positive difference between Estimated Closing Working Capital and Target Working Capital (such amount, if any, the “Estimated Closing Working Capital Shortfall”), plus (C) if Estimated Closing Working Capital is greater than Target Working Capital, the positive difference between Estimated Closing Working Capital and Target Working Capital (such amount, if any, the “Estimated Closing Working Capital Excess”), minus (D) the amount of any and all outstanding Indebtedness of the Company or any Company Subsidiary set forth on Section 2.1.1.1 of the Company Disclosure Schedule, minus (E) Seller’s good faith estimate of any Transaction Expenses unpaid as of the Closing Date and plus (F) Seller’s good faith estimate of the amount of Cash as of the Closing (the “Estimated Cash”).

2.1.1.2                       At the Closing, Buyer shall issue and deliver to Liberty Interactive, LLC, a Delaware limited liability company and wholly owned Subsidiary of Seller (“L LLC”), one or more certificates representing the Stock Consideration accompanied by duly executed instruments of transfer in the name of L LLC (or its designee(s)) or duly endorsed in blank, together with stock transfer tax stamps attached and/or other evidence reasonably satisfactory to L LLC that such Stock Consideration has been deposited by book entry transfer to an account of L LLC (or its designee(s)), which account shall have been identified to Buyer in writing by Seller three (3) Business Days prior to the Closing Date, maintained with a bank, brokerage firm or other financial institution.  The issuance of the Stock Consideration to L LLC in connection with the transactions contemplated by this Agreement is referred to herein as the “Stock Issuance”.

2.1.1.3                       If, between the date of this Agreement and the Closing Date, there is a subdivision, split, stock dividend, combination, reclassification or similar event with respect to any of the shares of Buyer Common Stock referred to in this Agreement, then, in any such event, the numbers and types of shares of such Buyer Common Stock referred to in this Agreement shall be adjusted to the number and types of shares of such Buyer Common Stock that a holder of such number of shares of such Buyer Common Stock would own or be entitled to receive as a result of such event if such holder had held such number of shares immediately prior to the record date for, or effectiveness of, such event, and the prices for such shares shall be similarly adjusted.

2.1.2                                                                     Other Closing Deliveries. At the Closing:

2.1.2.1                       Buyer and Seller shall execute and deliver the Investor Rights Agreement substantially in the form attached hereto as Exhibit B (the “Investor Rights Agreement”).

2.1.2.2                       Seller shall deliver to Buyer certificates of good standing, dated not more than 10 Business Days prior to the Closing Date, with respect to the Company and each Company Subsidiary, issued by the Secretary of State of the state of their respective organization.

2.1.2.3                       Seller shall deliver to Buyer all instruments and documents necessary to release any and all Liens other than Permitted Liens, including appropriate UCC financing statement amendments.

2.1.2.4                       Seller shall deliver to Buyer a certification of non-foreign status that complies with Section 1.1445-2(b)(2) of the Treasury Regulations.

2.1.2.5                       Seller shall deliver to Buyer executed terminations and releases in respect of any Contract required to be set forth in Section 2.1.2.5 of the Company Disclosure Schedule.

2.1.2.6                       Seller shall deliver to Buyer executed letters from the persons set forth in Section 2.1.2.6 of the Company Disclosure Schedule resigning as an officer or director of the Company or Company Subsidiary, subject to and effective upon the Closing.

2.1.2.7                       Seller shall deliver to FTD, Inc. stock certificates representing all of the Shares accompanied by duly executed stock powers sufficient to transfer the Shares to FTD, Inc. free and clear of all Liens.

2.1.2.8                       Seller shall deliver to Buyer officer certificates certifying that each of Seller and L LLC have approved the transactions contemplated by this Agreement.

2.1.2.9                       Buyer shall deliver to Seller and the Company an officer certificate certifying that Buyer has approved the transactions contemplated by this Agreement.

Section 2.2                                   Working Capital.

2.2.1                                                         Good Faith Closing Estimate. Not later than three Business Days prior to the Closing Date, Seller shall provide Buyer with an estimated consolidated balance sheet of the Company and its Subsidiaries as of the open of business on the Closing Date (the “Estimated Closing Balance Sheet”) and a statement of the estimated Closing Working Capital, derived from the Estimated Closing Balance Sheet (“Estimated Closing Working Capital”). The Estimated Closing Balance Sheet and Estimated Closing Working Capital shall be prepared by Seller in good faith and in accordance with the example statement of working capital set forth on Section 2.2.1 of the Company Disclosure Schedule (the “Example Statement”) and in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in the preparation of the Audited Financials, except as described in the notes thereto, and for the absence of footnotes and other presentation items and for normal year-end adjustments.

2.2.2                                                         True-Up. Within 90 days following the Closing Date, Buyer shall deliver to Seller a consolidated balance sheet of the Company and its Subsidiaries as of the open of business on the Closing Date (the “Closing Balance Sheet”), a statement of Closing Working Capital derived from the Closing Balance Sheet (the “Closing Working Capital Statement”) and a statement of the Cash at the Closing (the “Closing Cash Statement”).  The Closing Balance Sheet and the Closing Working Capital Statement shall be prepared in accordance with the Example Statement and in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financials.  The Closing Cash Statement shall be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financials, and in accordance with the definition of “Cash” herein.

2.2.3                                                         Acceptance of Statements; Dispute Procedures.  The Closing Balance Sheet, the Closing Working Capital Statement (and the computation of Closing Working Capital indicated thereon) and the Closing Cash Statement delivered by Buyer to Seller shall be conclusive and binding upon the Parties unless Seller, within 20 days after delivery to Seller of the Closing Cash Statement, Closing Balance Sheet and the Closing Working Capital Statement, that, in each case, complies with Section 2.2.2 notifies Buyer in writing that Seller disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor. During such 20 day period and the pendency of any such disputes, (A) the Buyer and the Company will provide the Seller and its Representatives with reasonable access to (x) any documents, schedules, work papers or other information used in the preparation of the Closing Cash Statement, Closing Balance Sheet and Closing Working Capital Statement and (y) employees of the Company and Buyer responsible for the preparation of the Closing Cash Statement, Closing Balance Sheet and Closing Working Capital Statement and (B) the Seller will provide Buyer with reasonable access to any documents, schedules, work papers or other information used in the preparation of the Closing Cash Statement, Closing Balance Sheet and Closing Working Capital Statement. The Parent Parties shall in good faith attempt to resolve any such dispute and, if the Parent Parties so resolve all such disputes, the Closing Cash Statement, Closing Balance Sheet and

the Closing Working Capital Statement (and the computation of Closing Working Capital indicated thereon), as amended to the extent necessary to reflect the resolution of such disputes and the agreement thereto of the Parent Parties, shall be conclusive and binding on the Parties.  If the Parties do not reach an agreement in resolving the dispute within 20 days after notice is given by Seller to Buyer pursuant to the second preceding sentence, the Parties shall submit the dispute to an internationally recognized accounting firm mutually acceptable to Seller and Buyer (the “Arbiter”) for resolution. As promptly as reasonably practicable, but no later than 20 days after acceptance of its appointment as Arbiter, the Arbiter shall determine (it being understood that in making such determination, the Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Buyer and Seller, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the amount of Cash at the Closing and the Closing Working Capital which shall be conclusive and binding on the Parties.  In resolving any disputed item, the Arbiter (x) shall be bound by the provisions of this Section 2.2 and (y) may not assign a value to any item greater than the greatest value for such items claimed by either Parent Party or less than the smallest value for such items claimed by either Parent Party.  The fees, costs and expenses of the Arbiter (the “Arbiter’s Costs”) shall be allocated to and borne by Buyer and Seller based on the inverse of the percentage that the Arbiter’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbiter.  For example, should the items in dispute total in amount to $1,000 and the Arbiter awards $600 in favor of Seller’s position, 60% of the Arbiter’s Costs of its review would be borne by Buyer and 40% of the Arbiter’s Costs would be borne by Seller.

2.2.4                                                         Payment.  Upon final determination of Closing Working Capital and the amount of Cash at the Closing as provided in Section 2.2.3 above, (A) if the sum of the Closing Working Capital and the Cash at the Closing is greater than the sum of the Estimated Closing Working Capital and the Estimated Cash, Buyer shall as promptly as reasonably practicable, but in no event later than five (5) Business Days after such final determination, pay the amount of such difference to Seller and (B) if the sum of the Closing Working Capital and the Cash at the Closing is less than the sum of the Estimated Closing Working Capital and the Estimated Cash, Seller shall as promptly as reasonably practicable, but in no event later than five (5) Business Days after such final determination, pay to Buyer the amount of such difference, in each case, such payments will be made by wire transfer of immediately available funds to the account designated by the Party receiving such payment. So long as such amounts are paid in accordance with this Section 2.2.4, no interest shall be payable on such amounts.

2.2.5                                                         Tax Withholding.  Notwithstanding any other provision hereof, Buyer shall be entitled to deduct and withhold from any amounts otherwise payable in accordance with this Agreement such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under the Code or any other Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. Buyer will notify Seller in writing of any such withholding at least five Business Days before the Closing Date.  Buyer shall use reasonable best efforts to request any appropriate Tax forms or similar information from Seller in order to reduce or eliminate any such withholding.

Article 3.
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

Except as set forth in the Seller SEC Filings filed prior to the date of this Agreement (but disregarding disclosures contained under the heading “Risk Factors,” or disclosures set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), provided, that this clause shall not apply to any representation set forth in Section 3.3, Seller and the Company hereby represent and warrant to Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 3.1                                   Organization and Qualification; Subsidiaries.

The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Section 3.1 of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company (each such Subsidiary, other than RedEnvelope, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), together with the jurisdiction of incorporation of each Company Subsidiary and the authorized capitalization of each Company Subsidiary.  Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be.  The Company and each of the Company Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  The Company and each of the Company Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary.  None of the Company, any Company Subsidiary nor RedEnvelope holds an Equity Interest in any other person other than any Company Subsidiary or RedEnvelope.

Section 3.2                                   Certificate of Incorporation and Bylaws.

The Company’s Amended and Restated Certificate of Incorporation, as amended (the “Company Charter”), and Amended and Restated Bylaws (the “Company Bylaws”) that have been made available to Buyer are true, complete and correct copies thereof.  The Company has made available to Buyer a true, complete and correct copy of the charter and bylaws (or equivalent organizational documents) of each Company Subsidiary.

Section 3.3                                   Capitalization.

3.3.1                                                         The authorized capital stock of the Company consists of 10,000 shares of capital stock, all of which shares are designated Company Common Stock. 1,000 shares of Company Common Stock (constituting the Shares) are issued and outstanding, all of which (A) were duly authorized, validly issued, fully paid and non-assessable, (B) were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights, and (C) are owned beneficially by Seller and of record by L LLC and are free and clear of all Liens, other than Liens created by or on behalf of Buyer and applicable federal and state securities law restrictions. There is no outstanding capital stock of the Company other than the Shares.

3.3.2                                                         There are no outstanding contractual obligations of Seller, the Company or any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of any shares of the capital stock of, or (E) granting any preemptive, antidilutive, or subscription right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary.  Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary free and clear of all Liens.

Section 3.4                                   Authority.

3.4.1                                                         The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by the Company.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and, other than the written consent of L LLC, no vote of the holders of any class or series of capital stock or other Equity Interests of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Buyer, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at Law.

3.4.2                                                         Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by Seller, and to direct and cause L LLC to perform all actions contemplated to be performed by it hereunder.  The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes a legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at Law.

Section 3.5                                   No Conflict; Required Filings and Consents.

3.5.1                                                         The execution and delivery of this Agreement by Seller and the Company does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by Seller and the Company will not (A) conflict with or violate any provision of the Company Charter or the Company Bylaws, the certificate of incorporation of Seller or the bylaws of Seller, or any equivalent organizational documents of any Company Subsidiary, (B) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2 have been obtained and all filings and notifications described in Section 3.5.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Seller, the Company or any Company Subsidiary or by which any property or asset of Seller, the Company or any Company Subsidiary is bound or (C) except as set forth in Section 3.5.1 of the Company Disclosure Schedule, result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a lien or other encumbrance (other than Permitted Liens) on any property or asset of Seller, the Company or any Company Subsidiary pursuant to any note, bond, mortgage, indenture, Contract, agreement, lease, Company Permit or other legally binding obligation to which Seller, the Company or any Company Subsidiary is a party, except, as to clauses (B) and (C), respectively, for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the Company or any Company Subsidiary.

3.5.2                                                         Except as set forth in Section 3.5.2 of the Company Disclosure Schedule, the execution and delivery of this Agreement by Seller and the Company does not, and the performance of this Agreement by Seller and the Company will not, require any consent, license, waivers, approval, authorization, order or permit of, or filing with or notification to, any Governmental Authority (collectively, “Governmental

Authorizations”), except as may be required under the Securities Act, the Exchange Act, any applicable Blue Sky Laws or the Antitrust Laws.

Section 3.6                                   Permits; Compliance with Law.

Except as set forth in Section 3.6 of the Company Disclosure Schedule, (A) each of the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority, to the knowledge of the Company, necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, the suspension or cancellation of, the failure to be valid or in full force and effect of any of the Company Permits has not, and would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the Company or any Company Subsidiary; (B) since December 31, 2010, the Company, RedEnvelope and each Company Subsidiary has conducted its respective business in all material respects in accordance with any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or any Company Permits; and (C) since December 31, 2010, neither the Company, RedEnvelope nor any Company Subsidiary has received, nor has Seller received in respect of any of them, any written notification or communication from any Governmental Authority asserting that any of the Company or any Company Subsidiary is not in compliance with any applicable Laws, initiating any proceeding or, to the knowledge of Seller, threatening an investigation into the business or operations of the Company or any Company Subsidiary.

Section 3.7                                   Financial Statements; Undisclosed Liabilities.

3.7.1                                                         Set forth in Section 3.7.1 of the Company Disclosure Schedule is (A) the Company’s unaudited consolidated balance sheet as of June 30, 2014 and the related statements of operations and cash flows for the 6-month period then ended (the “Interim Balance Sheet”), (B) the Company’s unaudited consolidated balance sheet and statements of operations, stockholder’s equity and cash flows for the fiscal years ended December 31, 2012 and December 31, 2011, (C) the Company’s unaudited statement of operations for the twelve-month period ended March 31, 2014 and (D) the Company’s audited consolidated balance sheets and statements of operations, stockholder’s equity and cash flows for the fiscal years ended December 31, 2013 (such audited statements, including the related notes and schedules thereto, the “Audited Financials”, and together with such unaudited statements, including, if any, the related notes and schedules thereto, the “Financial Statements”).

3.7.2                                                         Except as set forth in Section 3.7.2 of the Company Disclosure Schedule, each of the Financial Statements have been based upon the information contained in the Company’s, the Company Subsidiaries’ and RedEnvelope’s books and records and (A) presents fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as at the dates and for the periods indicated therein, and (B) has been prepared in accordance with GAAP consistently applied by the Company without modification of the accounting principles used in the preparation thereof throughout the periods presented (subject in the case of the interim financial statements to (x) the absence of footnote disclosures and similar presentation items not required by GAAP to be contained in interim financial statements (none of which footnote disclosures or presentational items that are materially different from the footnote disclosures and presentational items set forth in the Audited Financials (applied mutatis mutandis) would, individually or in the aggregate, be materially adverse to the business operations, assets, liabilities or financial condition of the Company or the Company Subsidiaries other than any such differences that are reasonably apparent from the information contained in any Financial Statements), (y) changes resulting from normal year-end adjustments and (z) as otherwise specifically described in such Financial Statements).

3.7.3                                                         All books, records and accounts of the Company and the Company Subsidiaries are accurate and complete and are maintained in all material respects in accordance with all applicable Laws. Except as set forth in Section 3.7.3 of the Company Disclosure Schedule, the Company and the Company Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets and (C) access to assets is permitted only in accordance with management’s general or specific authorization.

3.7.4                                                         Except as set forth in Section 3.7.4 of the Company Disclosure Schedule, Seller’s and the Company’s executive officers and their financial officers have disclosed, based on their most recent evaluation, to Seller’s and the Company’s auditors and to the boards of directors of Seller and the Company and to Buyer (A) all material weaknesses and significant deficiencies in the design or operation of internal controls which could  adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

3.7.5                                                         None of the Company or any Company Subsidiary has any Indebtedness or liabilities of a nature required under GAAP to be reflected on a balance sheet or the notes thereto other than those (A) incurred in connection with the transactions contemplated hereby, (B) specifically reflected on or reserved against in the Financial Statements, (C) incurred in the Ordinary Course of Business since January 1, 2014 or (D) that, individually and in the aggregate, are immaterial to the Company and the Company Subsidiaries, taken as a whole.

Section 3.8                                   Proxy Statement.

The Proxy Statement, or amendments or supplements thereto, insofar as it reflects information supplied by or on behalf of Seller or the Company for use therein, at

(A) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first made publicly available to Buyer’s stockholders and (B) the time of the Buyer Meeting, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 3.9                                   Absence of Certain Changes or Events.

Except as set forth in Section 3.9 of the Company Disclosure Schedule, during the period beginning on December 31, 2013 and ending on the date of this Agreement, there has not been a Company Material Adverse Effect and neither the Company nor any Company Subsidiary has, directly or indirectly, done, or agreed to do, any of the following: (A) increased in any manner the compensation of, or entered into any new or amended compensatory agreement or arrangement with, any of the directors, officers, employees, consultants or independent contractors of the Company or any Company Subsidiary, except, in each case, as required by an existing agreement or as made in the Ordinary Course of Business; (B) paid or agreed to pay any pension, retirement allowance or other employee benefit to any such individual, whether past or present, except, in each case, as required by an existing agreement or as made in the Ordinary Course of Business; (C) made any commitment or incurred any liability to any labor organization; (D) other than in the Ordinary Course of Business, or as required by an existing Contract to which the Company or any Company Subsidiary is a party, (i) hired any individual to be a director, officer, employee, consultant or independent contractor of the Company or any Company Subsidiary or (ii) terminated any director, officer, employee, consultant or independent contractor of the Company or any Subsidiary, other than terminations for cause (as determined by the Company in the Ordinary Course of Business); (E) sold, leased, transferred or otherwise disposed of any of their assets outside the Ordinary Course of Business (other than sales of inventory or sales or other dispositions of obsolete assets or assets with no book value); (F) made any capital expenditures, or commitments for capital expenditures, in either case, which are not otherwise a part of the current annual operating plan furnished to Buyer; (G) made any operating expenditures, or any new binding commitments for operating expenditures, in either case (i) in excess of $500,000 in the aggregate and (ii) which are not reflected on the Interim Balance Sheet or the current annual operating plan furnished to Buyer; (H) permitted the Company or any Company Subsidiary to enter into or agree to enter into any merger or consolidation with, any corporation or other entity, or invest in the equity of, make a loan or capital contribution to, or otherwise acquire the securities of any other person; (I) waived or released any material right of the Company or any Company Subsidiary; or (J) made any investments in or loans to, or entered into or modified any Contract with Seller or any Affiliate of Seller other than the Company or any Company Subsidiary.

Section 3.10                            Employee Benefit Plans.

3.10.1                                                  Section 3.10.1 of the Company Disclosure Schedule sets forth a true and complete list of each Company Benefit Plan.  “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement

Income Security Act of 1974, as amended (“ERISA”), and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary (or to any dependent or beneficiary thereof), which is maintained, sponsored or contributed to by the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has any actual or contingent obligation or liability, including all incentive, bonus, deferred compensation, cafeteria, medical, disability, severance, stock purchase or equity based compensation plans, policies or programs.

3.10.2                                                  The Company has delivered or made available to Buyer true and complete copies of (A) each material Company Benefit Plan, (B) any amendments thereto, (C) the related summary plan description (together with all summaries of material modifications) and prospectus, if any, (D) each related trust or custodial agreement, (E) each deposit administration, group annuity, insurance or other funding agreement associated with each Company Benefit Plan, (F) the most recent actuarial reports relating to post-employment benefits or other benefit plans for which such materials are in the possession of the Company and (G) the most recent 5500 annual return for any Company Benefit Plan that files such returns.

3.10.3                                                  Each Company Benefit Plan has been administered in all respects in accordance with its terms and all applicable Laws, including ERISA and the Code.

3.10.4                                                  Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter or notification, advisory or opinion letter, as applicable, from the IRS as to its qualified status, copies of which have been delivered to or made available to Buyer, and, to Seller’s knowledge, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.  There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that would result in liability to the Company.  No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Seller, is threatened against or with respect to any Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

3.10.5                                                  No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA).  Neither the Company nor any Company Subsidiary has incurred any liability under Title IV of ERISA which has not been satisfied in full.  No event has occurred, and no condition or circumstance exists that, alone or together with any other event, condition or circumstance, would result in any liability under Title IV of ERISA or Section 412 of the Code being imposed upon the Company or any Company Subsidiary.

3.10.6                                                  The Company has no unfunded liabilities in connection with any of the Company Benefit Plans that are not appropriately reflected in the Financial Statements in accordance with GAAP.  All contributions, premium payments and other payments due from the Company or any Company Subsidiary to or under the Company Benefit Plans have been paid or deposited, as applicable, in a timely manner.

3.10.7                                                  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, alone or in connection with any other event (including any termination of employment or service), (A) result in any payment or benefit becoming due under any Company Benefit Plan, (B) increase any payments or benefits otherwise payable under any Company Benefit Plan, (C) result in the acceleration of the time of payment or vesting of any payments or benefits under any Company Benefit Plan to any extent, or (D) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Company Subsidiary to any person.

3.10.8                                                  No amount that would be received from any Company Benefit Plan (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement (whether alone or together with any other event or circumstance) by any employee, officer or director of the Company or any Company Subsidiary who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

3.10.9                                                  Except as required by Law, no Company Benefit Plan provides any post-employment medical or life insurance benefits.

3.10.10                                           The Company and each applicable Company Subsidiary has reserved all rights necessary to amend or terminate each of the Company Benefit Plans that provide health and/or welfare benefits without the consent of any other person or entity and without any liability other than for benefit claims owed with respect to the period prior to the date of termination.

3.10.11                                           Each Company Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been maintained, operated and administered in good faith compliance under published guidance under Section 409A of the Code in terms of both operation and documentation.  No Company Benefit Plan provides any individual with an indemnity, a “gross up” or any similar payment or right in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.

Section 3.11                            Labor and Other Employment Matters.

3.11.1              Except as set forth on Section 3.11.1 of the Company Disclosure Schedule, each of the Company and each Company Subsidiary is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’

compensation, occupational safety, plant closings, and wages and hours.  Neither the Company, any Company Subsidiary, nor Seller (with regard to the Company or any Company Subsidiary) is, nor have any of them been within the past three years, a party to a collective bargaining agreement and no labor union has been certified to represent any employee of the Company or any Company Subsidiary, or Seller with regard to the Company or any Company Subsidiary or has applied to represent or is attempting to organize so as to represent such employees.  There is no pending or, to the knowledge of Seller, threatened work stoppage, slowdown or labor strike against the Company or any Company Subsidiary or Seller with regard to the Company or any Company Subsidiary.

3.11.2                                                  Except as set forth on Section 3.11.2 of the Company Disclosure Schedule, there are no (A) severance, change in control, or stay bonus agreements with directors, officers or employees of the Company or any Company Subsidiary or (B) severance programs of the Company or any Company Subsidiary with or relating to their respective employees.

Section 3.12                            Material Contracts.

3.12.1                                                  As of the date of this Agreement, except as set forth on the applicable subsection in Section 3.12 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any:

3.12.1.1                Contract with Seller, any of Seller’s Affiliates (other than the Company or any of its wholly owned Subsidiaries), or any of their respective directors, officers or employees;

3.12.1.2                Contract with any Company Subsidiary or RedEnvelope;

3.12.1.3                Contract for the sale of any of the assets of the Company or any Company Subsidiary other than in the Ordinary Course of Business or for the grant to any person of any preferential rights to purchase any of its assets;

3.12.1.4                Contract for joint ventures, partnerships or similar arrangements;

3.12.1.5                Contract, nor is RedEnvelope party to any Contract, containing covenants of the Company or any Company Subsidiary (or containing any covenants otherwise obligating the Company or any Company Subsidiary) not to compete in any line of business or with any person in any geographical area or not to solicit or hire any person with respect to employment or covenants of any third party not to compete with the Company or any Company Subsidiary in any line of business or in any geographical area or, other than employee non-solicit covenants with respect to service agreements entered into with contractors or consultants in the Ordinary Course of Business, not to solicit or hire any employee of the Company or any Company Subsidiary with respect to employment;

3.12.1.6                Contract relating to the acquisition by any of the Company or any Company Subsidiary of any operating business or assets outside of the Ordinary Course of Business, whether by merger, the purchase of equity interests or the purchase of all or substantially all of the assets of any other person;

3.12.1.7                Contract relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Company or any Company Subsidiary, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

3.12.1.8                purchase Contract giving rise to liabilities or obligations of the Company or any Company Subsidiary in excess of $1,000,000 in any fiscal year;

3.12.1.9                Contract providing for payments to the Company or any Company Subsidiary in excess of $250,000 in any fiscal year or $500,000 in the aggregate during the term thereof;

3.12.1.10         Contract obligating the Company or any Company Subsidiary to provide or obtain products for a period of one year or more or requiring the Company or any Company Subsidiary to purchase or sell a stated portion of its requirements or outputs;

3.12.1.11         Contract under which the Company or any Company Subsidiary has made advances or loans to any other person (excluding trade receivables in the Ordinary Course of Business and advances to employees in the Ordinary Course of Business);

3.12.1.12         Contract providing for severance, retention or change in control payments to be made to employees, directors or independent contractors;

3.12.1.13         Contract for the employment of any individual on a full-time or part-time basis providing annual base salary in excess of $100,000;

3.12.1.14         Contract with any individual that is a consultant or independent contractor pursuant to which the Company or any Company Subsidiary is required to make payments to such consultant or independent contractor in excess of $100,000 in any fiscal year;

3.12.1.15         outstanding Contract of guaranty, surety or indemnification (other than commercial Contracts entered into in the Ordinary Course of Business containing indemnification provisions), direct or indirect, by the Company or any Company Subsidiary;

3.12.1.16         Contract (or group of related Contracts) which involve the expenditure by the Company or any Company Subsidiary of more than $1,000,000 annually or $2,000,000 in the aggregate, and is not terminable upon sixty (60) days’ or less notice without penalty;

3.12.1.17         Contract under which the Company grants to a third party rights to Company Owned IP, or under which the Company is granted rights to Intellectual Property owned by a third party which Intellectual Property is material to the Company’s operations, including any agreement entered into to resolve Intellectual Property Litigation or any threatened Intellectual Property Litigation but excluding any Contract for off-the-shelf software;

3.12.1.18         Contract that is a Real Estate Lease; and

3.12.1.19         Contract that is otherwise material to the Company or any Company Subsidiary, the termination, cancellation or modification of which would have, or be reasonably expected to have, a material and adverse effect on the operation of the Company’s business.

3.12.2                                                  Each Contract required to be disclosed in Section 3.12 of the Company Disclosure Schedule (each, a “Company Material Contract”) is in full force and effect and is the legal, valid and binding obligation of the Company or Company Subsidiary which is party thereto (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at Law and assuming that such Contracts are the legal, valid and binding obligation of the other party thereto), and, to the knowledge of Seller, of the other parties thereto enforceable against each of them in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at Law) and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Section 3.12 of the Company Disclosure Schedule, continue in full force and effect.  Except as set forth on Section 3.12.2 of the Company Disclosure Schedule, (A) neither the Company nor any Company Subsidiary is in default under any Company Material Contract, nor, to Seller’s knowledge, is any other party to any Company Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default on the part of the Company or any Company Subsidiary or any other party thereunder and (B) no party to any of the Company Material Contracts has exercised any termination rights with respect thereto, and no party has given written notice of any significant dispute with respect to any Company Material Contract.  Buyer has been given access to a true and correct copy of all written Company Material Contracts, together with all amendments, waivers or other changes thereto.  Seller has provided Buyer with written summaries of all oral Company Material Contracts.

Section 3.13                            Litigation.

3.13.1                                                  Except as set forth on Section 3.13.1 of the Company Disclosure Schedule, as of the date of this Agreement, to the knowledge of Seller, there is no Litigation threatened, nor, to the knowledge of Seller, is there any investigation pending, in each case, against the Company, RedEnvelope or any Company Subsidiary or against Seller with regard to the Company, RedEnvelope or any Company Subsidiary.

3.13.2                                                  Section 3.13.2 of the Company Disclosure Schedule sets forth a list of all Litigation as of the date of this Agreement to which the Company, RedEnvelope or any Company Subsidiary is a party, or to which Seller is party with regard to the Company, RedEnvelope or any Company Subsidiary and involves a claim for damages in excess of $1,000,000 or for injunctive or other similar equitable relief. Section 3.13.2 of the Company Disclosure Schedule sets forth a list of all outstanding judgments, orders, writs, injunctions or decrees as of the date of this Agreement to which the Company, RedEnvelope or any Company Subsidiary or any of their Assets is subject or to which Seller is subject with regard to the Company, RedEnvelope or any Company Subsidiary.

Section 3.14                            Environmental Matters.

3.14.1                                                  Each of the Company and each Company Subsidiary is and, since December 31, 2010, has been in compliance with applicable Environmental Laws and hold all Environmental Permits necessary to conduct their current operations.

3.14.2                                                  Except as set forth on Section 3.14.2 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with or liability under Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of or exposure to Hazardous Materials and no investigation, Litigation or other proceeding is pending or, to the knowledge of Seller, threatened in writing with respect thereto.

3.14.3                                                  Except as set forth on Section 3.14.3 of the Company Disclosure Schedule, to the knowledge of Seller, there is currently no contamination from Hazardous Materials on any real property currently or previously owned, leased or operated by the Company or any Company Subsidiary, including any real property that the Company or any Company Subsidiary is the beneficial owner of as trustee, that requires cleanup, remediation or any other type of response action by the Company or any Company Subsidiary pursuant to any Environmental Law or contractual obligation.

Section 3.15                            Intellectual Property.

3.15.1                                                  Section 3.15.1 of the Company Disclosure Schedule sets forth, with the owner, country(ies) or region, registration and application numbers and registration and application dates indicated, as applicable, all Company Owned IP that is issued or registered or that has been applied for and is pending issuance or registration with any Governmental Authority.  All fees, taxes, annuities and other payments associated with filing, prosecuting, issuing, recording, registering or maintaining all such Company Owned IP owed to any Governmental Authority and due as of the Closing Date have been paid in full through the Closing Date in a timely manner to the proper Governmental Authority.  All Company Owned IP listed or required to be listed thereon is active, to the knowledge of Seller is valid and enforceable, and is owned solely by the Company and/or any Company Subsidiary.

3.15.2                                                  (A) each of the Company and the Company Subsidiaries owns or possesses valid rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as is currently conducted, and except as set forth on Section 3.15.2 of the Company Disclosure Schedule, (B) (i) during the past six years, the Company has not received any written complaint, demand or notice alleging that the Company or any Company Subsidiary has infringed upon or misappropriated any Intellectual Property right of any third party in connection with the operation of their business, there is no suit, claim, action or proceeding pending or, to the knowledge of Seller or the Company, threatened, alleging that the Company or any Company Subsidiary has infringed upon or misappropriated any Intellectual Property right of any third party in connection with the operation of their business, and (ii) to the Company’s knowledge, no third party is currently infringing or misappropriating any Company Owned IP.  None of the Company Owned IP, and, to the knowledge of Seller, none of the Company Licensed IP, is the subject of any order, decree or injunction of any Governmental Authority, and neither the Company nor any Company Subsidiary has been subject to any order, decree or injunction of any Governmental Authority in respect of any other person’s Intellectual Property.

3.15.3                                                  Except as set forth on Section 3.15.3 of the Company Disclosure Schedule, to the knowledge of the Seller, the operation of the business of the Company and Company Subsidiaries as currently conducted by Company or any part thereof, and the possession or use of the Acquired Company IP has, does not and will not infringe, misappropriate, dilute, violate or otherwise conflict with any Intellectual Property right of any other person (including any Affiliate of the Company), nor does or will the operation of the business of the Company or Company Subsidiaries as currently conducted by the Company constitute unfair competition or deceptive or unfair trade practice.

3.15.4                                                  To the knowledge of Seller, all data and personal information used or maintained by the Company and/or the Company Subsidiaries have been collected, maintained, used and transferred in all respects in accordance with the Company and/or Company Subsidiaries’ applicable data protection and privacy principles and policies.  All such data protection and privacy principles and policies are designed and administered in all respects in accordance with applicable Laws.  Except as set forth on Section 3.15.4 of the Company Disclosure Schedule, the Company has not within the past three years initiated an investigation for any claim based on the loss of or unauthorized disclosure or transfer of personal data or information, and, to the knowledge of Seller, no facts or circumstances exist that might give rise to such a claim.

3.15.5                                                  To the knowledge of Seller, no director, officer, stockholder, employee, consultant, contractor, agent or other representative of the Company or any Company Subsidiary owns or claims any rights in (nor has any of them made application for) any Company Owned IP.

3.15.6                                                  Except as set forth in Section 3.15.6 of the Company Disclosure Schedule, the Company and Company Subsidiaries have entered into an “Employee Nondisclosure and Assignment Agreement” with each of their officers, employees, consultants, contractors and agents and any other person with access to the confidential Acquired Company IP, including the trade secrets therein, to protect the confidentiality and value thereof, and, to the knowledge of Seller, there has not been any breach by any of the foregoing to any such agreement.  The Company and Company Subsidiaries have taken commercially reasonable measures at least commensurate with industry standards to maintain the confidentiality thereof and in each such case using not less than a reasonable degree of care under the circumstances.

3.15.7                                                  Except as set forth in Section 3.15.7 of the Company Disclosure Schedule, the Company owns or has a valid right to access and use all Company IT Systems.  The Company IT Systems (A) are adequate for, and operate and perform in all respects as required in connection with, the operation of the business of Company as currently conducted, and (B) do not, to the knowledge of Seller, contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that are specifically designed to maliciously (i) disrupt or adversely affect the functionality of any Company IT Systems, except as disclosed in their documentation, or (ii) enable or assist any person to access without authorization any Company IT Systems.  No Company or Company Subsidiary developed Software, or Software developed on behalf of or for the Company or any Company Subsidiary, incorporates, uses or includes any Open Source Materials known to be in violation of an Open Source License.

3.15.8                                                  Except as set forth on Section 3.15.8 of the Company Disclosure Schedule, (A) the Company has taken reasonable steps in accordance with normal industry standards to secure the Company IT Systems from unauthorized access or use by any person, and to ensure the continued, uninterrupted, and error-free operation of the Company IT Systems, including employing security, maintenance, disaster recovery, redundancy, backup, archiving, and virus or malicious device scanning/protection measures in accordance with normal industry standards and (B) to the knowledge of Seller, no person has gained unauthorized access to any Company IT Systems.

Section 3.16                            Assets and Properties.

Each of the Company and the Company Subsidiaries has good (and with respect to real estate, marketable) title to, or a valid leasehold interest in, as applicable, all of its owned or leased real property (including all rights, title, privileges and appurtenances pertaining or relating thereto) free and clear of any and all liens, except for Permitted Liens and for liens, defects or failures to be in full force and effect which do not in the aggregate detract from the value of such property or assets or impair the use thereof in the operation of the business of the Company or any Company Subsidiary.  Neither the Company nor any of the Company Subsidiaries owns any real property.  Section 3.16 of the Company Disclosure Schedule lists all leases, licenses and subleases of any real property to which the Company or any Company Subsidiary is a party as of the date of this Agreement (each, a “Real Estate Lease”).  Each of the Company and the Company Subsidiaries has title to, or a valid leasehold interest in, as applicable, all personal property necessary to operate their respective businesses free and clear of any and all liens, except for Permitted Liens and for liens, defects or failures to be in full force and effect which do not detract from the value of such property or assets or impair the use thereof in the operation of the business of the Company or any Company Subsidiary.  Such personal property and owned or leased property are in good operating condition and repair, ordinary wear and tear and commercially reasonable deferred maintenance excepted, and except for such failures to be in good operating condition and repair which would not reasonably be expected to impair the use thereof in the operation of the business of the Company or any Company Subsidiary. The assets and properties owned by the Company and the Company Subsidiaries constitute all of the assets and properties necessary to operate their respective businesses as currently conducted, and are sufficient for the Company and the Company Subsidiaries to conduct their respective businesses from and after the Closing without interruption and in the Ordinary Course of Business.

Section 3.17                            Taxes.

3.17.1                                                  Except as set forth in Section 3.17.1 of the Company Disclosure Schedule, (A) all Tax Returns required to be filed with any Taxing Authority by or on behalf of the Company and each Company Subsidiary (including any consolidated, combined, unitary or affiliated Tax group Tax Returns of which the Company or any Company Subsidiary is or has been a member) have been timely filed  (taking into account any extension of time within which to file); (B) all such Tax Returns were complete and correct and have been prepared in substantial compliance with applicable Law; and (C) all Taxes due and payable by the Company and each Company Subsidiary have been timely paid  (whether or not such Taxes were shown on any Tax Return to be due).  Section 3.17.1 of the Company Disclosure Schedule sets forth all jurisdictions in which the Company and/or Company Subsidiaries are currently required to file any Income Tax Returns.

3.17.2                                                  Except as set forth in Section 3.17.2 of the Company Disclosure Schedule, (A) no outstanding written claim has been received, and no audit, action, suit, nexus inquiry or proceeding is in progress, against or with respect to the Company or any Company Subsidiary in respect of any Tax; and (B) all deficiencies, assessments or proposed adjustments asserted against the Company or any Company Subsidiary, directly or by reason of inclusion in a consolidated, combined, unitary or affiliated Tax group, by any Taxing Authority have been paid or fully and finally settled.

3.17.3                                                  Except as set forth in Section 3.17.3 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.

3.17.4                                                  There are no Tax liens upon any property or assets of the Company or any Company Subsidiary, except for Permitted Liens.

3.17.5                                                  Except as set forth in Section 3.17.5 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary (A) has been a member of an affiliated, combined, consolidated or unitary Tax group since January 1, 2009 for purposes of filing any Tax Return, other than a group of which Seller or any of its Subsidiaries was the common parent (a “Seller Affiliated Group”), (B) has any liability for Taxes of any person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law (other than any liability arising from membership in a Seller Affiliated Group) or as a transferee or successor, or (C) is a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement (other than commercial agreements the primary purpose of which does not relate to Taxes).

3.17.6                                                  The Company and each Company Subsidiary have complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any Federal, state, local or foreign Laws) and have, within the time and in substantial compliance with the manner prescribed by applicable Law, withheld from employee wages and paid over to the proper Taxing Authority all amounts required to be so withheld and paid over under applicable Law.

3.17.7                                                  Except as set forth in Section 3.17.7 of the Company Disclosure Schedule, none of the Company, the Company Subsidiaries, or their respective predecessors has been the “distributing corporation” or “controlled corporation” (as such terms are defined in Section 355 of the Code) with respect to a distribution of stock described in or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code (A) within the two-year period ending as of the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

3.17.8                                                  Except as set forth in Section 3.17.8 of the Company Disclosure Schedule, no written claim or nexus inquiry, in each case which has not been resolved, has been received by the Company or any Company Subsidiary from a Taxing Authority in a jurisdiction where the Company or such Company Subsidiary does not file a Tax

Return asserting that the Company or such Company Subsidiary is or may be subject to taxation by that jurisdiction.

3.17.9                                                  Neither the Company nor any Company Subsidiary is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

3.17.10                                           Except as set forth in Section 3.17.10 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary will be required to include any material amount of income in taxable income for any Post-Closing Tax Period (A) under Section 481(c) of the Code (or any comparable provision of Law) as a result of a change in method of accounting made prior to the Closing, (B) pursuant to any installment sale or other open transaction disposition occurring prior to the Closing, (C) as a result of an election under Section 108(i) of the Code made prior to the Closing in connection with any indebtedness of the Company or any Company Subsidiary which is discharged, (D) as a result of any prepaid amount received prior to the Closing, or (E) pursuant to the provisions of any agreement entered into prior to the Closing with any Taxing Authority with regard to any Tax liability of the Company or any Company Subsidiary.

3.17.11                                           Neither the Company nor any Company Subsidiary has participated in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

3.17.12                                           None of the Company Subsidiaries is a “controlled foreign corporation” as defined in Section 957 of the Code.

3.17.13                                           Neither the Company nor any Company Subsidiary has ever participated in an international boycott within the meaning of Section 999 of the Code.

3.17.14                                           Section 3.17.14 of the Company Disclosure Schedule sets forth each Tax ruling, Tax holiday or abatement and other agreement with any Taxing Authority with respect to Taxes of the Company or the Company Subsidiaries which will (A) remain in effect following the Closing or (B) terminate as a result of the transactions contemplated by this Agreement with respect to the Company or any Company Subsidiary; the Company and the Company Subsidiaries are in substantial compliance with each such Tax ruling, Tax holiday and other agreement.

3.17.15                                           The Company and its Subsidiaries are and have been in substantial compliance with applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices of the Company and its Subsidiaries.

3.17.16                                           Section 3.17.16 of the Company Disclosure Schedule contains a true and complete list for the current Tax year and each of the previous three Tax years of (A) each country (other than the United States) in which the Company or any Company Subsidiary has or had a permanent establishment, as defined in any applicable Tax treaty or convention between the United States and such foreign country; and (B) each country (other than the United States) within which the Company or any Company Subsidiary is currently or was previously engaged in a trade or business for tax purposes under applicable Law.

3.17.17                                           The Company and the Company Subsidiaries have timely filed, or caused to be timely filed, all reports, statements, information returns or declarations required by any abandonment or unclaimed property, escheat and similar Law.  All amounts due to any Governmental Authority under any abandonment or unclaimed property, escheat or similar Law have been timely remitted by the Company or the Company Subsidiaries.

Section 3.18                            Brokers.

No broker, investment banker, financial advisor or other person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission from the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement.

Section 3.19                            Insurance.

Seller has insurance policies (the “Policies”) in full force and effect (A) for such amounts as are sufficient for all requirements of Law and all Company Material Contracts to which the Company or any of the Company Subsidiaries is a party, and (B) which are in such amounts, with such deductibles and against such risks and losses, as, to the knowledge of Seller, are reasonable for the business, assets and properties of the Company and the Company Subsidiaries.

Section 3.20                            Investigation by Seller; Limitation on Warranties; Investment Representations.

3.20.1                                                  Seller (A) has such knowledge and experience in business and financial matters as to be capable of evaluating the risks and merits of the transactions contemplated hereby, (B) has adequate information and has made its own independent investigation concerning the business, assets, properties, condition (financial or otherwise), risks, and results of operations of Buyer to make an informed decision regarding the purchase of the Restricted Securities, (C) has relied solely upon its own investigation and analysis, without reliance upon any information other than what is publicly available, and (D) acknowledges that Buyer specifically makes no representation or warranty of any kind regarding the Restricted Stock and the business, operations, financial condition or prospects of Buyer, and Seller hereby disclaims reliance on any representation or warranty of any kind (including as to the accuracy or completeness thereof), other than those expressly set forth in this Agreement.

3.20.2                                                  Seller is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

3.20.3                                                  Seller is acquiring the Restricted Stock solely for the purpose of investment for its own account, not as a nominee or agent, and not with a view to, or for offer or sale in connection with, any distribution thereof in any transaction which would be in violation of federal or state securities laws.  Seller has no Contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any other person with respect to any of the Restricted Stock.

Article 4.
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in Buyer’s SEC Filings filed prior to the date of this Agreement (but disregarding disclosures contained under the heading “Risk Factors,” or disclosures set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Buyer hereby represents and warrants to Seller and the Company, as of the date hereof and as of the Closing Date, as follows:

Section 4.1                                   Organization and Qualification; Subsidiaries.

Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Section 4.1 of the Buyer Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of Buyer (each a “Buyer Subsidiary” and, collectively, the “Buyer Subsidiaries”).  Each Buyer Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be.  Buyer and each Buyer Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Buyer and each Buyer Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary.  None of Buyer or any Buyer Subsidiary holds an Equity Interest in any other person other than any Buyer Subsidiary.

Section 4.2                                   Certificate of Incorporation and Bylaws.

Buyer’s Certificate of Incorporation (the “Buyer Charter”) and bylaws (the “Buyer Bylaws”) listed as exhibits to the Buyer SEC Filings are true, complete and correct copies.  Buyer has made available to Seller and the Company a true, complete and correct copy of the charter and bylaws (or equivalent organizational documents) of each Buyer Subsidiary.

Section 4.3                                   Capitalization.

4.3.1                                                         Prior to the consummation of the transactions contemplated hereby, the authorized capital stock of Buyer consists of 65,000,000 shares of capital stock, of which 60,000,000 are designated Buyer Common Stock and 5,000,000 are designated preferred stock, par value $0.0001 (“Buyer Preferred Stock”).  As of July 29, 2014, (A) 18,948,447 shares of Buyer Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, (B) zero (0) shares of Buyer Common Stock were held in the treasury of Buyer or by the Buyer Subsidiaries (other than shares held in trust accounts or otherwise held for or on behalf of third parties in a fiduciary, custodian or similar capacity where none of Buyer or the Buyer Subsidiaries is the beneficial owner), (C) 280,777 shares of Buyer Common Stock are reserved for issuance under the FTD Companies, Inc. Incentive Compensation Plan (the “Buyer Stock Plan”) and (D) 388,408 shares of Buyer Common Stock are reserved for issuance under the FTD Companies, Inc. Amended and Restated 2013 Employee Stock Purchase Plan. As of the date hereof, (i) 388,952 shares of Buyer Common Stock are subject to issuance pursuant to the exercise of options to purchase Buyer Common Stock (“Buyer Options”) outstanding under the Buyer Stock Plan and (ii) there are 578,640 shares of Buyer Common Stock reserved for issuance upon the settlement of restricted stock units granted under the Buyer Stock Plan (“Buyer Stock Award”).  As of the date hereof, zero (0) shares of Buyer Preferred Stock are issued and outstanding.

4.3.2                                                         As of July 29, 2014, except for Buyer Options issued under the Buyer Stock Plan to purchase 388,952 shares of Buyer Common Stock in the aggregate and 578,640 shares of Buyer Stock Award in the aggregate, there are no options, warrants or other rights to acquire capital stock or other Equity Interests of Buyer or any Buyer Subsidiary, or securities convertible into or exchangeable for capital stock or other Equity Interests of Buyer or any Buyer Subsidiary, or other rights, instruments or obligations which derive value based upon Buyer Common Stock but are not settled solely in shares of Buyer Common Stock.  Since July 29, 2014, and through the date of this Agreement, Buyer has not issued any shares of its capital stock or other Equity Interests or securities convertible into or exchangeable or exercisable for capital stock or other Equity Interests of Buyer, other than Buyer Options issued pursuant to the Buyer Stock Plan, shares pursuant to exercise of Buyer Options, and shares of Buyer Stock Award.  The shares of Restricted Stock to be issued at the Closing, when issued as contemplated herein, will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

4.3.3                                                         Except with respect to the Buyer Options, the shares of Buyer Stock Award, the Buyer Stock Plan and the related grant agreements, there are no outstanding Rights with respect to Buyer or any of the Buyer Subsidiaries.  Each outstanding share of capital stock of each Buyer Subsidiary is duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

Section 4.4                                   Authority.

Buyer has requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to Buyer Stockholder Approval, to consummate the transactions contemplated by this Agreement to be consummated by Buyer.  The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Buyer and no vote of the holders of any class or series of capital stock or other Equity Interests of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than the Buyer Stockholder Approval. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller and the Company, constitutes a legally valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at Law.

Section 4.5                                   No Conflict; Required Filings and Consents.

4.5.1                                                         The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer will not, (A) conflict with or violate any provision of the Buyer Charter or the Buyer Bylaws, (B) assuming that all consents, approvals, authorizations and permits described in Section 4.5.1 have been obtained and all filings and notifications described in Section 4.5.1 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Buyer or any Buyer Subsidiary or by which any property or asset of Buyer or any Buyer Subsidiary is bound or (C) except as set forth in Section 4.5.1 of the Buyer Disclosure Schedule, result in any breach of, or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a lien or other encumbrance (other than Permitted Liens) on any property or asset of Buyer or any Buyer Subsidiary pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, Buyer Permit or other legally binding obligation to which Buyer or any Buyer Subsidiary is party, except, as to clauses (B) and (C), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to, individually or in the aggregate, materially and adversely affect Buyer.

4.5.2                                                         The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, require any Governmental Authorizations, except as may be required under the Exchange Act, the Securities Act, any applicable Blue Sky Laws or the Antitrust Laws.

Section 4.6                                   Permits; Compliance with Law.

Each of Buyer and each Buyer Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority, to the knowledge of the Buyer, necessary for Buyer and each Buyer Subsidiary to own, lease and operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Buyer Permits”), and all such Buyer Permits are valid, and in full force and effect, except where the failure to be in possession of, the suspension or cancellation of, failure to be valid or in full force and effect of, any of the Buyer Permits has not, and would not reasonably be expected to, individually or in the aggregate, materially and adversely affect Buyer or any Buyer Subsidiary.  Since December 31, 2010, Buyer and each Buyer Subsidiary has conducted its respective business in all material respects in accordance with any Law applicable to Buyer or any Buyer Subsidiary or by which any property or asset of Buyer or any Buyer Subsidiary is bound or any Buyer Permits.  Since December 31, 2010, neither Buyer nor any Buyer Subsidiary has received any written notification or communication from any Governmental Authority asserting that any of Buyer or any Buyer Subsidiary is not in compliance with any Laws, initiating any proceeding or, to the knowledge of Buyer, threatening an investigation into the business or operations of Buyer or any Buyer Subsidiary.

Section 4.7                                   SEC Filings; Financial Statements; Other Reports.

4.7.1                                                         Buyer has filed all registration statements, information statements, prospectuses, forms, reports, definitive proxy statements, schedules and other documents required to be filed with the SEC by it under the Securities Act or the Exchange Act, as the case may be, from and after November 1, 2013 (collectively, the “Buyer SEC Filings”).  Each Buyer SEC Filing, (A) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto prior to the date hereof, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented prior to the date hereof, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  No Buyer Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

4.7.2                                                         Each of the principal executive officer of Buyer and the principal financial officer of Buyer (or each former principal executive officer of Buyer and each former principal financial officer of Buyer, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Buyer SEC Filings.

4.7.3                                                         Except as has not had, individually or in the aggregate, a Buyer Material Adverse Effect, Buyer maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances to Buyer and the Buyer Board (A) that transactions of Buyer and the Buyer Subsidiaries are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (B) that receipts and expenditures of Buyer and the Buyer Subsidiaries are made only in accordance with the authorizations of management and the Buyer Board and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Buyer’s assets that would have an effect on Buyer’s financial statements.  The books and records of Buyer and the Buyer Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.

4.7.4                                                         Except as has not had, individually or in the aggregate, a Buyer Material Adverse Effect, Buyer has not received any written notification from its outside auditors of any (A) “significant deficiency” or (B) “material weakness” in Buyer’s internal controls over financial reporting on or after January 1, 2013.  To the knowledge of Buyer, there is no outstanding “significant deficiency” or “material weakness” (in each case, as defined by Public Company Accounting Oversight Board rule) that has not been appropriately and adequately remedied by Buyer.

4.7.5                                                         Each of the consolidated financial statements (including any notes thereto) contained in the Buyer SEC Filings, as amended, supplemented or restated, if applicable prior to the date hereof, was prepared in accordance with GAAP applied (in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each of such consolidated financial statements, presented fairly, in all material respects, the consolidated financial position, results of operations, comprehensive income (as required by GAAP), changes in stockholders’ equity, and cash flows of Buyer and the consolidated Buyer Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

4.7.6                                                         Except as and to the extent set forth (A) on the consolidated balance sheet of Buyer and the consolidated Buyer Subsidiaries as of December 31, 2013, included in Buyer’s annual report filed on Form 10-K for the year ended December 31, 2013, including the notes thereto, or (B) in the Buyer SEC Filings filed after December 31, 2013, none of Buyer or any consolidated Buyer Subsidiary had at the relevant balance sheet date, any liabilities or obligations that would be required to be reflected or reserved against on a balance sheet (or in the notes thereto) prepared in accordance with GAAP and none have arisen since such date, except, in each case, for liabilities or obligations (i) incurred in connection with the transactions contemplated hereby, (ii) incurred in the Ordinary Course of Business since January 1, 2014 or (iii) that have not had, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.8                                   Proxy Statement.

4.8.1                                                         The Proxy Statement, and any amendments or supplements thereto, that Buyer is responsible for filing at (A) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first made publicly available to the stockholders of Buyer and (B) the time of the Buyer Meeting will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Law.

4.8.2                                                         The representations and warranties contained in this Section 4.8 will not apply to the failure of the Proxy Statement to comply as to form as a result of, or statements or omissions included therein based upon, information supplied to Buyer by or on behalf of Seller or the Company.

Section 4.9                                   Absence of Certain Changes or Events.

Since December 31, 2013, except as (A) disclosed in the Buyer SEC Filings filed after December 31, 2013, and prior to the date of this Agreement (but disregarding disclosures contained under the heading “Risk Factors,” or disclosures set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), or (B) contemplated by this Agreement, there has not been (i) a Buyer Material Adverse Effect or (ii) any action taken by Buyer or any Buyer Subsidiary during the period from December 31, 2013 through the date of this Agreement that would have required Seller’s consent if Buyer had been subject to Section 5.2 at such time.

Section 4.10                            Employee Benefit Plans.

4.10.1                                                  Section 4.10.1 of  the Buyer Disclosure Schedule sets forth a true and complete list of each Buyer Benefit Plan.  “Buyer Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, and any other plan, policy, program, practice, agreement (excluding employment agreements and offer letters with employees entered into in the Ordinary Course of Business, and agreements with consultants or contractors that are not cancelable without penalty or further payment and without more than 30 days’ notice), understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant of Buyer or any Buyer Subsidiary (or to any dependent or beneficiary thereof), which is maintained, sponsored or contributed to by Buyer or any Buyer Subsidiary, or under which Buyer or any Buyer Subsidiary has any actual or contingent obligation or liability, including all incentive, bonus, deferred compensation, cafeteria, medical, disability, severance, stock purchase or equity based compensation plans, policies or programs.

4.10.2                                                  Buyer has delivered or made available to the Company true and complete copies of (A) each material Buyer Benefit Plan, (B) any amendments thereto, (C) the related summary plan description (together with all summaries of material modifications) and prospectus, if any, (D) each related trust or custodial agreement, (E) each deposit administration, group annuity, insurance or other funding agreement associated with each Buyer Benefit Plan, (F) the most recent actuarial reports relating to post-employment benefits and (G) the most recent 5500 annual return for any Buyer Benefit Plan that files such returns.

4.10.3                                                  Each Buyer Benefit Plan has been administered in all respects in accordance with its terms and all applicable Laws, including ERISA and the Code.

4.10.4                                                  Each Buyer Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter or notification, advisory or opinion letter, as applicable, from the IRS as to its qualified status and, to Buyer’s knowledge, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Buyer Benefit Plan.  There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Buyer Benefit Plan that would result in liability to Buyer.  No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Buyer, is threatened against or with respect to any Buyer Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

4.10.5                                                  No Buyer Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA).  Neither Buyer nor any Buyer Subsidiary has incurred any liability under Title IV of ERISA which has not been satisfied in full.  No event has occurred, and no condition or circumstance exists that, alone or together with any other event, condition or circumstance, would result in any liability under Title IV of ERISA being imposed upon Buyer or any Buyer Subsidiary as a result of the transactions contemplated by this Agreement.

4.10.6                                                  Buyer has no unfunded liabilities in connection with any of Buyer Benefit Plans that are not appropriately reflected in the Buyer’s financial statements in accordance with GAAP.  All contributions, premium payments and other payments due from Buyer or any Buyer Subsidiary to or under Buyer Benefit Plans have been paid or deposited, as applicable, in a timely manner.

4.10.7                                                  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, alone or in connection with any other event (including any termination of employment or service), (A) result in any payment or benefit becoming due under any Buyer Benefit Plan, (B) increase any payments or benefits otherwise payable under any Buyer Benefit Plan, (C) result in the acceleration of the time of payment or vesting of any payments or benefits under any Buyer Benefit Plan to any extent, or (D) result in the forgiveness in whole or in part of any outstanding loans made by Buyer or any Buyer Subsidiary to any person.

4.10.8                                                  No amount that would be received from any Buyer Benefit Plan (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement (whether alone or together with any other event or circumstance) by any employee, officer or director of the Buyer or any Buyer Subsidiary who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

4.10.9                                                  Except as required by Law, no Buyer Benefit Plan provides any post-employment medical or life insurance benefits.

4.10.10                                           Buyer and each applicable Buyer Subsidiary has reserved all rights necessary to amend or terminate each of the Buyer Benefit Plans that provide health and/or welfare benefits without the consent of any other person or entity and without any liability other than for benefit claims owed with respect to the period prior to the date of termination.

4.10.11                                           Each Buyer Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been maintained, operated and administered in good faith compliance under published guidance under Section 409A of the Code in terms of both operation and documentation.  No Buyer Benefit Plan provides any individual with an indemnity, a “gross up” or any similar payment or right in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.

Section 4.11                            Labor and Other Employment Matters.

Buyer and each Buyer Subsidiary is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours.  Neither Buyer nor any Buyer Subsidiary is, or has been within the past three years, a party to a collective bargaining agreement and no labor union has been certified to represent any employee or Buyer or any Buyer Subsidiary, or has applied to represent or is attempting to organize so as to represent such employees.  There is no pending or, to the knowledge of Buyer, threatened work stoppage, slowdown or labor strike against Buyer or any Buyer Subsidiary.

Section 4.12                            Material Contracts.

4.12.1                                                  Except for Contracts set forth on the “Exhibit Index” included in Buyer’s Form 10-K for the year ended December 31, 2013 or the Buyer SEC Filings filed before the date of this Agreement, as of the date of this Agreement, neither Buyer nor any Buyer Subsidiary, nor any of their respective assets, properties, businesses or operations is a party to, bound or affected by, or receives benefits under any Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (a “Buyer Material Contract”).

4.12.2                                                  Each Buyer Material Contract is in full force and effect and is the legal, valid and binding obligation of Buyer or Buyer Subsidiary which is party thereto, and, to the knowledge of Buyer, of the other parties thereto enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Section 4.12 of the Buyer Disclosure Schedule, continue in full force and effect.  Neither the Buyer nor any Buyer Subsidiary is in default under any Buyer Material Contract, nor, to Buyer’s knowledge, is any other party to any Buyer Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default on the part of Buyer or any Buyer Subsidiary or any other party thereunder.  No party to any of the Buyer Material

Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any Buyer Material Contract.  Seller has been given access to a true and correct copy of all written Buyer Material Contracts, together with all amendments, waivers or other changes thereto, and Buyer has provided Seller with written summaries of all oral Buyer Material Contracts.

Section 4.13                            Litigation.

4.13.1                                                  Section 4.13.1 of the Buyer Disclosure Schedule sets forth a list of all Litigation as of the date of this Agreement (A) to which Buyer or any Buyer Subsidiary is a party and (B) involves a claim against Buyer or a Buyer Subsidiary for damages in excess of $1,000,000 or for injunctive or other similar equitable relief. Section 4.13.1 of the Buyer Disclosure Schedule sets forth a list of all outstanding judgments, orders, writs, injunctions or decrees as of the date of this Agreement to which Buyer or any Buyer Subsidiary or any of their Assets is subject.

4.13.2                                                  As of the date of this Agreement, to the knowledge of Buyer, there is no Litigation threatened, nor, to the knowledge of Buyer, is there any investigation pending, in each case, against Buyer or any Buyer Subsidiary.

Section 4.14                            Environmental Matters.

4.14.1                                                  Each of Buyer and each Buyer Subsidiary is and, since December 31, 2013, has been in compliance with applicable Environmental Laws and hold all Environmental Permits necessary to conduct their current operations.

4.14.2                                                  None of Buyer or any Buyer Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with or Liability under Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of or exposure to Hazardous Materials and no investigation, Litigation or other proceeding is pending or, to the knowledge of Buyer, threatened in writing with respect thereto.

4.14.3                                                  To the knowledge of Buyer, there is currently no contamination from Hazardous Materials on any real property currently or previously owned, leased or operated by Buyer or any Buyer Subsidiary, including any real property that Buyer or any Buyer Subsidiary is the beneficial owner of as trustee, that requires cleanup, remediation or any other type of response action by Buyer or any Buyer Subsidiary pursuant to any Environmental Law or contractual obligation.

Section 4.15                            Intellectual Property.

4.15.1                                                  (A) each of Buyer and the Buyer Subsidiaries owns or possesses valid rights to use all Intellectual Property necessary to conduct the business of Buyer and the Buyer Subsidiaries as is currently conducted, and (B) (i) during the past four years, Buyer has not received any written complaint, demand or notice alleging that Buyer or any Buyer Subsidiary has infringed upon or misappropriated any Intellectual Property right of any third party in connection with the operation of their business, there is no suit, claim, action or proceeding pending or, to the knowledge of Buyer, threatened alleging that Buyer or any Buyer Subsidiary has infringed upon or misappropriated any Intellectual Property right of any third party in connection with the operation of their business, and (ii) to Buyer’s knowledge, no third party is currently infringing or misappropriating Intellectual Property owned by Buyer or any Buyer Subsidiary.  None of the Buyer Owned IP is the subject of any order, decree or injunction of any Governmental Authority, and neither Buyer nor any Buyer Subsidiary has been subject to any order, decree or injunction of any Governmental Authority in respect of any other person’s Intellectual Property.

4.15.2                                                  To the knowledge of the Buyer, the operation of the business of the Buyer and Buyer Subsidiaries as currently conducted by Buyer or any part thereof, does not and will not infringe, misappropriate, dilute, violate or otherwise conflict with any Intellectual Property right of any other person.

4.15.3                                                  To the knowledge of Buyer, all data and personal information used or maintained by the Buyer and/or the Buyer Subsidiaries have been collected, maintained, used and transferred in all respects in accordance with the Buyer’s and/or Buyer Subsidiaries’ applicable data protection and privacy principles and policies.  All such data protection and privacy principles and policies are designed and administered in all respects in accordance with applicable Laws.  Except as set forth in Section 4.15.3 of the Buyer Disclosure Schedule, the Buyer and/or the Buyer Subsidiaries have not within the past three years initiated an investigation for any claim based on the loss of or unauthorized disclosure or transfer of personal data or information, and, to the knowledge of Buyer, no facts or circumstances exist that might give rise to such a claim.

4.15.4                                                  To the knowledge of Buyer, no director, officer, stockholder, employee, consultant, contractor, agent or other representative of Buyer or any Buyer Subsidiary owns or claims any rights in (nor has any of them made application for) any Buyer Owned IP.

4.15.5                                                  Buyer has entered into confidentiality and nondisclosure agreements with all of its directors, officers, employees, consultants, contractors and agents and any other person with access to the confidential Buyer Owned IP, including the trade secrets therein, to protect the confidentiality and value thereof, and, to the knowledge of Buyer, there has not been any breach by any of the foregoing to any such agreement.  Buyer and Buyer Subsidiaries have taken commercially reasonable measures at least commensurate with industry standards to maintain the confidentiality thereof and in each such case using not less than a reasonable degree of care under the circumstances.

4.15.6                                                  Buyer owns or has a valid right to access and use all Buyer IT Systems.  The Buyer IT Systems (A) are adequate for, and operate and perform in all respects as required in connection with, the operation of the business of Buyer as currently conducted, and (B) do not, to the knowledge of Buyer, contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that are specifically designed to maliciously (i) disrupt or adversely affect the functionality of any Buyer IT Systems, except as disclosed in their documentation, or (ii) enable or assist any person to access without authorization any Buyer IT Systems.

4.15.7                                                  Buyer has taken reasonable steps in accordance with normal industry standards to secure the Buyer IT Systems from unauthorized access or use by any person, and to ensure the continued, uninterrupted, and error-free operation of the Buyer IT Systems, including employing security, maintenance, disaster recovery, redundancy, backup, archiving, and virus or malicious device scanning/protection measures in accordance with normal industry standards.  To the knowledge of Buyer, no person has gained unauthorized access to any Buyer IT Systems.

Section 4.16                            Assets and Properties.

Each of Buyer and the Buyer Subsidiaries has good (and with respect to real estate, marketable) title to, or a valid leasehold interest in, as applicable, all of its owned or leased real property (including all rights, title, privileges and appurtenances pertaining or relating thereto) free and clear of any and all liens, except for Permitted Liens and for liens, defects or failures to be in full force and effect which do not in the aggregate detract from the value of such property or assets or impair the use thereof in the operation of the business of Buyer or any Buyer Subsidiary.  Each of Buyer and the Buyer Subsidiaries has title to, or a valid leasehold interest in, as applicable, all personal property necessary to operate their respective businesses free and clear of any and all liens, except for Permitted Liens and for liens, defects or failures to be in full force and effect which do not detract from the value of such property or assets or impair the use thereof in the operation of the business of Buyer or any Buyer Subsidiary.  Such personal property and owned or leased property are in good operating condition and repair, ordinary wear and tear and commercially reasonable deferred maintenance excepted, and except for such failures to be in good operating condition and repair which would not reasonably be expected to impair the use thereof in the operation of the business of Buyer or any Buyer Subsidiary.

Section 4.17                            Taxes.

4.17.1                                                  Except as set forth in Section 4.17.1 of the Buyer Disclosure Schedule, (A) all Tax Returns required to be filed with any Taxing Authority by or on behalf of Buyer and each Buyer Subsidiary (including any consolidated, combined, unitary or affiliated Tax group Tax Returns of which  Buyer or any Buyer Subsidiary is or has been a member) have been timely filed  (taking into account any extension of time within which to file); (B) all such Tax Returns were complete and correct and have been prepared in substantial compliance with applicable Law; and (C) all Taxes due and payable by Buyer and each Buyer Subsidiary have been timely paid  (whether or not such Taxes were shown on any Tax Return to be due).  Section 4.17.1 of the Buyer Disclosure Schedule sets forth all jurisdictions in which Buyer and/or the Buyer Subsidiaries are currently required to file any Income Tax Returns.

4.17.2                                                  Except as set forth in Section 4.17.2 of the Buyer Disclosure Schedule, (A) no outstanding written claim has been received, and no audit, action, suit, nexus inquiry or proceeding is in progress, against or with respect to the Buyer or any Buyer Subsidiary in respect of any Tax; and (B) all deficiencies, assessments or proposed adjustments asserted against Buyer or any Buyer Subsidiary, directly or by reason of inclusion in a consolidated, combined, unitary or affiliated Tax group, by any Taxing Authority have been paid or fully and finally settled.

4.17.3                                                  Except as set forth in Section 4.17.3 of the Buyer Disclosure Schedule, neither Buyer nor any Buyer Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.

4.17.4                                                  There are no Tax liens upon any property or assets of Buyer or any Buyer Subsidiary, except for Permitted Liens.

4.17.5                                                  Except as set forth in Section 4.17.5 of the Buyer Disclosure Schedule, neither Buyer nor any Buyer Subsidiary (A) has been a member of an affiliated, combined, consolidated or unitary Tax group since January 1, 2009 for purposes of filing any Tax Return, other than a group of which Buyer or any of its Subsidiaries was the common parent (a “Buyer Affiliated Group”), (B) has any liability for Taxes of any person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law (other than any liability arising from membership in a Buyer Affiliated Group) or as a transferee or successor, or (C) is a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement (other than commercial agreements the primary purpose of which does not relate to Taxes).

4.17.6                                                  Buyer and each Buyer Subsidiary have complied with all applicable Laws relating to the payment and withholding of any Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any Federal, state, local or foreign Laws) and have, within the time and in substantial compliance with the manner prescribed by applicable Law, withheld from employee wages and paid over to the proper Taxing Authority all amounts required to be so withheld and paid over under applicable Law.

4.17.7                                                  Except for the distribution of all of Buyer’s stock by United Online, Inc. to its stockholders effected on November 1, 2013, none of Buyer, the Buyer Subsidiaries, or their respective predecessors has been the “distributing corporation” or “controlled corporation” (as such terms are defined in Section 355 of the Code) with respect to a distribution of stock described in or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code (A) within the two-year period ending as of the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

4.17.8                                                  Except as set forth in Section 4.17.8 of the Buyer Disclosure Schedule, no written claim or nexus inquiry has been received by Buyer or any Buyer Subsidiary from a Taxing Authority in a jurisdiction where Buyer or such Buyer Subsidiary does not file a Tax Return asserting that Buyer or such Buyer Subsidiary is or may be subject to taxation by that jurisdiction.

4.17.9                                                  Neither Buyer nor any Buyer Subsidiary is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.17.10                                           Except as set forth in Section 4.17.10 of the Buyer Disclosure Schedule, neither Buyer nor any Buyer Subsidiary will be required to include any material amount of income in taxable income for any Post-Closing Tax Period (A) under Section 481(c) of the Code (or any comparable provision of Law) as a result of a change in method of accounting made prior to the Closing, (B) pursuant to any installment sale or other open transaction disposition occurring prior to the Closing, (C) as a result of an election under Section 108(i) of the Code made prior to the Closing in connection with any indebtedness of Buyer or any Buyer Subsidiary which is discharged, (D) as a result of any prepaid amount received prior to the Closing, or (E) pursuant to the provisions of any agreement entered into prior to the Closing with any Taxing Authority with regard to any Tax liability of Buyer or any Buyer Subsidiary.

4.17.11                                           Neither Buyer nor any Buyer Subsidiary has participated in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

4.17.12                                           Except as set forth in Section 4.17.12 of the Buyer Disclosure Schedule, none of the Buyer Subsidiaries is a “controlled foreign corporation” as defined in Section 957 of the Code.

4.17.13                                           Neither Buyer nor any Buyer Subsidiary has ever participated in an international boycott within the meaning of Section 999 of the Code.

4.17.14                                           Section 4.17.14 of the Buyer Disclosure Schedule sets forth each Tax ruling, Tax holiday or abatement and  other agreement with any Taxing Authority with respect to Taxes of Buyer or the Buyer Subsidiaries which will (i) remain in effect following the Closing or (ii) terminate as a result of the transactions contemplated by this Agreement with respect to Buyer or any Buyer Subsidiary; Buyer and the Buyer Subsidiaries are in substantial compliance with each such Tax ruling, Tax holiday and other agreement.

4.17.15                                           The Buyer and its Subsidiaries are and have been in compliance with applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices of the Buyer and its Subsidiaries.

4.17.16                                           Section 4.17.16 of the Buyer Disclosure Schedule contains a true and complete list for the current Tax year and each of the previous three Tax years of (i) each country (other than the United States) in which Buyer or any Buyer Subsidiary has or had a permanent establishment, as defined in any applicable Tax treaty or convention between the United States and such foreign country; and (ii) each country (other than the United States) within which Buyer or any Buyer Subsidiary is currently or was previously engaged in a trade or business for tax purposes under applicable Law.

4.17.17                                           The Buyer and the Buyer Subsidiaries have timely filed, or caused to be timely filed, all reports, statements, information returns or declarations required by any abandonment or unclaimed property, escheat and similar Law.  All amounts due to any Governmental Authority under any abandonment or unclaimed property, escheat or similar Law have been timely remitted by Buyer or the Buyer Subsidiaries.

4.17.18                                           Buyer and its Subsidiaries and Affiliates do not have any plan or intention to (A) liquidate the Company for U.S. federal income tax purposes, (B) cause the Company to make an election or take any other action to be classified as a partnership or as a disregarded entity within the meaning of Section 301.7701-3 of the Treasury Regulations for U.S. federal income tax purposes, (C) merge the Company with or into Buyer or any Subsidiary or Affiliate of Buyer, or (D) take any other action following the Closing that would reasonably be expected, if treated as part of the same plan with the Transaction, to cause the Transaction to qualify as a reorganization under Section 368(a) of the Code.

Section 4.18                            Vote Required.

The affirmative vote of the holders of a majority of the shares of Buyer Common Stock present in person or represented by proxy at the Buyer Meeting (the “Required Buyer Stockholders”) is necessary to approve the Stock Issuance (the “Buyer Stockholder Approval”).

Section 4.19                            Brokers.

No broker, investment banker, financial advisor or other person (other than Moelis & Company) is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission from Buyer or any Buyer Subsidiary in connection with the transactions contemplated by this Agreement.

Section 4.20                            Investigation by Buyer; Limitation on Warranties.

Buyer has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and technology of the Company and acknowledges that Buyer has been provided access to personnel, properties, premises and records of the Company for such purposes.  In entering into this Agreement, except as expressly provided herein, Buyer has relied solely upon its independent investigation and analysis of the Company and Buyer acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller, the Company or any of their respective directors, officers, stockholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

Section 4.21                            Board Recommendation.

The Buyer Board has effected by resolution the Buyer Recommendation (as defined below), which recommendation remains in effect.

Section 4.22                            Buyer Resolution.

Prior to the date hereof, the Buyer Board has duly adopted a resolution in the form attached hereto as Exhibit A.

Section 4.23                            No Takeover Defenses Implemented.

No Stockholder Rights Provision (as defined in the Investor Rights Agreement) is in effect.

Section 4.24                            Financing.

4.24.1                                                  Buyer has delivered to Seller true and complete fully executed copies of the commitment letter, dated as of the date hereof, among Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Bank, National Association, and Wells Fargo Securities, LLC, including all exhibits, schedules, annexes and amendments to such agreement in effect as of the date of this Agreement (other than fee letters), and excerpts of those portions of each fee letter associated therewith that contain any conditions to funding or “flex” provisions or other substantive provisions (excluding provisions related solely to fees and economic terms agreed to by the parties) regarding the terms and conditions of the financing to be provided thereby (collectively, the “Commitment Letter”), pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Buyer), have severally agreed and committed to provide the debt financing set forth therein (the “Debt Financing”).

4.24.2                                                  The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement and the respective commitments contained in the Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement.  As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Buyer and, to the knowledge of Buyer, the other parties thereto (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at Law).

4.24.3              There are no conditions precedent, “flex” provisions or other substantive provisions (excluding provisions related solely to fees and economic terms agreed to by the parties) regarding the terms and conditions of the Debt Financing other than as expressly set forth in the Commitment Letter.

4.24.4              Subject to the terms and conditions of the Commitment Letter and assuming the accuracy in all material respects of the representations and warranties in Article 3 of this Agreement, and assuming compliance by Seller and the Company in all material respects with all of their respective covenants contained in this Agreement, after giving effect to the Debt Financing, the financial resources of Buyer including cash on hand and the proceeds of loans under existing revolving credit facilities of Buyer on the Closing Date, will, in the aggregate, be sufficient for the satisfaction of Buyer’s obligations pursuant to Article 1 and Article 2, and of all fees and expenses reasonably expected to be incurred in connection herewith.

4.24.5              As of the date of this Agreement, (A) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), in each case, on the part of Buyer or, to the knowledge of Buyer, any other party to the Commitment Letter, under the Commitment Letter, and (B) assuming the accuracy in all material respects of the representations and warranties contained in Article 3 hereof, and the compliance by Seller and the Company in all material respects with all of their respective covenants contained in this Agreement, Buyer believes that the conditions to the Debt Financing will be satisfied and that the Debt Financing and any other funds necessary for the satisfaction of all of Buyer’s obligations under this Agreement and of all fees and expenses reasonably expected to be incurred in connection herewith will be available to Buyer on or prior to the Closing Date. Buyer has fully paid all fees required to be paid prior to the date of this Agreement pursuant to the Commitment Letter.

Article 5.

COVENANTS

Section 5.1                                   Conduct of Business by Seller and the Company Pending the Closing.

5.1.1                     Seller and the Company agree that, between the date of this Agreement and the Closing, except as set forth in Section 5.1.1 of the Company Disclosure Schedule, as required by any other provision of this Agreement, including Section 5.20, or as required by applicable Law or Governmental Authority, unless Buyer shall otherwise agree in writing (which shall not unreasonably be conditioned, withheld or delayed), the Company will, and will cause each Company Subsidiary to, and Seller will cause all of the foregoing to:

5.1.1.1                       conduct its operations in the Ordinary Course of Business;

5.1.1.2                       use its reasonable best efforts to preserve the present business operations, organization (including key employees), goodwill, the present relationships with persons having business dealings with it (including material customers and material suppliers);

5.1.1.3                       maintain, in all material respects, the assets and properties of, or used by, it in their current condition, ordinary wear and tear excepted, and maintain insurance upon all of its properties and assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement; and

5.1.1.4                       comply in all material respects with all applicable Laws.

5.1.2                                                         Without limiting the foregoing, except as set forth in Section 5.1.2 of the Company Disclosure Schedule, as required by any other provision of this Agreement, including Section 5.20, or as required by applicable Law or a Governmental Authority, the Company shall not, and shall not permit any Company Subsidiary to, and Seller shall not permit any of the foregoing to, and Seller shall not with respect to the Company or any Company Subsidiary, between the date of this Agreement and the Closing, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Buyer (which consent shall not unreasonably be withheld or delayed): (A) issue or sell any capital stock or other Equity Interests of the Company or any Company Subsidiary; (B) issue or sell any securities convertible into, or options with respect to, warrants to purchase or rights to subscribe for any shares of the Company’s or any Company Subsidiary’s capital stock; (C) effect any recapitalization, reclassification, stock dividend, stock split or like change in the Company’s or any Company Subsidiary’s capitalization; (D) amend the Company’s or any Company Subsidiary’s certificate or articles of incorporation or bylaws (or equivalent organizational document); (E) make any redemption or purchase of any shares of the Company’s or any Company Subsidiary’s capital stock; (F) make any distributions of assets other than cash (whether payable in property or securities) with respect to any shares of the Company’s or any Company Subsidiary’s capital stock; provided, however that notwithstanding anything to the contrary in this Section 5.1.2, the Company and the Company Subsidiaries are permitted to pay cash dividends or otherwise distribute cash to Seller and its Subsidiaries (G) liquidate, wind up or dissolve (or suffer any liquidation or dissolution); (H) increase in any manner the compensation of, or enter into any new or amended compensatory agreement or arrangement with, any of the directors, officers, employees, consultants or independent contractors of the Company or any Company Subsidiary if such increase or new or amended compensatory agreement or arrangement could result in such individual’s annual compensation increasing by more than 1% of such individual’s annual compensation in effect on the date hereof except, in each case, (1) as required by an a Company Benefit Plan as in effect on the date hereof or (2) salary increases consistent with past practice in respect of promotions of employees below the level of “Director” (including after giving effect to such promotion); (I) pay or agree to pay any pension, retirement allowance or other employee benefit to any such individual, whether past or present, except, in each case, as required by a Company Benefit Plan as in effect on the date hereof or as made in the Ordinary Course of Business; (J) enter into any new or amended severance or similar compensation agreement with any such individual; provided, that this clause (J) shall not restrict severance payments to terminated employees in the Ordinary Course of Business pursuant to any Company Benefit Plan in existence as of the date hereof and subject to the execution of a release; (K) otherwise amend an existing employee benefits plan, or collective bargaining agreement, if such amendment could result in increased costs to the Company or enter into a new employee benefits plan, collective bargaining agreement, or make any commitment or incur any liability to any labor organization if such action could result in increased annual costs to the Company of more than $50,000 (aggregated after taking into account all such actions); (L) other than in the Ordinary Course of Business, or as required by an existing Contract as in effect on the date hereof to which the Company or any Company Subsidiary is a party, (i) hire any individual to be a director, officer, employee, consultant or independent contractor of the Company or any Company Subsidiary or (ii) terminate any director, officer, employee, consultant or independent contractor of the Company or any Subsidiary, other than terminations for cause (as determined by the Company); (M) establish or take any actions to continue any bonus plan or arrangement for a performance period occurring on or after the Closing; (N) sell, lease, transfer or otherwise dispose of any of their material assets outside the Ordinary Course of Business (other than sales of inventory or sales or other dispositions of obsolete assets or assets with no book value); (O) incur or assume any funded Indebtedness, other than short term indebtedness for borrowed money in the Ordinary Course of Business, or create or permit to exist any new Lien on any of their assets except for Permitted Liens and Liens which will be released and Indebtedness to be extinguished prior to or at the Closing; (P) make any capital expenditures, or make any new commitments for capital expenditures, in either case which are not a part of the current annual operating plan furnished to Buyer; (Q) make any operating expenditures, or make any new binding commitments for operating expenditures, in either case (i) in excess of $500,000 in the aggregate and (ii) which are not otherwise a part of the current annual operating plan furnished to Buyer and (iii) which are not required by any Material Contract; (R) fail to pay any material Tax or fail to file any material Tax Return in each case when due (taking into account any applicable extensions), except where the non-payment of any such Tax or non-filing of any such Tax Return is being diligently contested in good faith by appropriate proceedings and for which there has been an adequate accrual according to GAAP; (S) (i) materially change any Tax accounting period or method or make any material change in Tax reporting or accounting principles, practices or policies, including with respect to (a) depreciation or amortization policies or rates or (b) the payment of accounts payable or the collection of accounts receivable, (ii) settle or compromise any material Tax liability, claim or assessment or enter into any closing agreement (other than with respect to any Tax matters related to a Seller Consolidated Tax Return), (iii) make, change or rescind any Tax election that could have a material impact with respect to Taxes, (iv) amend any Tax Return, (v) surrender any right to claim a refund of any material amount of Taxes or (vi) consent to an extension or waiver of an applicable statute of limitations with respect to Tax; (T) permit the Company or any Company Subsidiary to enter into or agree to enter into any merger or consolidation with, any corporation or other entity, or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other person; (U) enter into any Contract or agreement or commitment which materially restrains, restricts, limits or impedes the ability of the Company or any Company Subsidiary to compete with or conduct any of its respective businesses in any geographic area; (V) cancel or compromise any debt or claim or waive or release any material right of the Company or any Company Subsidiary; (W) permit the Company or any Company Subsidiary to make any investments in or loans to, or enter into or modify any Contract with Seller or any Affiliate of Seller other than the Company or any Company Subsidiary, except for matters contemplated by Section 5.20; (X) amend or extend any Real Estate Lease; (Y) enter into any Contract if the effect thereof would reasonably be expected to impede or delay the receipt of the Governmental Authorizations required for the consummation of the transactions contemplated by this Agreement; or (Z) agree to do anything prohibited by this Section 5.1.

Section 5.2                                   Conduct of Business by Buyer Pending the Closing.

Buyer agrees that, between the date of this Agreement and the Closing, except as set forth in Section 5.2 of the Buyer Disclosure Schedule, as permitted or contemplated by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of Nasdaq or other Governmental Authority, unless Seller shall otherwise agree in writing (which shall not unreasonably be withheld or delayed), Buyer will, and will cause each Buyer Subsidiary to, (A) conduct its operations in the Ordinary Course of Business, (B) use its reasonable best efforts to preserve the present business operations, organization (including officers and employees), goodwill, the present relationships with persons having business dealings with it (including material customers, material suppliers and key employees) and (C) comply in all material respects with all applicable Laws. Without limiting the foregoing, except as set forth in Section 5.2 of the Buyer Disclosure Schedule, as permitted or contemplated by any other provision of this Agreement or as required by applicable Law, Buyer shall not, and shall not permit any Buyer Subsidiary to, between the date of this Agreement and the Closing, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Company (which consent shall not unreasonably be conditioned, withheld or delayed):

5.2.1                                                         amend its certificate of incorporation or bylaws;

5.2.2                                                         issue or authorize the issuance of any shares of any equity securities of the Buyer of any of its Subsidiaries, including Buyer Common Stock or securities convertible or exchangeable or exercisable for any shares of any equity securities or any of its Subsidiaries, including Buyer Common Stock, or any options, warrants or other rights of any kind to acquire any shares of Buyer Common Stock, other than (A) the issuance of Buyer Options under the Buyer Stock Plan to the employees or directors of Buyer or the Buyer Subsidiaries in connection with compensation and benefits arrangements in the Ordinary Course of Business, (B) without limiting the generality of the preceding clause, the issuance of Buyer Common Stock upon the exercise of previously issued Buyer Options and only such options issued in compliance with Section 5.2.2(A), and (C) the authorization or issuance of the Stock Consideration;

5.2.3                                                         sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of Buyer or any Buyer Subsidiary, except in the Ordinary Course of Business;

5.2.4                                                         declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof), with respect to any of its capital stock;

5.2.5                                                         other than in the case of a wholly owned Buyer Subsidiary, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly (other than in connection with the cashless exercise of Buyer Options), any of its capital stock, other Equity Interests or other securities;

5.2.6                                                         settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

5.2.7                                                         (A) incur, assume or prepay any long-term or short-term debt or issue any debt securities, except for borrowings or prepayments under existing lines of credit in the Ordinary Course of Business and refinancing of existing indebtedness and except for borrowings solely for the purpose of satisfying Buyer’s obligations under Section 2.1.1.1 and on the terms set forth in the Commitment Letter previously provided to Seller; or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other person, except for obligations of Buyer or any wholly owned Buyer Subsidiary incurred in compliance with clause (A);

5.2.8                                                         with respect only to Buyer and any material Buyer Subsidiary, liquidate, wind up or dissolve (or suffer any liquidation or dissolution);

5.2.9                                                         enter into any Contract if the effect thereof would reasonably be expected to impede or delay the receipt of the Governmental Authorizations required for the consummation of the transactions contemplated by this Agreement; or

5.2.10                                                  authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.3                                   Cooperation.

The Parties shall coordinate and cooperate in connection with (A) the preparation and filing of the Proxy Statement and any Other Filings contemplated hereby, (B) determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts or Buyer Material Contracts, in connection with the consummation of the transactions contemplated hereby and (C) seeking to obtain any such actions, consents, approvals or waivers or making any such filings required in connection therewith or any Other Filing; provided, however, that except as expressly provided in Article 6, no such actions, consents, approvals, waivers or filings shall constitute conditions to the Closing.

Section 5.4                                   Proxy; Stockholder Approval.

5.4.1                                                         As promptly as reasonably practicable following the date of this Agreement, Buyer will prepare and file the Proxy Statement. Seller and the Company will cooperate with Buyer in connection with the preparation of the foregoing. Without limiting the generality of the foregoing, Seller and the Company will furnish to Buyer the information relating to the Company required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and any Other Filings required in connection with the transactions contemplated hereby, and shall consent to the inclusion of such information in such filings of Buyer.

5.4.2                                                         Buyer will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. Buyer will use its reasonable best efforts to cause the Proxy Statement to be mailed to Buyer’s stockholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC. Buyer will promptly notify Seller of the receipt of any oral or written comments from the SEC or staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information relating to the Proxy Statement. Buyer will cooperate and provide Seller with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each material amendment or material supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such documents to the SEC, and Buyer and Seller will provide each other with copies of all such filings made and correspondence with the SEC with respect thereto. If at any time prior to the Buyer Meeting, any information should be discovered by any Party which should be set forth in an amendment or supplement to the Proxy Statement, or Other Filing, so that the Proxy Statement, or such Other Filing, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party which discovers such information will as promptly as reasonably practicable notify the other Parties and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be as promptly as reasonably practicable filed by Buyer with the SEC and disseminated by Buyer to Buyer’s stockholders, in the case of the Proxy Statement, or otherwise reasonably addressed, in the case of any Other Filing.

5.4.3                                                         Subject to Section 5.7 hereof, the Proxy Statement shall include the recommendation of the Buyer Board that the approval of the Stock Issuance by the Company’s stockholders pursuant to this Agreement is advisable, fair to and in the best interests of the Company’s stockholders (the “Buyer Recommendation”).

Section 5.5                                   Buyer Stockholders Meeting.

5.5.1                                                         Buyer shall duly call and hold a meeting of its stockholders (including any postponements or adjournments thereof permitted by the fourth sentence of this Section 5.5, the “Buyer Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Buyer Stockholder Approval. Buyer shall, upon the reasonable request of Seller, advise Seller as to the aggregate tally of the proxies received by Buyer with respect to the Buyer Stockholder Approval. Without the prior written consent of Seller, the Buyer Stockholder Approval will be the only matter (other than procedural matters) which Buyer shall propose to be acted upon by the stockholders of Buyer at the Buyer Meeting. Notwithstanding anything to the contrary in the preceding sentence, subject to compliance with Section 5.7, Buyer may only adjourn or postpone the Buyer Meeting on one occasion in the event of a Change Notice (as defined below) resulting from a Buyer Acquisition Proposal or Intervening Event until a date that is up to ten (10) Business Days after the delivery to Seller of a Change Notice; provided, that for avoidance of doubt only one adjournment or postponement may occur with respect to each Buyer Acquisition Proposal or Intervening Event (regardless of any modification, amendment or change, as applicable thereof).

5.5.2                                                         Unless there has been a Buyer Adverse Recommendation Change, Buyer shall take all reasonable lawful action to solicit the Buyer Stockholder Approval.  Notwithstanding anything to the contrary in this Section 5.5, Buyer shall not be required to hold the Buyer Meeting if this Agreement is terminated in accordance with the terms of this Agreement before that meeting is held.

Section 5.6                                   Access to Information; Confidentiality.

5.6.1                                                         Except as otherwise required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any Company Subsidiary is a party, and subject to applicable Law, from the date of this Agreement to the Closing, the Company shall, and shall cause each Company Subsidiary to, and Seller shall cause each of the foregoing to (A) provide to Buyer and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Buyer Representatives”), upon reasonable prior notice to the Company, reasonable access during normal business hours to the officers of the Company and the Company Subsidiaries and to the books and records thereof and (B) furnish as promptly as reasonably practicable such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Buyer or the Buyer Representatives may reasonably request; provided, however, that any such access shall be conducted at a reasonable time, upon reasonable advance notice to the Company and in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or any Company Subsidiary, provided further, that the Company shall not be required to (or to cause any Company Subsidiary to) so afford such access or furnish such information to the extent that doing so would result in the loss of attorney-client privilege or require disclosure of any Seller Consolidated Tax

Return.  Seller and the Company shall furnish to Buyer financial and other pertinent information regarding the Company and the Company Subsidiaries, and request the assistance and cooperation of the Company’s independent accountants and obtain the necessary consents of the Company’s auditors, with respect to the financial information required to be provided by Buyer under any Laws, including as part of any Other Filings.

5.6.2                                                         Except as otherwise required pursuant to any confidentiality agreement or similar agreement or arrangement to which Buyer or any Buyer Subsidiary is a party, and subject to applicable Law, from the date of this Agreement to the Closing, Buyer shall, and shall cause each Buyer Subsidiary to (A) provide to Seller and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Seller Representatives”), upon reasonable prior notice to Buyer, reasonable access during normal business hours to the officers of Buyer and the Buyer Subsidiaries and to the books and records thereof and (B) furnish as promptly as reasonably practicable such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of Buyer and the Buyer Subsidiaries as Seller or the Seller Representatives may reasonably request; provided, however, that any such access shall be conducted at a reasonable time, upon reasonable advance notice to Buyer and in such a manner as not to interfere unreasonably with the operation of any business conducted by Buyer or any Buyer Subsidiary; provided, further, that Buyer shall not be required to (or to cause any Buyer Subsidiary to) so afford such access or furnish such information to the extent that doing so would result in the loss of attorney-client privilege or require disclosure of any Buyer Consolidated Tax Return.

5.6.3                                                         The Company shall provide Buyer with the periodic reports set forth in Section 5.6.3 of the Company Disclosure Schedule.

5.6.4                                                         With respect to the information disclosed pursuant to this Section 5.6, the Parties shall comply with, and cause their respective representatives to comply with, all of their respective obligations under the (i) letter agreement, dated as of February 19, 2014, entered into by Seller and Buyer, (ii) Confidentiality/Antitrust Protocol, dated May 27, 2014, by and among Buyer, the Company and the other parties thereto, (iii) Common Interest, Joint Defense, and Confidentiality Agreement, dated May 27, 2014, by and among Buyer, Seller, the Company and the other parties thereto and (iv) Clean Team Confidentiality Agreement, dated July 3, 2014 between the Company and Buyer (the “Confidentiality Agreements”).

Section 5.7                                   Acquisition Proposals.

5.7.1                                                         Subject to Sections 5.7.2 and 5.7.4, Buyer agrees that it shall not, nor shall it permit or authorize any Buyer Subsidiaries or any of its or their directors or officers to, and shall not authorize or permit any other Buyer Representative to, and shall use its reasonable best efforts to cause each Buyer Representative not to, directly or indirectly, take any action to (A) solicit, initiate or encourage any Buyer Acquisition Proposal, (B) participate in any way in discussions or negotiations with, or furnish any non-public information to, any person with respect to a Buyer Acquisition Proposal other than the transactions contemplated hereby, (C) withhold, withdraw (or not continue to make), qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify) the Buyer Recommendation in a manner adverse to Seller, (D) other than the transactions contemplated hereby, approve, recommend or take any public position (including any position communicated to Buyer’s stockholders or any other person, but not including communications made in internal discussions among Buyer’s management and its advisors) other than “against” any Buyer Acquisition Proposal, or (E) enter into any agreement or letter of intent with respect to any Buyer Acquisition Proposal.  Buyer has previously ceased and caused to be terminated any negotiations with any person (other than the Company and Seller) conducted theretofore by Buyer, the Buyer Subsidiaries or any Buyer Representative with respect to any Buyer Acquisition Proposal, and shall as promptly as reasonably practicable request that the other parties thereto, as promptly as reasonably practicable, return or destroy, subject to the terms of any agreement with such parties, any confidential information previously furnished by Buyer, the Buyer Subsidiaries or the Buyer Representatives thereunder.

5.7.2                                                         Notwithstanding anything to the contrary contained in Section 5.7.1, Buyer or the Buyer Board, as applicable, shall be permitted to:

5.7.2.1                       take and disclose to Buyer’s stockholders a position with respect to any tender or exchange offer by a third party or amend or withdraw such a position complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act in a manner consistent with its other obligations under this Section 5.7; provided that this Section 5.7.2.1 shall not be deemed to permit the Buyer Board to make a Buyer Adverse Recommendation Change or take any actions referred to in Section 5.7.4, except to the extent permitted by Section 5.7.4; or

5.7.2.2                       at any time prior to obtaining the Buyer Stockholder Approval, negotiate or otherwise engage in discussions with, and furnish nonpublic information to, any person in response to an unsolicited written Buyer Acquisition Proposal by such person, if (A) the Buyer Board determines in good faith after consultation with and advice from its financial advisor, that such proposal is reasonably likely to result in a Buyer Superior Proposal, (B) such person executes a confidentiality agreement no less favorable to Buyer than the letter agreement, dated as of February 19, 2014, entered into by Seller and Buyer (an “Acceptable Confidentiality Agreement”) and (C) the Buyer Board determines in good faith after consultation with Buyer’s outside legal counsel that the failure to engage in such negotiation or discussions or provide such information would violate Buyer Board’s fiduciary duties under applicable Law.

5.7.3                                                         Buyer shall (A) notify Seller orally and in writing of the receipt of any Buyer Acquisition Proposal or any Buyer Acquisition Proposal (including the material terms thereof and the identity of the person making it) as promptly as reasonably practicable (but in no case later than 48 hours after its receipt), (B) as promptly as reasonably practicable (but in no case later than 48 hours after its receipt) inform Seller regarding any material changes to the status, terms and details (including amendments or proposed amendments) of such Buyer Acquisition Proposal, (C) deliver to Seller concurrently with the delivery to such person or its representatives a copy of any non-public information as permitted by Section 5.7.2 which has not previously been delivered by Buyer to Seller and (D) keep Seller promptly advised of all changes to the material terms of any Buyer Acquisition Proposal.  Buyer shall (A) notify Seller in writing of the occurrence of any Intervening Event (including a description thereof) as promptly as reasonably practicable (but in no case later than 48 hours after having knowledge that the relevant event or change in circumstances constitutes an Intervening Event) and (B) as promptly as reasonably practicable (but in no case later than 48 hours after having knowledge thereof) inform Seller regarding any material changes to the status and details of such Intervening Event.

5.7.4                                                         Except as otherwise specifically permitted by this Section 5.7.4, neither the Buyer Board nor any committee thereof shall (A) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Seller, the Buyer Recommendation, or (B) approve, recommend or take a public position with respect to, or publicly propose to approve, recommend or take a public position with respect to, any Buyer Acquisition Proposal.  Notwithstanding the foregoing and provided that Buyer has not breached this Section 5.7, prior to the Buyer Stockholder Approval, the Buyer Board shall be permitted to make a Buyer Adverse Recommendation Change, but only if (i) (y) Buyer has received a proposal which the Buyer Board determines in good faith after consultation with its financial advisor constitutes a Buyer Superior Proposal and (z) the Buyer Board determines in good faith after consultation with Buyer’s outside legal counsel that the failure to take such action would violate the Buyer Board’s fiduciary duties under applicable Law (this clause (i), a “Superior Proposal BARC”); or (ii) an event has occurred or is occurring which the Buyer Board determines in good faith (y) after consultation with and advice from its financial advisor constitutes an Intervening Event and (z) after consultation with Buyer’s outside legal counsel that the failure to take such action would violate the Buyer Board’s fiduciary duties under applicable Law (this clause (ii), an “Intervening Event BARC”).  Notwithstanding anything in this Section 5.7 to the contrary, Buyer shall not exercise its right to make a Buyer Adverse Recommendation Change under this Section 5.7.4 unless (a) Buyer shall have delivered to Seller a prior written notice (a “Change Notice”), not less than five (5) Business Days prior to the time such action is intended to be taken, advising Seller that the Buyer Board intends to make a Buyer Adverse Recommendation Change, specifying in reasonable detail (A) the material terms of the Buyer Superior Proposal or (B) a description of the Intervening Event, as applicable, (b) Buyer negotiates in good faith with Seller to make such adjustments to the terms and conditions of this Agreement or the transactions contemplated hereby as would enable the Buyer Board to determine that failing to make a Buyer Adverse Recommendation Change would not violate the Buyer Board’s fiduciary duties under applicable Law, and (c) on or before the fifth (5th) Business Day following Seller’s receipt of the Change Notice, and taking into account in good faith any revised proposal made by Seller since receipt of the Change Notice, such Buyer Superior Proposal remains a Buyer Superior Proposal, or such Intervening Event remains in effect, as applicable, and the Buyer Board has again made the determinations referred to above; provided, however, that in the event that any such Buyer Acquisition Proposal is thereafter modified by the person making such Buyer

Acquisition Proposal and the Buyer Board determines to make a Buyer Adverse Recommendation Change due to such Buyer Acquisition Proposal as permitted by this Section 5.7.4, Buyer shall again comply with clauses (a) and (b) of this paragraph except that the five (5) Business Day period shall be reduced to three (3) Business Days.  Concurrently with making a Buyer Superior Proposal BARC, Buyer may terminate this Agreement in accordance with Section 7.1.6 and in connection therewith enter into an agreement with respect to such Buyer Superior Proposal.

5.7.5                                                         Notwithstanding anything to the contrary contained in the letter agreement, dated as of February 19, 2014, entered into by Seller and Buyer, upon any Buyer Adverse Recommendation Change, the restrictions and obligations set forth in (A) Section 7 thereof (Standstill), (B) the second and third sentences of Section 2(b) thereof (Agreements with Other Persons) and (C) the proviso in Section 2(d) thereof (Sources of Financing) shall thereafter be inoperative and of no force or effect.

Section 5.8                                   Appropriate Action; Consents; Filings.

5.8.1                                                         Subject to Section 5.7, the Parties shall use their reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable, (B) obtain from Governmental Authorities any Governmental Authorizations required to be obtained or made by any of the Parties or any of their respective Subsidiaries, and avoid any action or proceeding by any Governmental Authority (including those in connection with Antitrust Laws), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, (C) make or cause to be made the applications or filings required to be made by any of the Parties or any of their respective Subsidiaries, including Governmental Authorizations, under or with respect to any Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and to pay any fees due from it in connection with such applications or filings, as promptly as reasonably practicable, and in any event within ten Business Days after the date hereof except as otherwise provided herein, (D) comply at the earliest practicable date with any request under or with respect to any such Laws for additional information, documents or other materials received by any of the Parties or any of their respective Subsidiaries from any Governmental Authority in connection with such applications or filings, including Governmental Authorizations, or the transactions contemplated by this Agreement and (E) coordinate and cooperate with, submit to the other Parties for review and give due consideration to all reasonable additions, deletions or changes suggested by the other Party in connection with, making (i) any filing or application under or with respect to any such Laws, (ii) the filings required by the HSR Act and (iii) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any Governmental Authority. Each of Buyer, Seller and the Company shall, and shall cause their respective affiliates to, furnish to the other Parties all information necessary for any such application or other filings to be made in connection with the transactions contemplated by this Agreement. Each of the Parties shall as promptly as reasonably practicable inform the other Parties of any communication with, and any proposed understanding, undertaking or agreement with any Governmental Authority regarding any such application or filing.  If a Party intends to independently participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry, then such Party shall give the other Parties reasonable prior notice of, and the opportunity to participate in, such meeting. The Parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

5.8.2                                                         The Parties shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable best efforts to obtain any third party consents necessary, proper or advisable to consummate the transactions contemplated in this Agreement, provided, however, that the Parties shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts or Buyer Material Contracts in connection with consummation of the transactions contemplated hereby and seeking any such actions, consents, approvals or waivers; provided, further, that except as expressly provided in Article 6, no such actions, consents, approvals or waivers shall constitute conditions to the Closing. In the event that any Party shall fail to obtain any third party consent described in the first sentence of this Section 5.8.2, such Party shall use reasonable best efforts, and shall take any such actions reasonably requested by any of the other Parties, to mitigate any adverse effect upon the Parties, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Closing, from the failure to obtain such consent; provided, however, with respect to the foregoing, each Party shall be required to only undertake reasonable actions and shall not be required to pay any amounts in connection therewith.

5.8.3                                                         From the date of this Agreement until the Closing, each of the Parties shall as promptly as reasonably practicable notify the other Parties in writing of any pending or, to the knowledge of such Party, threatened Litigation (A) challenging or seeking material damages in connection with the transactions contemplated by this Agreement or (B) seeking to restrain or prohibit the consummation of the transactions contemplated hereby. The Parties shall use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under Antitrust Laws.  In connection therewith, if any Litigation is instituted (or threatened to be instituted) challenging any transactions contemplated by this Agreement as in violation of any Law, the Parties shall use reasonable best efforts, and shall cooperate, to contest and resist any such Litigation, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal unless, by mutual agreement, the Parties decide that litigation is not in their respective best interests.

5.8.4                                                         Notwithstanding anything to the contrary in this Agreement relating to Antitrust Laws, neither Buyer, nor any of its Affiliates (which for purposes of this sentence shall include the Company) shall be required, in connection with the matters covered by this Section 5.8, (A) to pay any amounts (other than the payment of filing fees and expenses and fees of counsel), (B) to hold separate (including by trust or otherwise) or divest any of their respective businesses, product lines or assets, (C) to agree to any limitation on the operation or conduct of Buyer’s or the Company’s or any of their respective Subsidiaries’ businesses or (D) to waive any of the conditions set forth in Article 7 of this Agreement.

5.8.5                                                         Notwithstanding anything to the contrary in this Agreement relating to Antitrust Laws, neither Seller, nor any of its Affiliates (which for purposes of this sentence shall include the Company for pre-Closing periods) shall be required, in connection with the matters covered by this Section 5.8, (A) to pay any amounts (other than the payment of filing fees and expenses and fees of counsel), (B) to hold separate (including by trust or otherwise) or divest any of their respective businesses, product lines or assets, (C) to agree to any limitation on the operation or conduct of Seller’s or the Company’s (for pre-Closing periods) or any of their respective Subsidiaries’ businesses or (D) to waive any of the conditions set forth in Article 7 of this Agreement.

5.8.6                                                         Each Party shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as reasonably practicable after the execution of this Agreement.

5.8.7                                                         No Party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from any applicable Takeover Law, as now or hereafter in effect.

Section 5.9                                   Certain Notices.

From and after the date of this Agreement until the Closing, each Party shall as promptly as reasonably practicable notify the other Parties of the occurrence, or non-occurrence, of any event that would reasonably be expected to result in any condition to the obligations of any Party to effect the transactions contemplated by this Agreement not to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; provided, further, however, that a breach of this Section 5.9 shall not be considered for purposes of determining the satisfaction of the closing conditions set forth in Article 6 or give rise to a right of termination under Article 7 if the underlying breach or breaches with respect to which the other Party failed to give notice would not result in the failure of the closing conditions set forth in Article 6 or would not result in the ability of such non-breaching Party to terminate this Agreement.

Section 5.10                            Public Announcements.

Buyer and Seller shall, as promptly as reasonably practicable, but no later than the first Business Day following the date of this Agreement, with respect to the transactions contemplated by this Agreement, issue a mutually agreed upon press release. In connection with press releases or public statements with respect to the transactions contemplated by this Agreement, Buyer and Seller shall coordinate and consult with each other before issuing, and give each other the opportunity to review and comment upon, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith, such press releases or public statements. Buyer and Seller shall not issue any such press release (other than any press release by Buyer to announce action taken by such person as permitted by, Section 5.7) or make any such public statement prior to such consultation, except as may be required by applicable Law, court process, listing agreement or Nasdaq marketplace rule; provided that Buyer and Seller shall coordinate and consult with respect to the timing, basis and scope of such disclosure requirement.

Section 5.11                            Employee Benefit Matters.

5.11.1                                                  Buyer shall or shall cause the Company to, for a period of 12 months immediately following the Closing Date, (A) provide each employee of the Company and any Company Subsidiary employed immediately prior to the Closing (“Continuing Employees”) with employee benefit plans, programs, Contracts, and arrangements (including, but not limited to, any profit sharing and/or bonus programs) that are at least as favorable, in the aggregate, as the employee benefit plans provided to other similarly situated employees of Buyer, and (B) not reduce the base salary of such Continuing Employees as in effect on the date hereof or that has been increased in accordance with Section 5.1; provided, however, that, effective as of the Closing, Buyer may establish new annual bonus policies to replace the Company’s bonus policies set forth on Section 5.11.1 of the Company Disclosure Schedules or the successor bonus policy established by the Company in accordance with the terms of Section 5.1.  The Company shall pay annual bonuses for calendar year 2014 to the Continuing Employees in a manner consistent with the terms of the Company’s bonus policy set forth on Section 5.11.1 of the Company Disclosure Schedules in effect as of the date hereof (including with respect to the timing of such bonus payments) to the extent such Continuing Employees are covered by such bonus policy on the date hereof.

5.11.2                                                  Buyer shall cause the Company to (A) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Continuing Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Continuing Employees during the plan year including the Closing

Date by Buyer or one of its Affiliates to the extent such limitations or conditions would have been satisfied or waived under the terms of the comparable Company Benefit Plan prior to Closing, and (B) provide credit to Continuing Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the corresponding Company Benefit Plans during the portion of the relevant plan year including the Closing Date.  Buyer’s obligation under clause (B) of this Section 5.11.2 shall be contingent on Seller providing Buyer with information needed by Buyer to fulfill its obligation under Clause (B).

5.11.3                                                  Buyer shall cause the Company to honor all accrued but unused vacation and compensatory time off of each Continuing Employee as of the Closing Date; provided, however, that the aggregate amount of vacation and compensatory time off honored by Buyer pursuant to this Section 5.11.3 shall not exceed the amount accrued in respect thereof on the Closing Balance Sheet.

5.11.4                                                  Prior to the Closing, Seller shall cause the Company to take all actions necessary to terminate the Company’s 2012 SAR Plan (the “SAR Plan”) and all outstanding stock appreciation rights granted under the SAR Plan (each, a “Company SAR”) on or prior to the Closing in accordance with Section 4(e)(i) of the SAR Plan. Seller shall or shall cause the Company to satisfy any outstanding obligations or liabilities under the SAR Plan, including, but not limited to, paying the amount due, if any, to the holders of each Company SAR under the termination provisions of the SAR Plan.  Buyer agrees that at all times from and after the Closing, the Committee (as defined in the SAR Plan) will consist only of designees of Seller.

5.11.5                                                  Prior to the Closing, Seller shall (A) cause the Company to take all actions necessary under the Provide Commerce, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) to appoint individuals designated by the Buyer (the “Appointed Members”) to the Committee (as defined under the Deferred Compensation Plan) and Appeals Committee (as defined under the Deferred Compensation Plan) so that the Committee and Appeals Committee are comprised solely of the Appointed Members immediately after the Closing, (B) cause the Company to take all actions necessary to transfer, prior to the Closing, to the Deferred Compensation Plan trust the amount that is required to be transferred to such trust pursuant to the Provide Commerce, Inc. Deferred Compensation Plan Amended and Restated Rabbi Trust Agreement in connection with the Closing or, if greater, such other amount to ensure that such trust holds sufficient assets to pay each participant or beneficiary the benefits to which they are entitled under the terms of the Deferred Compensation Plan as of the Closing Date, and (C) cause the Company to take all actions necessary under the Deferred Compensation Plan to cease all participant and Company contributions to the Deferred Compensation Plan, effective as of the later of the Closing or the first date such cessation is permissible under Section 409A of the Code.

5.11.6                                                  Notwithstanding any other provision contained herein, Buyer shall recognize the service of Continuing Employees with Seller and the Company prior to the Closing Date as service with Buyer and its Affiliates in connection with any employee benefit plans, programs, Contracts and arrangements (including 401(k) plans, deferred compensation plans, severance, vacation, sick leave and holiday policies) maintained by Buyer and its Affiliates which is made available following the Closing Date by Buyer and its Affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals) to the extent such service was recognized under a comparable Company Benefit Plan and to the extent such crediting of service would not result in the duplication of benefits.

5.11.7                                                  As of the Closing Date, Buyer shall cause to be accepted by the trustee of a tax qualified retirement plan maintained by Buyer or one of its Affiliates in which a Continuing Employee is eligible to participate (the “Buyer Retirement Plan”) a “direct rollover” pursuant to Section 401(a)(31) of the Code of all or a portion of any eligible rollover distribution (within the meaning of Section 402(c) of the Code) of each Continuing Employee’s account balance (including participant loans) under the tax qualified retirement plan maintained by Seller or one of its Affiliates (the “Seller Retirement Plan”), provided that Seller causes the Seller Retirement Plan to provide to Buyer or one of its Affiliates the promissory notes and other loan documentation, if any, of the Continuing Employees who have elected such a direct rollover. The Buyer Retirement Plan shall accept the direct rollover of electing Continuing Employees’ benefits in cash and, if applicable, promissory notes from the Seller Retirement Plan; provided that any such direct rollover shall be subject to the terms and conditions of the Seller Retirement Plan and the Buyer Retirement Plan, in each case, as in effect from time to time applicable to rollover contributions and participant loans.

5.11.8                                                  Notwithstanding the foregoing, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan or arrangement, or shall limit the right of Buyer, the Company or any of their Affiliates to amend, terminate or otherwise modify any employee benefit plan or arrangement sponsored by Buyer, the Company or any of their Affiliates following the Closing Date.  In the event that (A) a Party makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any employee benefit plan or arrangement sponsored by Buyer, the Company or any of their Affiliates, and (B) such provision is deemed to be an amendment to such plan or arrangement even though not explicitly designated as such in this Agreement, then such provision shall lapse retroactively and shall have no amendatory effect.  All provisions contained in this Section 5.11.8 with respect to the Continuing Employees are included for the sole benefit of Seller, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other person, including any employees, former employees, any participant in any employee benefit plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Buyer, the Company or any of their respective Affiliates.

Section 5.12                            Certain Tax Matters.

5.12.1                                                  All Tax sharing agreements (other than commercial agreements the primary purpose of which does not relate to Taxes) to which any of the Company or the Company Subsidiaries is a party or may be subject shall be terminated prior to the Closing with respect to the Company and/or the Company Subsidiaries, and neither the Company nor any of the Company Subsidiaries shall have any further liability or rights thereunder.

5.12.2                                                  Except for those powers of attorney set forth on Section 5.12.2 of the Company Disclosure Schedule, any power of attorney with respect to Taxes or Tax Returns of the Company and Company Subsidiaries in effect prior to the Closing shall be terminated on or before the Closing Date.

5.12.3                                                  Tax Returns.

5.12.3.1          (A) Seller shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns in respect of the Company and Company Subsidiaries (or any consolidated, combined, unitary or affiliated group of which the Company or any Company Subsidiary is a member) that are required to be filed on or before the Closing Date (taking into account any applicable extensions), or that are required to be filed after the Closing Date and are a Seller Consolidated Tax Return; (B) Buyer shall prepare, or cause to be prepared, all Tax Returns in respect of the Company and Company Subsidiaries that relate to Tax periods ending on or before the Closing Date but that are required to be filed after the Closing Date (taking into account any applicable extensions) and are not a Seller Consolidated Tax Return; and (C) Buyer shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return required to be filed by the Company or any Company Subsidiary for any Straddle Period (the Tax Returns described in clauses (B) and (C) of this sentence, the “Buyer Prepared Tax Returns”).

5.12.3.2          With respect to any Buyer Prepared Tax Returns that are Income Tax Returns (“Buyer Prepared Income Tax Returns”), Buyer shall deliver to Seller at least 15 days prior to the due date for filing such Tax Return (taking into account any applicable extensions), copies of such Tax Return and related work-papers and a statement setting forth the amount of Income Tax, if any, that Seller owes pursuant to clause (A) of Section 8.2.1.3.  Seller shall have the right to review such Buyer Prepared Tax Return and related work-papers and any liability for Income Taxes and to suggest to Buyer any reasonable changes to such Tax Return no later than 10 days prior to the date for the filing of such Tax Return.  Seller and Buyer agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Buyer Prepared Income Tax Return and related work-papers and allocation of liability for Income Taxes and mutually to consent to the filing as promptly as possible of such Tax Return.  Not later than five days before the due date for the payment of Taxes pursuant to any Buyer Prepared Income Tax Return (taking into account any applicable extensions), Seller shall pay to Buyer an amount equal to the Income Taxes as agreed to by Buyer and Seller as being owed by Seller pursuant to clause (A) of Section 8.2.1.3 with respect to such Tax Return.

5.12.3.3                With respect to any Buyer Prepared Tax Returns that are not Income Tax Returns (“Buyer Prepared Other Tax Returns”), Buyer shall deliver to Seller as soon as practicable copies of such Buyer Prepared Other Tax Return and related work-papers and a statement setting forth the amount of non-Income Tax, if any, that Seller owes pursuant to clause (A) of Section 8.2.1.3.  If Buyer cannot reasonably provide a draft of such Buyer Prepared Other Tax Return to Seller prior to the due date for filing such Tax Return, a copy of such Buyer Prepared Other Tax Return, as filed, shall be provided to Seller as soon as practicable following the filing date.  Seller shall have the right to review all Buyer Prepared Other Tax Returns and related work-papers and any liability for non-Income Taxes and to suggest to Buyer any reasonable changes to such Tax Returns within five days of Seller’s receipt of each such Buyer Prepared Other Tax Return.  Seller and Buyer agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Buyer Prepared Other Tax Returns and related work-papers and allocation of liability for non-Income Taxes and mutually to consent to the filing as promptly as possible of such Tax Return (or, if a copy of such Buyer Prepared Other Tax Return could not be provided to Seller prior to the filing of such Tax Return, and Seller and Buyer agree upon any changes, to mutually consent to the filing as promptly as possible of an amended Tax Return).  Seller shall pay to Buyer an amount equal to the non-Income Taxes as agreed to by Buyer and Seller as being owed by Seller pursuant to clause (A) of Section 8.2.1.3 with respect to such Buyer Prepared Other Tax Return not later than the later of (i) ten days after receiving from Buyer such Buyer Prepared Other Tax Return, and (ii) five days before the due date for the payment of non-Income Taxes pursuant to any Buyer Prepared Other Tax Return (taking into account any applicable extensions).

5.12.3.4                If Buyer and Seller cannot agree on the amount of Taxes owed by Seller with respect to any Buyer Prepared Tax Return, Seller shall pay to Buyer the amount of Taxes reasonably determined using the mid-point of Buyer’s and Seller’s determination of the amount of Taxes to be owed by Seller in respect of such Buyer Prepared Tax Return pursuant to clause (A) of Section 8.2.1.3.  Within 10 days after such payment, Seller and Buyer shall refer the matter to an independent nationally recognized accounting firm agreed to by Buyer and Seller to arbitrate the dispute.  Seller and Buyer shall equally share the fees and expenses of such accounting firm and its determination as to the amount owed by Seller pursuant to clause (A) of Section 8.2.1.3 with respect to a Buyer Prepared Tax Return shall be binding on both parties.  Within five days after the determination by such accounting firm, if necessary, the appropriate Parent Party shall pay the other Parent Party any amount which is determined by such accounting firm to be owed.

5.12.4                                                  Use of Consistent Tax Practices.  To the extent that the items reported on any Tax Return of or with respect to the Company or any Company Subsidiary that is prepared by a Parent Party or its Affiliates  is likely to increase, by more than a de minimis amount, any Tax liability of the other Parent Party or its Affiliates or any Tax indemnity obligation under this Agreement of the other Parent Party or its Affiliates, such Tax Return shall be prepared in accordance with Tax accounting and other practices used by the Company or such Company Subsidiary or Seller with respect to the relevant Tax Returns filed prior to the date hereof (unless such past practices are not permissible under applicable Law or Buyer concludes in good faith, after consultation with Tax counsel, that such position cannot  satisfy a more likely than not standard), and to the extent any items are not covered by past practices (or in the event such past practices are not permissible under applicable Law or Buyer concludes in good faith, after consultation with Tax counsel, that such position cannot  satisfy a more likely than not standard), in accordance with reasonable practices selected by the Parent Party (or its Affiliate) responsible for filing such Tax Return hereunder with the consent, not to be unreasonably withheld, conditioned or delayed, of the other Parent Party; provided, however, that if the Parties cannot agree on such practices, the arbitration mechanism set forth in Section 5.12.3 shall apply.  Unless otherwise required by applicable Law, neither Parent Party nor any of their respective Affiliates will make, change or revoke (or cause to be made, changed, or revoked) any Tax election with respect to the Company or any Company Subsidiary that is likely to increase any Tax liability (or Tax indemnity obligation under this Agreement) of the other Parent Party or its Affiliates without the consent, not to be unreasonably withheld, conditioned or delayed, of the other Parent Party.

5.12.5                                                  Amendment of Tax Returns.  Buyer shall not amend any Tax Return of the Company or any Company Subsidiary that relates to a Tax period (or portion thereof) ending on or before the Closing Date without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed) unless required by applicable Law.

5.12.6                                                  Transfer Taxes.  Any transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”), shall be paid one-half by Seller and one-half by Buyer.  For the avoidance of doubt, Transfer Taxes shall not include any Tax imposed on or measured by income or gains, including any business activity Taxes.  The Seller and Buyer and their respective Affiliates shall cooperate in minimizing any Transfer Taxes.

5.12.7                                                  Tax Refunds.  Buyer shall pay, or cause to be paid, to Seller Tax refunds of the Company or Company Subsidiaries actually received from a Governmental Authority with respect to a Pre-Closing Tax Period; provided, however, such refunds will not include any reduction of Taxes for a Post-Closing Tax Period due to the carryforward of attributes attributable to a Pre-Closing Tax Period.  Buyer is entitled to retain any Tax refunds of the Company or Company Subsidiaries with respect to any Post-Closing Tax Period or attributable to a Tax attribute that is attributable to a Post-Closing Tax Period.  Buyer and Seller will equitably apportion any Tax refund for a Straddle Period in a manner consistent with the principles set forth in Section 8.2.2. For the avoidance of doubt, Seller shall not be entitled to any refunds that are attributable to any carryback of net operating losses, capital losses or other Tax attributes relating to a Post-Closing Tax Period.

5.12.8                                                  Buyer Covenants.

5.12.8.1                Neither Buyer nor any of its Affiliates shall effect or engage in any transactions or other actions relating to the Company or any Company Subsidiary outside the Ordinary Course of Business after the Closing on the Closing Date that would reasonably be expected to increase any Tax liability of Seller or its Affiliates or any indemnification obligations of Seller under Article 8 by more than a de minimis amount.

5.12.8.2                Buyer and its Subsidiaries and Affiliates shall not, during the one year period beginning on the Closing Date or otherwise as part of a plan with the Transaction, (A) cause the Company to be liquidated for U.S. federal income tax purposes, (B) cause the Company to make an election or take any other action to be classified as a partnership or as a disregarded entity  within the meaning of Section 301.7701-3 of the Treasury Regulations for U.S. federal income tax purposes, (C) cause the Company to be merged with or into Buyer or any Subsidiary or Affiliate of Buyer, or (D) take any other action that would reasonably be expected, if treated as part of the same plan with the Transaction, to cause the Transaction to qualify as a reorganization under Section 368(a) of the Code.

5.12.8.3                Buyer and its Subsidiaries and Affiliates shall not, and following the Closing Buyer shall cause the Company and the Company Subsidiaries not to, (A) report the Transaction as a reorganization under Section 368(a) of the Code (or any similar provision of state, local or foreign law), or (B) take any other position for Tax purposes that the Transaction qualifies as a reorganization within the meaning of Section 368(a) of the Code (or any similar provision of state, local or foreign law).

5.12.9                                                  Cooperation.  Buyer, Seller, the Company and the Company Subsidiaries shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 5.12.3 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Further, after the Closing, Buyer shall cause the Company and the Company Subsidiaries to furnish Tax information to Seller as reasonably requested in order to permit Seller to prepare and timely file the Tax Returns described in clause (A) of the first sentence of Section 5.12.3.1.  The Parties further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

5.12.10                                           Tax Claims.  With respect to any inquiries, audits or similar proceedings by any Taxing Authority relating to Taxes with respect to the Company or Company Subsidiaries (a “Tax Claim”) and attributable to a taxable period ending on or before the Closing Date or otherwise relating to, or affecting, a Seller Consolidated Tax Return, Seller shall control at its own expense all Tax Claims and may make all decisions taken in connection with such Tax Claims (including selection of counsel and settlement of such Tax Claims), provided that Buyer will be entitled to participate in any Tax Claims at its own expense (except to the extent such Tax Claim relates to a Seller

Consolidated Tax Return); provided, further, that with respect to any Tax Claim relating to a Tax Return other than a Seller Consolidated Tax Return that could reasonably be expected to increase any Tax liability of Buyer or any of its Affiliates (including, after the Closing, the Company and the Company Subsidiaries) by more than a de minimis amount for a Straddle Period or Post-Closing Tax Period, (x) Buyer will be entitled to participate in such Tax Claims at its own expense, (y) Seller shall provide Buyer copies of all material written correspondence and other material documents relevant to such Tax Claims, and (z) Seller will not settle, compromise or abandon any such Tax Claim without the written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.  Buyer shall control at its own expense all proceedings attributable to any Tax Claim relating to a Straddle Period or Post-Closing Tax Period and may make all decisions taken in connection with such Tax Claims (including selection of counsel and settlement of such Tax Claims); provided, however, that with respect to any Tax Claims for which Seller would have an obligation to indemnify under this Agreement or that could reasonably be expected to increase any Tax liability of Seller or any of its Affiliates (including, prior to the Closing, the Company and the Company Subsidiaries) by more than a de minimis amount, (x) Seller will be entitled to participate in such Tax Claims at its own expense, (y) Buyer shall provide Seller copies of all material written correspondence and other material documents relevant to such Tax Claims, and (z) solely with respect to any Tax Claims for which Seller would have an obligation to indemnify under this Agreement and Buyer has not waived such Seller obligation, Buyer shall not settle such Tax Claim without the written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.13                            Legal Representation and Attorney-Client Privilege.

Recognizing that Baker Botts L.L.P., Cooley LLP, and the legal departments of Seller and the Company (together, the “Legal Advisors”) have each provided legal advice to Seller, L LLC or the Company prior to the Closing, and that the Legal Advisors (other than the legal department of the Company) intend to act as legal counsel to Seller and L LLC after the Closing, after the Closing Buyer hereby agrees (A) to cause the Company to waive any conflicts that may arise in connection with the Legal Advisors (other than the legal department of the Company) representing Seller or L LLC after the Closing, and (B) that attorney-client communications and privileges arising therefrom between the Legal Advisors and Seller, L LLC and/or the Company regarding the transactions contemplated by this Agreement, shall be the property of Seller and L LLC.

Section 5.14                            Financing.

5.14.1                                                  Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Debt Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to (A) maintain in effect the Commitment Letter and, if entered into prior to the Closing, the definitive documentation with respect to the Debt Financing contemplated by the Commitment Letter (such definitive documentation entered into prior to the Closing, if any, the “Definitive Debt Agreements”), (B) negotiate and execute the Definitive Debt

Agreements on terms and conditions contemplated by the Commitment Letter (including any “flex” provisions thereof) and, upon execution thereof, deliver a copy thereof to Seller, (C) satisfy on a timely basis all conditions applicable Buyer and its Subsidiaries in the Commitment Letter and Definitive Debt Agreements that are within its control and comply with its obligations thereunder and not take or fail to take any action that would be reasonably expected to prevent or impede or delay the availability of the Debt Financing, (D) take each of the actions required of the Company and its Subsidiaries in Sections 5.15.1(A)-(D) below with respect to itself and its Subsidiaries, and (E) enforce its rights under the Commitment Letter and Definitive Debt Agreements in the event of a breach or other failure to fund by the Lenders that impedes or delays the Closing, including by seeking specific performance of the parties thereunder.

5.14.2                                                  In the event that all conditions to the Debt Financing have been satisfied, Buyer shall use its reasonable best efforts to cause the Lenders and the other persons providing such Debt Financing to fund such Debt Financing on the Closing Date (including by taking enforcement action to cause such Lenders to fund such Debt Financing).

5.14.3                                                  Buyer shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter or the Definitive Debt Agreements, and/or substitute other debt (but not equity financing) for all or any portion of the Debt Financing from the same and/or alternative financing sources, provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter or Definitive Debt Agreements that amends the Debt Financing and/or substitution of all or any portion of the Debt Financing shall not (i) expand upon the conditions precedent to the Debt Financing as set forth in the Commitment Letter, (ii) prevent or impede or delay the consummation of the transactions contemplated by this Agreement or (iii) provide for terms and conditions (including any “flex” provisions) that are, in the aggregate, less favorable to Buyer, Seller and the Company than those in the Commitment Letter. Buyer shall be permitted to reduce the amount of Financing under the Commitment Letter or Definitive Debt Agreements in its reasonable discretion, provided, that Buyer shall not reduce the Debt Financing to an amount committed below the amount that is required, together with the financial resources of Buyer, including cash on hand and the proceeds of loans under existing revolving credit facilities of Buyer, to consummate the transactions contemplated by this Agreement, and provided further that such reduction shall not (a) expand upon the conditions precedent to the Debt Financing as set forth in the Commitment Letter, (b) prevent or impede or delay the consummation of the transactions contemplated by this Agreement, or (c) provide for other terms and conditions (including any “flex” provisions) that are, in the aggregate, less favorable to Buyer, Seller and the Company than those in the Commitment Letter.

5.14.4                                                  If any portion of the Debt Financing becomes unavailable or Buyer becomes aware of any event or circumstance that makes any portion of the Debt Financing unavailable, in each case, on the terms and conditions contemplated in the Commitment Letter or the Definitive Debt Agreements, as applicable, and such portion is reasonably required to consummate the transactions contemplated by this Agreement, Buyer shall use its reasonable best efforts to arrange and obtain as promptly as practicable following the occurrence of such event alternative financing from alternative financing sources in an amount sufficient to consummate the transactions contemplated by this Agreement, provided, that without the prior written consent of Seller (not to be unreasonably withheld, delayed or conditioned), no such alternative financing (x) shall be equity financing or (y) shall be on terms and conditions (including any “flex” provisions and conditions to funding) that are not, in the aggregate, materially less favorable to Buyer, Seller and the Company as those in the Commitment Letter. Buyer shall give Seller prompt oral and written notice (but in any event not later than 48 hours after the occurrence or discovery thereof) of any material breach by any party to the Commitment Letter or Definitive Debt Agreements or of any condition not likely to be satisfied, in each case, of which Buyer becomes aware or any termination or waiver, amendment or other modification of the Commitment Letter or Definitive Debt Agreements. Buyer shall keep Seller reasonably informed on a reasonably current basis and in reasonable detail of the status of its effort to arrange the Debt Financing and shall provide to Seller copies of all documents related to the Debt Financing (excluding fee letters and engagement letters, except to the extent that such documents contain any conditions to funding, “flex” provisions or other substantive provisions (excluding provisions related solely to fees and economic terms agreed to by the parties) regarding the terms and conditions of the Debt Financing). In the event that Buyer commences an enforcement action to enforce its rights under the Commitment Letter or the Definitive Debt Agreements and/or cause the Lenders to fund the Debt Financing (any such action, a “Financing Action”), Buyer shall (x) keep Seller reasonably informed of the status of the Debt Financing Action and (y) at the request of Seller, shall make Buyer’s employees and other representatives (other than any of its investment bankers, financial advisors or Lenders) reasonably available to discuss the status of, and material developments with respect to, the Financing Action.

Section 5.15                            Financing Cooperation.

5.15.1                                                  In order to assist Buyer with obtaining the Debt Financing, Seller and the Company shall use their respective reasonable best efforts to provide such assistance and cooperation as Buyer and Buyer Representatives may reasonably request, including using reasonable best efforts to (A) provide Buyer and Buyer Representatives with information as reasonably requested for Buyer’s preparation of any marketing material, (B) make senior management (with appropriate seniority and expertise) of the Company reasonably available for a reasonable number of customary syndication, presentations and lender meetings, (C) cooperate with current or prospective lenders and their respective advisors in performing their due diligence and (D) help procure reasonably requested certificates or documents with respect to the Debt Financing, including pledge and security documents, customary certificates (including a certificate with respect to solvency matters), legal opinions and real estate and other collateral documentation.

5.15.2                                      Notwithstanding anything in this Section 5.15 to the contrary, in no event shall Seller, the Company or any Affiliate of Seller or the Company, be required to pay any commitment or other fee or incur any other liability in connection with the Debt Financing or have any liability or obligation with respect thereto.  Buyer shall promptly, upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs and expenses incurred by Seller or the Company in connection with the Debt Financing or their cooperation contemplated by this Section 5.15.

5.15.3                                      Without affecting Buyer’s rights under this Agreement, Buyer shall indemnify and hold harmless Seller Indemnified Parties (as defined in Section 8.3) from and against any and all Losses (as defined in Section 8.2) suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith; provided, however, that Buyer shall not be required to indemnify and hold harmless Seller Indemnified Parties to the extent that such Losses arise from or are related to information provided by any Seller Indemnified Party to Buyer in writing specifically for use in the Debt Financing that is inaccurate in any material respect or that omitted to include information that was necessary to make the information provided not misleading in any material respect, in light of the circumstances under which it was made.

5.15.4                                      In the event that the Commitment Letter or Definitive Debt Agreements are amended, replaced, supplemented or otherwise modified, including as a result of obtaining alternative financing in accordance with Section 5.14, or if Buyer substitutes other financing for all or a portion of the Debt Financing in accordance with Section 5.14, each of Buyer, Seller and the Company shall comply with its covenants in this Agreement with respect to the Commitment Letter or Definitive Debt Agreements, as applicable, as so amended, replaced, supplemented or otherwise modified and with respect to such other financing to the same extent that Buyer, Seller and the Company would have been obligated to comply with respect to the Debt Financing.

5.15.5                                      Notwithstanding anything to the contrary contained in this Agreement, each of the Parties: (A) agrees that all claims, whether in law or in equity, whether in contract or in tort or otherwise, against any lender party with respect to the Debt Financing (the “Lenders”) (which defined term shall include the Lenders and their respective Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and representatives involved in the Debt Financing) in any way relating to this Agreement or transactions contemplated thereby, including any dispute arising out of or relating in any way to the Commitment Letter, the Debt Financing, the Definitive Debt Agreements or the performance thereof, shall be brought only in the forum set forth in Section 9.13; (B) agrees that all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Lenders in any way relating to the Debt Financing or the performance thereof, shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to Laws that may be applicable under conflicts of Laws principles (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York; and (C) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF. Notwithstanding anything to the contrary contained in this Agreement, (x) neither the Company nor Seller, in their respective capacities as parties to this Agreement, or their respective Affiliates, directors, officers, employees, agents, partners, managers, members or shareholders shall have any rights or claims against any Lender, relating to this Agreement, the Commitment Letter, the Definitive Debt Agreements, or any of the transactions contemplated hereby or thereby or the performance hereof or thereof, whether at law or equity, in contract, in tort or otherwise and (y) no Lender shall have any liability to any of the Company, any Company Subsidiaries, the Seller or their respective Affiliates, directors, officers, employees, agents, partners, managers, members or shareholders relating to this Agreement, the Commitment Letter, the Definitive Debt Agreements, or any of the transactions contemplated hereby or thereby or the performance hereof or thereof, whether at law or equity, in contract, in tort or otherwise ; provided, however, that the Parties hereto agree and acknowledge that in no event shall Seller have the right to specifically enforce the Commitment Letter in connection with the Debt Financing or to cause Buyer to enforce the Commitment Letter to cause the Lender to consummate the Debt Financing.  Notwithstanding anything to the contrary contained in this Agreement, the Lenders are intended third party beneficiaries of, and shall be entitled to the protections of, this Section 5.15.5, and this Section 5.15.5 may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Lenders without the prior written consent of the Lenders.

Section 5.16                            Financial Statements; Auditor Matters.

5.16.1                                      The Company shall deliver to Buyer for inclusion in the Proxy Statement as soon as reasonably practicable after the date hereof, but in no event later than October 31, 2014, annual audited financial statements of the Company for the three fiscal years ended December 31, 2013, including a balance sheet as of December 31, 2013 and 2012, and the related statements of operations, comprehensive income (as applicable), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013, which statements shall be prepared in accordance with GAAP and accompanied by the signed auditor report and auditor consent of KPMG LLP (the “Current Auditors”) collectively as required by the rules and regulations of the SEC so that Buyer may file such statements with the SEC.

5.16.2                                      The Company shall deliver to Buyer for inclusion in the Proxy Statement as soon as reasonably practicable after the date hereof, but in no event later than October 31, 2014, unaudited financial statements of the Company through each of the six-month periods ended June 30, 2013 and June 30, 2014, or such other  interim period nearest the date on which Buyer files the Proxy Statement (and comparable prior-year period) to the extent required by the rules and regulations of the SEC, including a balance sheet and related statements of operations, comprehensive income (as applicable), stockholders’ equity and cash flows, which statements shall be prepared in accordance with GAAP and reviewed by the Current Auditors in accordance with appropriate interim review standards so that Buyer may file such statements with the SEC.

5.16.3                                      Prior to the Closing, the Company shall deliver, or, following the Closing, the Seller shall cooperate and use its reasonable best efforts to cause to be delivered, to Buyer (i) updated audited consolidated balance sheets and statements of operations, comprehensive income (as applicable), stockholders’ equity and cash flows for the fiscal year ended December 31, 2014, which statements shall be prepared in accordance with GAAP and accompanied by the signed auditor report and auditor consent of the Current Auditors so Buyer may file such statements with the SEC, and (ii) updated unaudited consolidated balance sheets and statements of operations, comprehensive income (as applicable), stockholders’ equity and cash flows of the Company for the most recently completed calendar quarter ended prior to the proposed filing date of the applicable filings referenced in clause (A) or (B) below, which interim statements (x) are required to be included in such filing, (y) shall be prepared in accordance with GAAP and (z) shall be reviewed by the Current Auditors in accordance with appropriate interim review standards, in each case, within three (3) Business Days of the proposed filing date such that Buyer has a reasonable period to review and timely file such statements with the SEC, in connection with (A) any amendments to the Proxy Statement including the definitive Proxy Statement or (B) the Current Report on Form 8-K required by items 2.01 and 9.01 thereof to be filed by Buyer after the Closing (including any amendment to such report, the “Closing 8-K”), in each case, to the extent required by the rules and regulations of the SEC.

5.16.4                                      Seller, at Buyer’s cost, will cooperate and use reasonable best efforts to cause the Current Auditors to provide Buyer with such signed auditor reports, auditor consents and customary comfort letters as Buyer may reasonably require after the Closing for as long as the Company’s annual audited or unaudited interim financial statements that include periods prior to the Closing (as updated pursuant to Section 5.16.3 and also including the Company’s annual audited financial statements as of and for the year ending December 31, 2014 or unaudited interim financial statements for the nine month periods ended September 30, 2014 and September 30, 2013, respectively, and the quarter ended December 31, 2014 (or any shorter period from the end of the applicable quarterly period to the Closing Date)) are reasonably required by Buyer for inclusion or incorporation by reference (i) into a Buyer registration statement, information statement, prospectus, form, report, definitive proxy statement, schedule or other document required to be filed with the SEC by it under the Securities Act or the Exchange Act, as the case may be, including any related prospectus or prospectus supplement for an offering of securities by Buyer (which may include securities of Buyer held by Seller as contemplated by the Investor Rights Agreement) or (ii) to the extent customary in connection with an offering memorandum or similar offering document for a private placement of securities of Buyer during such period or otherwise customarily provided in connection with any such private placement.

5.16.5                                      Seller, at Buyer’s cost, will cooperate and use reasonable best efforts to cause the Current Auditors to cooperate with Buyer to provide information reasonably necessary for Buyer to prepare such pro forma financial statements as are required by Buyer in connection with the transactions contemplated by this Agreement.

Section 5.17                            Investor Directors.

At the Closing, Buyer will cause four (4) designees of Seller to be appointed to the Buyer Board as Investor Directors (as defined in the Investor Rights Agreement).  Such appointments shall be subject in all respects to the terms and conditions contained in Section 3.5 of the Investor Rights Agreement; provided, however, Buyer acknowledges and agrees that Seller’s two designees to be Investor Directors identified to Buyer prior to the date hereof (the “Pre-Signing Investor Director Designees”) meet Buyer’s standard qualifications for directors and, provided, further, that Buyer will take all necessary actions to approve the two additional designees of Seller to be Investor Directors prior to the Closing (the “Pre-Closing Investor Director Designees”); provided, that, Seller shall notify Buyer of the designation of the Pre-Closing Investor Director Designees no later than September 30, 2014; provided, further, that, if either such Pre-Closing Investor Director Designee does not meet Buyer’s standard qualifications for directors, Buyer will, within 15 Business Days of Seller’s notice to Buyer of such designations, notify Seller in writing of, and specify the reasons why, such standard qualifications have been deemed not to have been met. Buyer will take all necessary actions to approve, or, in the event that any Pre-Closing Investor Director Designee does not meet Buyer’s standard qualifications for directors, to provide Seller with an opportunity to substitute a replacement Pre-Closing Investor Designee or Designees (which replacement or replacements shall be designated within 15 Business Days of Buyer’s written notice to Seller of the prior designee’s failure to meet Buyer’s standard qualifications), such that four designees of Seller will be appointed as Investor Directors at the Closing.  At or prior to the Closing, Buyer shall take all necessary actions (including increasing the number of persons constituting the entire Buyer Board) as are necessary to cause there to be sufficient vacancies or newly-created directorships on the Buyer Board to permit the appointment of the Investor Directors to the Buyer Board at the Closing in accordance with the preceding sentence.  With respect to the Pre-Signing Investor Director Designees, one shall be appointed to the class of directors the terms of whom expire at the 2017 annual meeting of Buyer’s Stockholders and one shall be appointed to the class of directors the terms of whom expire at the 2016 annual meeting of Buyer’s Stockholders. With respect to the Pre-Closing Investor Director Designees, one shall be appointed to the class of directors the terms of whom expire at the 2016 annual meeting of Buyer’s Stockholders, and the second shall be appointed to the class of directors the terms of whom expire at the 2015 annual meeting of Buyer’s Stockholders.

Section 5.18                            Buyer Board Committees.

At the Closing, Buyer and the Buyer Board will cause the appointment at the Closing of an Investor Director (as defined in the Investor Rights Agreement) designated by Seller to each of the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee of Buyer.  Such appointments shall be subject in all respects to the terms and conditions contained in Sections 3.5 and 3.6(a) and (b) of the Investor Rights Agreement.

Section 5.19                            Payoff Letters; Transaction Expenses.

Prior to the Closing Date and in no event later than would be required to afford Buyer a reasonable amount of time to review and comment thereon, Seller shall provide Buyer with (A) drafts of appropriate payoff letters and forms of Lien releases with respect to all Indebtedness of the Company and the Company Subsidiaries and (B) a schedule setting forth a good faith estimate of all Transaction Expenses accrued but unpaid as of the Closing Date and all Transaction Expenses that will accrue on the Closing Date, and of all the outstanding principal amount, together with all accrued and unpaid interest through the Closing Date and prepayment or other penalties or premiums, if any, owed with respect to the Indebtedness of the Company and the Company Subsidiaries outstanding immediately prior to the Closing.

Section 5.20                            RedEnvelope.

The Company will, and Seller shall cause the Company to, prior to the Closing, distribute all shares of RedEnvelope to Seller or any of Seller’s Subsidiaries (other than the Company or any of the Company Subsidiaries) and otherwise take the actions set forth on Section 5.20 of the Company Disclosure Schedule. Seller and Buyer will negotiate in good faith the schedules setting forth the services, and the cost and terms and conditions of such services, to be provided to RedEnvelope by the Company pursuant to a Services Agreement substantially in the form attached hereto as Exhibit C (the “Services Agreement”), provided that agreement on such matters and the execution and delivery of the Services Agreement shall not be conditions of the Parties to Closing. Buyer agrees that any representation or warranty of Seller or the Company that would be inaccurate as of the date hereof, except, in each case, with respect to (A) the last sentence of Section 3.1, (B) clauses (B) and (C) of Section 3.6 and (C) Sections 3.12.1.2, 3.12.1.5 and 3.13 due to the Company’s ownership or distribution of RedEnvelope at such time shall not be a breach of this Agreement.

Section 5.21                            Insurance Policies.

Seller shall keep, or cause to be kept, all of the Policies, or suitable replacements therefor, in full force and effect until the Closing.  As of the Closing, Seller shall assign to Buyer and/or to the Company any and all rights which are permitted to be assigned under the terms of such Policies which Seller may have under such Policies covering claims relating to the period prior to the Closing Date.  Seller shall cooperate with and assist the Buyer in the making of any valid claims relating to the periods prior to the Closing by the Company and the Company Subsidiaries under the Policies.  Any such reimbursement obtained by Seller shall be promptly remitted to the Company or the applicable Company Subsidiary.

Section 5.22                            Intercompany Matters.

All intercompany accounts between Seller or any of its Affiliates (other than the Company and the Company Subsidiaries), on the one hand, and the Company and/or any of the Company Subsidiaries, on the other hand, shall be settled prior to the Closing (irrespective of the terms of payment of such intercompany accounts).  Prior to the Closing Date and in no event later than would be required to afford Buyer a reasonable amount of time to review and comment thereon, Seller shall prepare and deliver to Buyer a statement setting out in reasonable detail the calculation of all such intercompany account balances based upon the latest available financial information as of such date and, to the extent reasonably requested by Buyer, provide Buyer with supporting documentation to verify the underlying intercompany charges and transactions.

Article 6.
CLOSING CONDITIONS

Section 6.1                                   Conditions to Obligations of Each Party Under This Agreement.

The respective obligations of each Party to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 9.9 and applicable Law:

6.1.1                                             Stockholder Approval. The Stock Issuance shall have been approved by the Required Buyer Stockholders.

6.1.2                                             No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated hereby; and there shall not be any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, which makes the consummation of the transactions contemplated hereby illegal.

6.1.3                                             Regulatory Approvals. All applicable waiting or notice periods in connection with any Antitrust Law shall have expired or been terminated.

Section 6.2                                   Additional Conditions to Obligations of Buyer.

The obligations of Buyer to effect the Closing are also subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 9.9 and applicable Law:

6.2.1                                             Representations and Warranties. Each of (A) the representations and warranties of Seller and the Company contained in this Agreement (other than the representations and warranties contained in Sections 3.1, 3.2, 3.3 and 3.4) shall be true and correct as of the Closing as though made on and as of the Closing (provided that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date and further provided that, for purposes of determining whether the representations and warranties of the Company are true and correct, qualifications as to materiality, “Company Material Adverse Effect” and words of similar import set forth therein shall be disregarded); provided, however, that the condition in this Section 6.2.1(A) shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect and (B) the representations and warranties of Seller and the Company contained in Sections 3.1, 3.2, 3.3 and 3.4 shall be true and correct in all respects (except for inaccuracies that are de minimis in nature), in each case, as of the Closing as though made on and as of the Closing (provided that, with respect to each of the foregoing clauses, those representations and warranties which address matters only as of a particular date need only be so true and correct as of such date). Buyer shall have received a certificate of a duly authorized officer of Seller to that effect.

6.2.2                                             Agreements and Covenants. Seller and the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing. Buyer shall have received a certificate of a duly authorized officer of Seller to that effect.

6.2.3                                             Material Developments. There shall not have occurred after the date of this Agreement any event or development with relation to the Company or its Subsidiaries that, individually or in the aggregate, has had a Company Material Adverse Effect.

6.2.4                                             Closing Deliveries. Buyer shall have received the closing deliveries to be delivered to Buyer by Seller under Section 2.1.

Section 6.3                                   Additional Conditions to Obligations of Seller and the Company.

The obligations of Seller and the Company to effect the Closing are subject to satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law and in accordance with Section 9.9:

6.3.1                                             Representations and Warranties. Each of (A) the representations and warranties of Buyer contained in this Agreement (other than the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 4.21 and 4.22) shall be true and correct as of the Closing as though made on and as of the Closing

(provided that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date and further provided that, for purposes of determining whether the representations and warranties of Buyer are true and correct, qualifications as to materiality, “Buyer Material Adverse Effect” and words of similar import set forth therein shall be disregarded); provided, however, that the condition in this Section 6.3.1(A) shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect and (B) the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 4.21 and 4.22 shall be true and correct in all respects (except for inaccuracies that are de minimis in nature), in each case, as of the Closing as though made on and as of the Closing (provided that, with respect to each of the foregoing clauses, those representations and warranties which address matters only as of a particular date need only be so true and correct as of such date). Seller shall have received a certificate of a duly authorized officer of Buyer to that effect.

6.3.2                                             Agreements and Covenants. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing; and Buyer shall have performed or complied in all respects with the covenants set forth in Sections 5.17 and 5.18 on or prior to the Closing.  Seller shall have received a certificate of a duly authorized officer of Buyer to that effect.

6.3.3                                             Material Developments. There shall not have occurred after the date of this Agreement any event or development with relation to Buyer or the Buyer Subsidiaries that, individually or in the aggregate, has had a Buyer Material Adverse Effect.

6.3.4                                             Resolution of the Board of Directors. The resolution of the Buyer Board contemplated by Section 4.22 is in full force and effect and has not been withdrawn, modified or rescinded in any respect.

6.3.5                                             Closing Deliveries. Seller shall have received the closing deliveries to be delivered to Seller by Buyer under Section 2.1.

Article 7.
TERMINATION

Section 7.1                                   Termination.

This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

7.1.1                                             By mutual written consent of Buyer and Seller (on behalf of itself and the Company), by action of Buyer’s Board of Directors and a duly authorized officer of Seller;

7.1.2                                             By either Buyer or Seller (on behalf of itself and the Company) if the Closing shall not have been consummated prior to January 31, 2015; provided that (A) if, on such date, all conditions to effect the Closing other than those set forth in Section 6.1.2 (No Order) (to the extent that the order, judgment, decree, injunction or ruling relates to a violation or alleged violation of Antitrust Laws) or Section 6.1.3 (Regulatory Approvals) (collectively, the “Regulatory Conditions”) have been or are capable of being satisfied, then such date shall, without any action on the part of the Parties hereto, be extended day-by-day for each day during which any of the Regulatory Conditions remain unfulfilled until April 30, 2015 and (B) if, on such date, Buyer has mailed the Proxy Statement but the Buyer Meeting has not been held, then such date shall, without any action on the part of the Parties hereto, be extended day-by-day for each day during which the Buyer Meeting has not yet been held until February 28, 2015 (the later of such applicable dates pursuant to this sentence shall be referred to herein as the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any Party whose breach of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

7.1.3                                             By either Buyer or Seller (on behalf of itself and the Company) if (A) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and non-appealable or (B) a Law shall be in effect that makes consummation of the transactions contemplated hereby illegal or otherwise prohibits or prevents consummation of the transactions contemplated hereby; or

7.1.4                                             By either Buyer or Seller (on behalf of itself and the Company), if the Buyer Stockholder Approval shall not have been obtained at the Buyer Meeting at which a vote on the Stock Issuance is, or was to be, taken.

7.1.5                                             By Seller (on behalf of itself and the Company), if prior to receipt of the Buyer Stockholder Approval, Buyer or the Buyer Board (or any committee thereof) has (A) made a Buyer Adverse Recommendation Change, (B) failed to make a statement in opposition and recommend rejection to the Buyer’s stockholders of a tender or exchange offer of Buyer’s securities initiated by a third party pursuant to Rule 14e-2 promulgated under the Securities Act within ten (10) Business Days after such tender or exchange offer has been published, sent or given by such third party, (C) breached the terms of Sections 5.5 or 5.7, other than breaches that are de minimis and inconsequential in nature or (D) materially breached its obligations under Section 5.5 by failing to call, give notice of, convene and hold the Buyer Meeting.

7.1.6                                             By Buyer, in connection with a Superior Proposal BARC in accordance with Section 5.7.4.

7.1.7                                             By Buyer, if (A) any representation or warranty of Seller or the Company set forth in this Agreement shall have become untrue or either Seller or the Company has breached any of its respective covenants or agreements set forth in this

Agreement, (B) such breach or misrepresentation has not been cured and is not capable of being cured prior to the Outside Date and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.2.1 or Section 6.2.2 not to be satisfied.

7.1.8                                             By Seller (on behalf of itself and the Company), if (A) any representation or warranty of Buyer set forth in this Agreement shall have become untrue or Buyer breached any of its respective covenants or agreements set forth in this Agreement, (B) such breach or misrepresentation has not been cured and is not capable of being cured prior to the Outside Date and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.3.1 or Section 6.3.2 not to be satisfied.

7.1.9                                             By Buyer, if the Company has breached its obligations in Sections 5.16.1 or 5.16.2.

Section 7.2                                   Effect of Termination.

7.2.1                                             In the event of termination of this Agreement by any Party as provided in Section 7.1, this Agreement shall forthwith become void and of no effect and there shall be no liability or obligation on the part of any Party or their respective Subsidiaries, officers or directors except with respect to Section 5.6.4 (Confidentiality Agreements), Section 5.10 (Public Announcement), this Section 7.2 and Article 9 (General Provisions).  Notwithstanding any termination or any contrary provision contained in this Agreement, no Party shall be relieved or released from liability for damages arising out of, any Willful Breach of any representation, warranty, covenant or agreement in this Agreement.  No Party claiming that such breach occurred will have any duty or otherwise be obligated to mitigate any such damages.

7.2.2                                             The payment of damages by a Party pursuant to Section 7.2.1 is not exclusive of, and is addition to, the other remedies provided to a non-breaching Party pursuant to Section 7.2.3 through Section 7.2.7 hereof.  For the avoidance of doubt, any dispute regarding whether a breach of this Agreement has occurred pursuant to Section 7.2.1 shall not affect the payment, or timing of payment, of damages set forth in Section 7.2.3 through Section 7.2.7 hereof.

7.2.3                                             In the event that (A) this Agreement is terminated by Buyer or Seller pursuant to Section 7.1.2 or Section 7.1.4, (B) a Buyer Acquisition Proposal has been publicly announced prior to the occurrence of the events giving rise to such termination (or as of the termination date, in the case of a termination pursuant to Section 7.1.2) and (C) within 12 months of such termination Buyer executes a definitive agreement to consummate a transaction described in the definition of Buyer Acquisition Proposal, then Buyer shall pay Seller concurrently with the execution of such definitive agreement an amount equal to the Standard Termination Fee.

7.2.4                                                         In the event that this Agreement is terminated by Buyer pursuant to Section 7.1.6, then Buyer shall pay to Seller, within five Business Days following such termination, an amount equal to the Superior Proposal Termination Fee.

7.2.5                                                         In the event that this Agreement is terminated by Seller pursuant to Section 7.1.5 (other than as set forth in Section 7.2.6), then Buyer shall pay to Seller, within five Business Days following such termination, an amount equal to the Standard Termination Fee.

7.2.6                                                         In the event that this Agreement is terminated by Seller pursuant to Section 7.1.5(A) following an Intervening Event BARC, then Buyer shall pay to Seller, within five Business Days following such termination, an amount equal to the Intervening Event Termination Fee.

7.2.7                                                         For purposes of this Section 7.2, (A) the term “Buyer Acquisition Proposal” shall have the meaning ascribed to it in Section 9.3, except that references to “15%” shall be replaced by “50%”, (B) “Standard Termination Fee” means an amount equal to $10,750,000, (C) “Superior Proposal Termination Fee” means an amount equal to $12,900,000, and (D) “Intervening Event Termination Fee” means an amount equal to $17,200,000.  For the avoidance of doubt, in the event that multiple termination fees may be applicable to a termination, Buyer shall be required to pay only the fee resulting in the largest payment to Seller.

7.2.8                                                         In the event that this Agreement is terminated by Buyer pursuant to Section 7.1.9, then Seller shall pay to Buyer, within five Business Days following such termination, an amount equal to $6,000,000.

Article 8.
INDEMNIFICATION

Section 8.1                                   Survival of Representations and Warranties.

The representations and warranties of Buyer, Seller and the Company contained in this Agreement or any certificate (which it being understood, do not include representations and warranties in the Investor Rights Agreement) delivered pursuant hereto shall survive the Closing through and including the 18-month anniversary of the Closing Date; provided, however, that the representations and warranties (A) of Seller, the Company and Buyer set forth in Sections 3.1, 3.2, 3.3 and 3.4 and Sections 4.1, 4.2, 4.3 and 4.4 shall survive the Closing indefinitely and (B) of Seller and the Company set forth in Sections 3.10 (Employee Benefit Plans), 3.14 (Environmental Matters) and 3.17 (Taxes) shall survive the Closing until 90 days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof (in each case, the “Survival Period”); provided, however, that any obligations under Section 8.2.1.1 and Section 8.3.1.1 shall not terminate with respect to any Losses as to which the person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to Seller in accordance with Section 8.4 before the termination of the applicable Survival Period. The covenants and agreements made by each Party in this Agreement shall survive the Closing.

Section 8.2                                   Indemnification by Seller.

8.2.1                                                         In the event the Closing occurs, then subject to Sections 8.1 and 8.5, Seller hereby agrees to indemnify and hold Buyer and its Affiliates and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns, including, after the Closing, the Company (collectively, the “Buyer Indemnified Parties”) harmless from and against, and pay to the applicable Buyer Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”):

8.2.1.1                                               based upon, attributable to or resulting from the failure of any of the representations or warranties made by Seller or the Company in this Agreement or any certificate or ancillary document (other than the Investor Rights Agreement) delivered pursuant hereto to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date (unless made as of another date, in which case, as of such date);

8.2.1.2                                               based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Seller or (prior to the Closing) the Company under this Agreement or any certificate or ancillary document (other than the Investor Rights Agreement) delivered pursuant hereto;

8.2.1.3                                               based upon, attributable to or resulting from (A) any Taxes imposed on the Company or any Company Subsidiary attributable to any taxable period or portion thereof ending on or before the Closing Date (taking into account the provisions of Section 8.2.2); (B) liabilities of the Company or any Company Subsidiary for Taxes of any person (other than the Company or any Company Subsidiary) arising as a result of the Company or any Company Subsidiary having been a member of any consolidated, combined, unitary or affiliated Tax group prior to the Closing pursuant to Treasury Regulations Section 1.1502-6 or any other provision of federal, state, local or foreign Law; and (C) any Taxes of any person (other than the Company or any Company Subsidiary) imposed on the Company or any Company Subsidiary as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing  ((A), (B) and (C) collectively, the “Pre-Closing Tax Liabilities”); provided, however, that in the case of clauses (A), (B), and (C) above, (w) Seller shall not be liable for the portion of any Transfer Taxes required to be paid by Buyer pursuant to Section 5.12.6, (x) Seller shall be liable only to the extent that such Taxes and liabilities exceed the amount of accrued liabilities for Taxes reflected on the Closing Balance Sheet, (y) Seller shall not be liable for any Pre-Closing Tax Liabilities based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Buyer or (following the Closing) the Company under this Agreement, and (z) Seller shall have no obligation to indemnify any Buyer Indemnified Party for any Taxes or liabilities resulting from an election under Section 338 of the Code with respect to the purchase of the stock of the Company pursuant to this Agreement;

8.2.1.4                                               any Indebtedness (for this purpose using clauses (i) and (ii) of such definition) of the Company or any Company Subsidiary not set forth on Section 2.1.1.1 of the Company Disclosure Schedule;

8.2.1.5                                               any Transaction Expenses not taken into account in Closing Working Capital or the Closing Cash Consideration;

8.2.1.6                                               other than the obligations and liabilities of the Company under the Services Agreement, based upon, attributable to or resulting from the Company’s ownership of RedEnvelope, or otherwise relating to the business, operations and/or winding-down thereof;

8.2.1.7                                               based upon, attributable to or resulting from the SAR Plan, the Company’s Supplemental Executive Retirement Plan, the Company’s Stock Option/Stock Issuance Plan, or the Company’s Stock Incentive Plan (other than any Losses that have been accounted for as a Transaction Expense for purposes of Section 2.1.1.1(E));

8.2.1.8                                               (A) based upon, attributable to or resulting from any payments made to the individuals (the “Sincerely Payees”) set forth on Section 8.2.1.8 of the Company Disclosure Schedule pursuant to Section 9.12 of the Agreement and Plan of Merger, dated as of October 15, 2013, by and among the Company, Sincerely Incorporated, and the other parties thereto (the “Sincerely Agreement”) or (B) any payments made pursuant to Section 9.1(b) of such Agreement and Plan of Merger; and

8.2.1.9                                               based upon, attributable to, or resulting from any payments made pursuant to one of the arrangements set forth on Section 8.2.1.9 of the Company Disclosure Schedule (each, a “Change in Control Severance Agreement”) as a result of the termination of the employment of any employee covered by such Change in Control Severance Agreement in connection with a claim of material diminution in the employee’s title, authority, duties or responsibilities within the Company that constitutes “Good Reason” (as such term is defined in the applicable Change in Control Severance Agreement); provided that, if an employee covered by a Change in Control Severance Agreement is also a party to a written employment agreement with the Company on the date hereof, the Losses with respect to each such employee pursuant to this Section 8.2.1.9 shall be no greater than the amount by which the payments made to such employee pursuant to a Change in Control Severance Agreement exceed the payments that would have been made to the employee as a result of the employee’s termination by the Company without “cause” pursuant to the written employment agreement between the employee and the Company as in effect on the date hereof; and

8.2.2                                                         In the case of any Taxable period that includes but does not end on the Closing Date (a “Straddle Period”), the (i) amount of Pre-Closing Tax Liabilities based on or measured by income, gain, payroll or receipts or relating to any sales or use Tax will be determined based on an interim closing of the books as of the close of business on the Closing Date, and (ii) the amount of any Pre-Closing Tax Liabilities with respect to all other Taxes for a Straddle Period will be deemed to be the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the day that is the Closing Date and the denominator of which is the number of days in such Straddle Period.  For purposes of this Section 8.2.2, any exemption, deduction, credit or other item related to a Straddle Period that is calculated on an annual basis shall be allocated in the same manner as that set forth in clause (ii) of the preceding sentence.  Notwithstanding the foregoing provisions of this Section 8.2.2 or Treasury Regulations Section 1.1502-76(b)(1)(ii)(B), Taxes attributable to any transaction or action taken by or with respect to the Company or any Company Subsidiary out of the Ordinary Course of Business before the Closing on the Closing Date shall be allocated to the Pre-Closing Tax Period, and Taxes attributable to any transaction or action taken by or with respect to the Company or any Company Subsidiary out of the Ordinary Course of Business after the Closing on the Closing Date shall be allocated to the Post-Closing Tax Period.

Section 8.3                                   Indemnification by Buyer.

8.3.1                           Subject to Sections 8.1 and 8.5, in the event the Closing occurs, Buyer hereby agrees to indemnify and hold Seller and its respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns, other than, after the Closing, the Company (collectively, the “Seller Indemnified Parties” and together with the Buyer Indemnified Parties, the “Indemnified Parties” or each, an “Indemnified Party”) harmless from and against, and pay, pursuant to the calculation set forth in Section 8.3.2, to the applicable Seller Indemnified Parties the amount of any and all Losses, including any Indirect Losses in the form of a diminution in value of Seller’s interest in Buyer, in each case:

8.3.1.1                                               based upon, attributable to or resulting from the failure of any of the representations or warranties made by Buyer in Sections 4.1, 4.2, 4.3, 4.4 and 4.7, or any certificate or ancillary document (other than the Investor Rights Agreement) delivered pursuant hereto to the extent such certificate or ancillary document speaks as to the representations and warranties made by Buyer in Sections 4.1, 4.2, 4.3, 4.4 and 4.7, to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date (unless made as of another date, in which case, as of such date); and

8.3.1.2                                               based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Buyer or (following the Closing) the Company under this Agreement or any certificate or ancillary document (other than the Investor Rights Agreement) delivered pursuant hereto.

8.3.2                     The amount for which Buyer shall pay Seller in respect of Losses pursuant to Section 8.3.1 shall equal the sum of:

8.3.2.1                                               all Losses incurred by a Seller Indemnified Party other than any Indirect Loss, computed by multiplying all Losses pursuant to Section 8.3.1 by (i) one, plus (ii) a fraction, (y) the numerator of which is the Loss Percentage (expressed as a decimal) and (z) the denominator of which is one minus the Loss Percentage (expressed as a decimal); plus

8.3.2.2                                               all indirect Losses in the form of a diminution in value of Seller’s interest in Buyer (“Indirect Losses”), computed by multiplying (A) a fraction, (x) the numerator of which is the Loss Percentage (expressed as a decimal) and (y) the denominator of which is one minus the Loss Percentage (expressed as a decimal), and (B) the difference, if positive, between the fair market value of Buyer, determined as if such representation, warranty, covenant or agreement which is the subject of such Loss was true and correct or had been performed in all respects, and the fair market value of Buyer, determined after giving effect to the breach, nonperformance or violation of such representation, warranty, covenant or agreement (but without giving effect to any indemnification obligation of Buyer pursuant to this Agreement).  For purposes of this Agreement, the term “Loss Percentage” means 35%.

Section 8.4                                   Indemnification Procedures.

8.4.1                                                         A claim for indemnification under this Agreement for any matter not involving a third party claim shall be given by the Indemnified Party to the Indemnifying Party (as defined below) by written notice as promptly as reasonably practicable after having knowledge of such claim (but in any case within 15 Business Days after the Indemnified Party has knowledge of such claim, or within such reasonably shorter period of time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim), and include a statement specifying the basis for such claim; provided, however, that failure to give reasonably practicable notice shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party has suffered actual loss and prejudice as a result of such failure.

8.4.2                                                         In the event that any Litigation shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Sections 8.2 or 8.3 (regardless of the limitations set forth in Section 8.5) (a “Third Party Claim”), the Indemnified Party shall as promptly as reasonably practicable after having knowledge of such Third Party Claim (but in any case within 15 Business Days after having knowledge of such Third Party Claim, or within such reasonably shorter period of time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim), cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the applicable indemnifying Party under Sections 8.2 or 8.3 (such Party, the “Indemnifying Party”), and include a statement specifying the basis for such claim.  The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party has suffered actual loss and prejudice as a result of such failure.  Subject to the provisions of this Section 8.4.2, the Indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder; provided that the Indemnifying Party shall, within a reasonable time after receiving the Indemnified Party’s written notice of the assertion of such Third Party Claim, (A) notify the Indemnified Party in writing of its intent to do so; provided that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard and (B) deliver a written confirmation to such Indemnified Party that, based on the facts presented being true, the indemnification provisions of Sections 8.2 or 8.3, as applicable, are applicable to such Third Party Claim and that the Indemnifying Party will indemnify such Indemnified Party in respect of such claim pursuant and subject to the terms of this Article 8. If the Indemnifying Party assumes such defense and, in the course of defending such Third Party Claim or otherwise, discovers that (i) the facts presented at the time the Indemnifying Party confirmed the application of the indemnification provisions hereof were not true and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have any indemnification obligation in respect of such Third Party Claim, then the Indemnifying Party shall not be bound by such confirmation. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify the Indemnified Party for such Losses under this Agreement, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim.  If the Indemnified Party defends any Third Party Claim and the Indemnifying Party is not contesting its obligation to indemnify the Indemnified Party for such Losses under this Agreement, then the Indemnifying Party shall reimburse the Indemnified Party for the reasonable expenses of defending such Third Party Claim upon submission of periodic bills.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (a) so requested by the Indemnifying Party to participate or (b) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than the reasonable fees and expenses of more than one such counsel for all Indemnified Parties in connection with any Third Party Claim.

Subject to the Parties taking necessary steps to preserve the attorney-client or other privileges, the Parties agree to cooperate and provide reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim.  No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such action for which it is entitled to indemnification hereunder without the prior consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed, unless the Indemnifying Party shall have failed, after reasonable notice thereof, to undertake control of such action in the manner provided above in this Section 8.4.2 to the extent the Indemnifying Party was entitled to do so pursuant to this Section 8.4.2.  The Indemnifying Party shall not, without the consent of such Indemnified Party, settle or compromise or consent to entry of any judgment with respect to any such claim (x) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party or (y) that does not include as an unconditional term thereof the giving to such Indemnified Party by the claimant or claimants, release from all liability in respect of such Third Party Claim.

8.4.3                                                         Sections 8.4.1 and 8.4.2 shall not apply to any Tax Claims to which the provisions of Section 5.12.10 apply.

Section 8.5                                   Limitations on Indemnification for Breaches of Representations and Warranties.

8.5.1                                                         Seller shall not have any liability under Section 8.2.1.1 and Buyer shall not have any liability under Section 8.3.1.1, unless, in each case, the aggregate amount of Losses incurred and indemnifiable by the Seller Indemnified Parties or the Buyer Indemnified Parties, respectively, thereunder exceeds $4,300,000 (the “Basket”) and, in such event, Buyer or Seller, as applicable shall be required to pay the amount of all such Losses in excess of the Basket; provided that the Basket limitation shall not apply to Losses related to the failure to be true and correct of any of the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 4.1, 4.2, 4.3 or 4.4.

8.5.2                                                         Seller shall not be required to indemnify any Buyer Indemnified Party under Section 8.2.1.1 and Buyer shall not be required to indemnify any Seller Indemnified Party under Section 8.3.1.1, in each case, for an aggregate amount of Losses greater than $86,000,000 (the “Cap”); provided that there shall be no Cap with respect to Losses related to the failure to be true and correct of any of the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 4.1, 4.2, 4.3 or 4.4.

8.5.3                                                         For purposes of calculating Losses hereunder, any  materiality or Company Material Adverse Effect qualifications in the representations and warranties shall be disregarded.

8.5.4                                                         Seller shall have no right of contribution or other recourse against the Company or the Company Subsidiaries or their respective directors, officers, employees, affiliates, agents, attorneys, representatives, assigns or successors for any Third Party Claims asserted by any Buyer Indemnified Party, except as set forth in Section 8.3.

8.5.5                                                         The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, or any certificate or ancillary document (other than the Investor Rights Agreement) delivered pursuant hereto, shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

8.5.6                                                         In the event of any Loss in respect of which an Indemnified Party asserts an indemnification claim, the Indemnified Party shall use reasonable best efforts to mitigate the consequences of such Loss; provided that if the underlying event is determined to give rise to Losses that are indemnifiable or recoverable hereunder, any reasonable out-of-pocket costs or expenses incurred in connection with such mitigation shall be deemed to be Losses.

8.5.7                                                         No Indemnified Party shall be entitled to any indemnification to the extent that the cost or benefit related to such Loss was reflected in or taken into account in the calculation of the Closing Working Capital Amount or in any amounts that have reduced the Closing Cash Consideration pursuant to clauses (D) and (E) of Section 2.1.1.1.

8.5.8                                                         Any indemnity payment due and payable by an Indemnifying Party to the Indemnified Party under this Agreement shall be (A) net of (and, for the avoidance of doubt, reduced, whether retroactively or otherwise by) any and all third party insurance proceeds and recoveries in respect of third party indemnification obligations actually received by the Indemnified Party thereof in respect of such Loss, whether such proceeds are received before or after indemnity payments are made; provided that such proceeds and recovery will be determined net of the reasonable, out-of-pocket costs and expenses incurred in connection with or otherwise related to prosecuting the claims necessary to obtain such proceeds and recovery and (B) reduced to take account of any net Tax benefit actually taken into account (calculated on a “with and without” basis) with respect to a Tax year ending on or before the last day of the third (3rd) full Tax year following the Closing Date or, if later, in the Tax year in which such Loss is incurred for Tax purposes and in the next succeeding year.

8.5.9                                                         In no event shall any Party’s indemnification obligation hereunder cover or include punitive, exemplary or similar damages, or lost profits (if and to the extent not reasonably foreseeable) suffered by any other party entitled to indemnification under this Agreement except to the extent such damages are paid by an Indemnified Party to a third party.

8.5.10                                                  All indemnification payments made pursuant to this Article 8 shall be treated by the Parties as adjustments to the Purchase Price unless otherwise required by applicable Law.

Section 8.6                                   Exclusivity.

8.6.1                                                         Following the Closing, except in the case of (A) fraud and (B) with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available (and in such cases, this exception shall apply only with respect to such remedies), the sole and exclusive remedy of the Parties with respect to any and all claims arising from any breach of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 8.

8.6.2                                                         Notwithstanding anything to the contrary in this Agreement, including with respect to Sections 3.20, 4.20 and 8.6.1, the Parties acknowledge and agree that (A) no Party waives any claim for fraud (which claim, to the extent successful, shall include and be limited to entitlement to reasonable attorney’s fees) and (B) nothing set forth in this Agreement shall be deemed to waive such a claim or acknowledge that any element of such a claim cannot be established.

Article 9.
GENERAL PROVISIONS

Section 9.1                                   Fees and Expenses.

All expenses incurred by the Parties shall be borne solely and entirely by (A) Seller, with respect to expenses incurred by Seller or the Company and (B) Buyer, with respect to expenses incurred by Buyer.

Section 9.2                                   Notices.

Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (A) when delivered in person, (B) upon transmission by electronic mail or facsimile transmission as evidenced by confirmation of transmission to the sender (but only if followed by transmittal of a copy thereof by (x) national overnight courier or (y) hand delivery with receipt, in each case, for delivery by the second (2nd) Business Day following such electronic mail or facsimile transmission), (C) on receipt after dispatch by registered or certified mail, postage prepaid and addressed, or (D) on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Buyer (or the Company following the Closing), addressed to it at:

FTD Companies, Inc.

3113 Woodcreek Drive

Downers Grove, Illinois  60515

Facsimile:

Attention:                                         Scott D. Levin

E-Mail:

with a copy to (which shall not constitute notice):

Jones Day

901 Lakeside Avenue

Cleveland, Ohio  44114

Facsimile:

Attention:                                         Lyle G. Ganske

James P. Dougherty

E-Mail:

If to the Company (prior to the Closing) or Seller, addressed to it at:

Liberty Interactive Corporation

12300 Liberty Boulevard

Englewood, Colorado 80112

Facsimile:

Attention:                                         Richard N. Baer

E-Mail:

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, New York 10112-4498

Facsimile:

Attention:                                         Frederick H. McGrath

Jonathan Gordon

Email:

Section 9.3                                   Certain Definitions.

For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.7.2.

“Acquired Company IP” means all Intellectual Property in which any of the Company or any Company Subsidiary has an ownership interest (in whole or in part) or right, including all Company Owned IP and Company Licensed IP.

“Affiliate” of a person has the meaning set forth in Rule 12b-2 under the Exchange Act; provided that following the Closing, neither Buyer nor the Company shall be an Affiliate of Seller or any of its Affiliates.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other applicable competition, merger control, antitrust, trade regulation or similar transnational, national, federal or state, domestic or foreign Laws, and other Laws and administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Appointed Members” has the meaning set forth in Section 5.11.5.

“Arbiter” has the meaning set forth in Section 2.2.3.

“Arbiter’s Costs” has the meaning set forth in Section 2.2.3.

“Audited Financials” has the meaning set forth in Section 3.7.1.

“Basket” has the meaning set forth in Section 8.5.1.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means state securities or “blue sky” laws.

“Business Day” shall mean any day other than a day on which the SEC shall be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Acquisition Proposal” means (A) any inquiry, proposal or offer for or with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving Buyer; (B) any inquiry, proposal or offer (including tender or exchange offers) to acquire in any manner, directly or indirectly, more than 15% of the outstanding Buyer Common Stock or Equity Interests of Buyer representing more than 15% of the voting power of Buyer; or (C) any inquiry, proposal or offer to acquire in any manner (including the acquisition of stock in any Buyer Subsidiary), directly or indirectly, assets or businesses of Buyer or the Buyer Subsidiaries, including pursuant to a joint venture, representing more than 15% of the consolidated assets, revenues or net income of Buyer, in each case, other than the transactions contemplated by this Agreement.

“Buyer Adverse Recommendation Change” means the withdrawal or failure to make (or modification in a manner adverse to Seller), or public proposal to withdraw (or modify in a manner adverse to Seller), the Buyer Recommendation.

“Buyer Affiliated Group” has the meaning set forth in Section 4.17.5

“Buyer Benefit Plan” has the meaning set forth in Section 4.10.1.

“Buyer Board” means the Board of Directors of Buyer.

“Buyer Bylaws” has the meaning set forth in Section 4.2.

“Buyer Charter” has the meaning set forth in Section 4.2.

“Buyer Common Stock” means the shares of common stock, par value $0.0001, of Buyer.

“Buyer Consolidated Tax Return” means any Tax Return with respect to any federal, state, provincial, local or foreign Income Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis and that include any entities other than Buyer or Buyer Subsidiaries.

“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to Seller and the Company prior to the execution of this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.1.

“Buyer IT Systems” means all computer systems, networks, hardware, Software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the business of Buyer.

“Buyer Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that (A) is or would reasonably be expected to be material and adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of Buyer and the Buyer Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Buyer Material Adverse Effect:  (i) any adverse change, effect, event, occurrence, state of facts or development demonstrably resulting from the announcement, pendency of the transactions contemplated hereby; (ii) any adverse change, effect, event, occurrence, state of facts or development after the date hereof, attributable to conditions generally affecting any of the industries in which Buyer participates, the U.S. economy or financial or credit markets (including changes in prevailing interest rates, credit availability, liquidity and quality, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets); (iii) changes in Laws after the date hereof; (iv) changes in GAAP after the date hereof; (v) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (vi) a decline in the price of the Buyer Common Stock on Nasdaq or any other trading market (it being understood that the facts and circumstances giving rise to such events specified this clause (vi) may be deemed to constitute, and may be taken into account in determining whether there has been, a Buyer Material Adverse Effect to the extent such facts and circumstances are not otherwise included in clauses (i)-(v) of this definition), except, with respect to clauses (ii), (iii), (iv) and (v), to the extent that the effects of such change are disproportionately adverse to the business, assets, properties, condition (financial or otherwise) or results of Buyer and the Buyer Subsidiaries, taken as a whole, as compared to other companies in the industries in which Buyer and the Buyer Subsidiaries operate; or (B) prevents or materially impairs or delays the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or would reasonably expect to do so.

“Buyer Material Contract” has the meaning set forth in Section 4.12.1.

“Buyer Meeting” has the meaning set forth in Section 5.5.

“Buyer Options” has the meaning set forth in Section 4.3.1.

“Buyer Owned IP” means any Intellectual Property owned by either Buyer or any Buyer Subsidiary in whole or in part.

“Buyer Permits” has the meaning set forth in Section 4.6.

“Buyer Preferred Stock” has the meaning set forth in Section 4.3.1.

“Buyer Prepared Income Tax Returns” has the meaning set forth in Section 5.12.3.2.

“Buyer Prepared Other Tax Returns” has the meaning set forth in Section 5.12.3.3.

“Buyer Prepared Tax Returns” has the meaning set forth in Section 5.12.3.1.

“Buyer Recommendation” has the meaning set forth in Section 5.4.3

“Buyer Representatives” has the meaning set forth in Section 5.6.1.

“Buyer Retirement Plan” has the meaning set forth in Section 5.11.7.

“Buyer SEC Filings” has the meaning set forth in Section 4.7.1.

“Buyer Stock Award” has the meaning set forth in Section 4.3.1.

“Buyer Stock Plan” has the meaning set forth in Section 4.3.1.

“Buyer Stockholder Approval” has the meaning set forth in Section 4.18.

“Buyer Subsidiary” has the meaning set forth in Section 4.1.

“Buyer Superior Proposal” means a bona fide, unsolicited written Buyer Acquisition Proposal not obtained in breach of Section 5.7 of this Agreement (A) that if consummated would result in a third party (or in the case of a direct merger between such third party and Buyer, the stockholders of such third party) acquiring, directly or indirectly, more than 80% of the outstanding Buyer Common Stock or all or substantially all the assets of Buyer and the Buyer Subsidiaries, taken as a whole; (B) that the Buyer Board determines in good faith, after consultation with its outside legal counsel and its outside financial advisor, is reasonably capable of being completed, taking into account all financial, legal, regulatory, timing, the likelihood of completing such Buyer Acquisition Proposal as compared to the transactions contemplated hereby and other aspects of such proposal, including all conditions contained therein and the person making such Buyer Acquisition Proposal; (C) that the Buyer Board determines in good faith, after consultation with its outside legal counsel and its outside financial advisor (taking into account any changes to this Agreement proposed by Seller in response to such Buyer Acquisition Proposal, and all financial, legal, regulatory, timing, the likelihood of completing such Buyer Acquisition Proposal as compared to the transactions contemplated hereby and other aspects of such Buyer Acquisition Proposal, including all conditions contained therein and the person making such proposal, and this Agreement), is more favorable to the stockholders of Buyer from a financial point of view than the transactions contemplated hereby; and (D) the definitive documentation in respect of which does not contain any due diligence or financing condition.

“Cap” has the meaning set forth in Section 8.5.2.

“Cash” means the sum of cash and cash equivalents of the Company and the Company Subsidiaries, as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financials.

“Change in Control Severance Agreement” has the meaning set forth in Section 8.2.1.9.

“Change Notice” has the meaning set forth in Section 5.7.4.

“Closing” has the meaning set forth in Section 1.2.

“Closing 8-K” has the meaning set forth in Section 5.16.3.

“Closing Balance Sheet” has the meaning set forth in Section 2.2.2.

“Closing Cash Consideration” has the meaning set forth in Section 2.1.1.1.

“Closing Cash Statement” has the meaning set forth in Section 2.2.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Working Capital” means (A) Current Assets, less (B) Current Liabilities.

“Closing Working Capital Statement” has the meaning set forth in Section 2.2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” has the meaning set forth in Section 3.10.1.

“Company Bylaws” has the meaning set forth in Section 3.2.

“Company Charter” has the meaning set forth in Section 3.2.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Schedule” means the disclosure schedule delivered by Seller and the Company to Buyer at or prior to the execution of this Agreement.

“Company IT Systems” means all computer systems, networks, hardware, Software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the business of Company.

“Company Licensed IP” means any Intellectual Property licensed to the Company or any Company Subsidiary pursuant to a Company Material Contract listed or required to be listed in Section 3.12 of the Company Disclosure Schedule.

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that (A) is or would reasonably be expected to be material and adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:  (i) any adverse change, effect, event, occurrence, state of facts or development demonstrably resulting from the announcement, pendency or consummation of the transactions contemplated hereby; (ii) any adverse change, effect, event, occurrence, state of facts or development after the date hereof, attributable to conditions generally affecting any of the industries in which the Company participates, the U.S. economy or financial or credit markets (including changes in prevailing interest rates, credit availability, liquidity and quality, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets); (iii) changes in Laws after the date hereof; (iv) changes in GAAP after the date hereof; (v) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (vi) any adverse change, effect, event, occurrence, state of facts or development with respect to the RedEnvelope business, except, with respect to clauses (ii), (iii), (iv) and (v), to the extent that the effects of such change are disproportionately adverse to the business, assets, properties, condition (financial or otherwise) or results of the Company and the Company Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and the Company Subsidiaries operate; or (B) prevents or materially impairs or delays the ability of the Company or Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or would reasonably be expected to do so.

“Company Material Contract” has the meaning set forth in Section 3.12.2.

“Company Owned IP” means any Intellectual Property owned by either the Company or any Company Subsidiary, in whole or in part.

“Company Permits” has the meaning set forth in Section 3.6.

“Company SAR” has the meaning set forth in Section 5.11.4.

“Company Subsidiary” has the meaning set forth in Section 3.1.

“Confidentiality Agreements” has the meaning set forth in Section 5.6.4.

“Continuing Employees” has the meaning set forth in Section 5.11.1.

“Contract” means any written or oral agreement, contract, indenture, instrument, lease, license, or undertaking or other legally binding commitment or obligation.

“Copyrights” means all copyrights, whether in published or unpublished works, rights in databases and data collections, mask work rights, rights in Software and web site content, rights to compilations and collective works, rights to derivative works of any of the foregoing, registrations and applications for registration for any of the foregoing and renewals or extensions thereof, and moral rights and economic rights in the foregoing.

“Current Assets” means the current assets of the Company on a consolidated basis, as determined in accordance with the current assets set forth on the Example Statement, excluding Cash, current deferred Tax assets and any current assets of RedEnvelope (including any current assets transferred thereto pursuant to Section 5.20). For the avoidance of doubt, “Current Assets” shall be determined after giving effect to all audit adjustments on a monthly basis.

“Current Auditors” has the meaning set forth in Section 5.16.1.

“Current Liabilities” means the current liabilities of the Company on a consolidated basis, as determined in accordance with the current liabilities set forth on the Example Statement, excluding (i) current deferred Tax liabilities, (ii) the current portion of long term Indebtedness (including for the avoidance of doubt, any Indebtedness under the Company’s revolving credit facility), (iii) any and all

Indebtedness that would be considered a current liability that have reduced the Closing Cash Consideration pursuant to clause (D) of Section 2.1.1.1, (iv) Transaction Expenses that have reduced the Closing Cash Consideration pursuant to clause (E) of Section 2.1.1.1, (v) any amounts payable pursuant to the terms of the arrangements identified on Sections 3.9(A)(1) - (8) and 3.11.2(II)(3) of the Company Disclosure Schedule, (vi) any current liabilities of RedEnvelope (including any current liabilities transferred thereto pursuant to Section 5.20), (vii) payables to directors, officers, employees that relate to the SAR Plan, (viii) accrued interest and (ix) any payables (x) related to the Indemnification Holdback in the Sincerely Agreement or (y) to the Sincerely Payees pursuant to Section 9.12 of the Sincerely Agreement. For the avoidance of doubt, “Current Liabilities” shall be determined after giving effect to all audit adjustments on a monthly basis.

“Debt Financing” has the meaning set forth in Section 4.24.1.

“Deferred Compensation Plan” has the meaning set forth in Section 5.11.5.

“Definitive Debt Agreements” has the meaning set forth in Section 5.14.1.

“Delaware Courts” has the meaning set forth in Section 9.13.1.

“Disclosure Schedules” means the Buyer Disclosure Schedule and the Company Disclosure Schedule.

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Environmental Laws” means any Law relating to the pollution, protection, investigation or restoration of the environment, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge, or the exposure of persons to, of Hazardous Materials.

“Environmental Permits” means any permit, approval, license or other authorization required under any applicable Environmental Law.

“Equity Interest” means any capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“ERISA” has the meaning set forth in Section 3.10.1.

“Estimated Cash” has the meaning set forth in Section 2.1.1.1.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.2.1.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.2.1.

“Estimated Closing Working Capital Excess” has the meaning set forth in Section 2.1.1.1.

“Estimated Closing Working Capital Shortfall” has the meaning set forth in Section 2.1.1.1.

“Example Statement” has the meaning set forth in Section 2.2.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financing Action” has the meaning set forth in Section 5.14.4.

“Financial Statements” has the meaning set forth in Section 3.7.1.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any foreign government, any State of the United States or any political subdivision thereof (including the Banking Authorities and the United States Department of Justice), and any court, tribunal or arbitrator(s) of competent jurisdiction.

“Governmental Authorizations” has the meaning set forth in Section 3.5.2.

“Hazardous Materials” means any chemical, material, waste or other substance defined as “toxic” or “hazardous” or otherwise regulated under any applicable Environmental Law, including petroleum and petroleum-containing materials, asbestos and asbestos-containing materials, radiation and radioactive materials and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Income Tax” means any and all U.S. federal, state, local and foreign income and franchise taxes and any similar taxes primarily based upon or calculated with respect to gross income, net income, gross receipts, net receipts, capital or profits, and in each case including any interest, penalties, additions to tax and additional amounts imposed with respect thereto; provided, however, that for the avoidance of doubt, “Income Tax” shall not include any sales, use, withholding or payroll taxes and other similar taxes (including interest, penalties, additions to tax and additional amounts imposed with respect thereto).

“Income Tax Returns” means any Tax Returns filed with respect to Income Taxes.

“Indebtedness” means, as to any person, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness for borrowed money and (B) obligations evidenced by bonds, debentures, notes or other similar instruments for the payment of which such person is responsible of liable, (ii) obligations or liabilities of such person under or in connection with letters of credit or bankers’ acceptances or similar items; provided, however, that undrawn amounts shall not be included in this definition of Indebtedness, (iii) that portion of obligations with respect to capital leases that is properly classified as a long term liability on a balance sheet in conformity with GAAP, (iv) all obligations of such person under interest rate or currency swap transactions, (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above and (vi) all obligations of the type referred to in clauses (i) through (v) of other persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such person (whether or not such obligation is assumed by such person).

“Indemnified Parties” has the meaning set forth in Section 8.3.1.

“Indemnifying Party” has the meaning set forth in Section 8.4.2.

“Indirect Losses” has the meaning set forth in Section 8.3.2.2.

“Initial Cash Consideration” means $121,460,980.

“Intellectual Property” means Copyrights, Domain Names, Patents, Software, trademarks and trade secrets, all tangible embodiments of the foregoing, and all rights to enforce rights in and to collect damages for past, present and future violations of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 3.7.1.

“Intervening Event” means a material event or material change in circumstances occurring or arising after the date hereof with respect to Buyer that (A) is materially and disproportionately more favorable to the recurring financial condition and results of operations of Buyer and the Buyer Subsidiaries, taken as a whole, relative to the other businesses operating in the same industry (including the Company’s business) and (B) was neither known to the Buyer Board or the Chief Executive Officer or Chief Financial Officer of Buyer nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Buyer Acquisition Proposal, any development or change relating to the Seller or the Company (including any decline in the trading price of the capital stock of the Seller), clearance of the transactions contemplated by this Agreement under the

HSR Act, or any introduction into the marketplace of new or modified products or services by the Seller or the Subsidiaries of the Seller).

“Intervening Event BARC” has the meaning set forth in Section 5.7.4.

“Intervening Event Termination Fee” has the meaning set forth in Section 7.2.7.

“Investor Rights Agreement” has the meaning set forth in Section 2.1.2.1.

“IRS” means the United States Internal Revenue Service.

“knowledge” will be deemed to be present when the matter in question was actually known after due inquiry to Robert Apatoff, Becky Sheehan or Jandy Tomy (in the case of Buyer) or to Christopher Shean, Chris Shimojima, Rick Sliter, Adam Fischer or Rex Bosen (in the case of the Seller or the Company, as applicable, pursuant to the terms of this Agreement) on or prior to the date of this Agreement.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, agency requirement, common law, order, judgment, writ, stipulation, award, injunction or decree.

“Legal Advisors” has the meaning set forth in Section 5.13.

“Lenders” has the meaning set forth in Section 5.15.5.

“Liens” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Litigation” means any (A) action, arbitration or lawsuit or (B) criminal prosecution, examination, or investigation by or before any Governmental Authority.

“L LLC” has the meaning set forth in Section 2.1.1.2.

“Loss” or “Losses” has the meaning set forth in Section 8.2.1.

“Loss Percentage” has the meaning set forth in Section 8.3.2.2.

“Nasdaq” means The Nasdaq Stock Market.

“Open Source Materials” shall mean all Software that is licensed or distributed under an Open Source License.

“Open Source License” means any version of the GNU General Public License (GPL), Lesser/Library General Public License (LGPL), Mozilla Public License (MPL), Common Public License (CPL) or any other license for Software where the license includes terms providing that (a) a licensee of the Software is authorized to make modifications to, or derivative works of, the Source Code for the Software, and (b) the licensee is authorized to distribute such modifications or derivative works for the Software only if subsequent licensees are authorized to further modify or make derivative works of licensee’s works.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the relevant person or persons through the date hereof consistent with past practice.

“Other Filings” means all filings made by, or required to be made by, Seller or Buyer with the SEC, other than the Proxy Statement.

“Outside Date” has the meaning set forth in Section 7.1.2.

“Parent Party” or “Parent Parties” means each of Buyer and Seller, or both of them collectively.

“Party” or “Parties” means each of Buyer, Seller and the Company, or all of them collectively.

“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, reexaminations or equivalents or counterparts of any of the foregoing; and moral and economic rights of inventors in any of the foregoing.

“Permitted Liens” means (A) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being diligently contested in good faith by appropriate proceedings by the Company and the Company Subsidiaries and for which appropriate reserves have been established in accordance with GAAP; (B) mechanics’, carriers’, workers’, repairers’, warehousemen’s, materialmen’s and similar statutory liens arising or incurred in the Ordinary Course of Business or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and the Company Subsidiaries and for which appropriate reserves have been established in accordance with GAAP, in each case that are not material to the business, operations and financial condition of the property so encumbered and that are not resulting from a breach, default or violation by the Company or any Company Subsidiary of any Contract or Law; (C) Laws, including, but not limited to, zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over leased real property or owned real property which are not violated by the current use and operation of the applicable leased real property or the violation of which do not materially impair the occupancy or use of the leased real property or owned real property for the purposes for which it is currently used in connection with the business of the Company and the Company Subsidiaries; (D) covenants, conditions, restrictions, easements, encumbrances, rights of way, licenses, and other matters of record affecting title to the leased real property or owned real property which do not materially impair the occupancy or use of the leased real property or owned real property for the purposes for which it is currently used in connection with the business of the Company and the Company Subsidiaries; (E) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, in each case arising in the Ordinary Course of Business and not resulting from a breach, default or violation by the Company or any Company Subsidiary of any Contract or Law; and (F) liens on goods in transit incurred pursuant to documentary letters of credit.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity or group.

“Policies” has the meaning set forth in Section 3.19.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning the day after the Closing Date.

“Pre-Closing Investor Director Designees” has the meaning set forth in Section 5.17.

“Pre-Closing Tax Liabilities” has the meaning set forth in Section 8.2.1.3.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Pre-Signing Investor Director Designees” has the meaning set forth in Section 5.17.

“Proxy Statement” means, collectively, the letter to stockholders, notice of meeting, proxy statement and forms of proxy to be distributed to stockholders and to be filed with the SEC in connection with seeking Buyer Stockholder Approval.

“Purchase Price” means the Closing Cash Consideration, as adjusted pursuant to Section 2.2, together with the Stock Consideration delivered pursuant to Section 2.1.

“Real Estate Lease” has the meaning set forth in Section 3.16.

“RedEnvelope” means Provide Gifts, Inc. (d/b/a “RedEnvelope”), a wholly owned subsidiary of the Company.

“Regulatory Conditions” has the meaning set forth in Section 7.1.2.

“Required Buyer Stockholders” has the meaning set forth in Section 4.18.

“Restricted Stock” means shares of Buyer Common Stock subject to the Investor Rights Agreement.

“SAR Plan” has the meaning set forth in Section 5.11.4.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Affiliated Group” has the meaning set forth in Section 3.17.5.

“Seller Consolidated Tax Return” means any Tax Return with respect to any federal, state, provincial, local or foreign Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis and that include Company or any Company Subsidiary on the one hand, and Seller or any Affiliate of Seller (other than the Company or the Company Subsidiaries) on the other hand.

“Seller Indemnified Parties” has the meaning set forth in Section 8.3.1.

“Seller Representatives” has the meaning set forth in Section 5.6.2.

“Seller Retirement Plan” has the meaning set forth in Section 5.11.7.

“Seller SEC Filings” means all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and other documents required to be filed with the SEC by Seller under the Securities Act or the Exchange Act, as the case may be, from and after January 1, 2013.

“Services Agreement” has the meaning set forth in Section 2.1.2.8.

“Shares” has the meaning set forth in the Recitals.

“Sincerely Agreement” has the meaning set forth in Section 8.2.1.8.

“Sincerely Payees” has the meaning set forth in Section 8.2.1.8.

“Software” means computer software in any form, including object code, source code and code development tools, and regardless of the method stored or the media upon which it resides.

“Standard Termination Fee” has the meaning set forth in Section 7.2.7.

“Stock Consideration” means 10,203,010 shares of Restricted Stock.

“Stock Consideration Valuation” means $308,539,020.

“Stock Issuance” has the meaning set forth in Section 2.1.1.2.

“Straddle Period” has the meaning set forth in Section 8.2.2.

“Subsidiary” or “Subsidiaries” of Buyer, the Company or any other person means any corporation, partnership, joint venture or other legal entity of which Buyer, the Company or such other person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Survival Period” has the meaning set forth in Section 8.1.

“Superior Proposal BARC” has the meaning set forth in Section 5.7.4.

“Superior Proposal Termination Fee” has the meaning set forth in Section 7.2.7.

“Takeover Law” means any “moratorium”, “fair price”, “affiliate transaction”, “business combination”, “control share acquisition” or other similar provision of any state Law.

“Target Working Capital” means an amount equal to the average of the prior twelve months’ month-end Current Assets minus month-end Current Liabilities (in each case, as calculated on a monthly basis) for the period ending July 31, 2014.

“Tax Claim” has the meaning set forth in Section 5.12.10.

“Tax Returns” means any report, return, form, claim for refund, election, estimated tax filing, declaration or similar statement or document required to be supplied to, or filed with, any Taxing Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means any and all (A) taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Taxing Authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, escheat, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees; (B) liability for the payment of any amounts of the type described in clause (A) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group or a transferee or successor; and (C) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (A) or (B).

“Taxing Authority” means any Governmental Authority exercising any authority to impose any Tax or that is responsible for the imposition, assessment or collection of any Tax.

“Third Party Claim” has the meaning set forth in Section 8.4.2.

“Transaction” means the purchase of the Shares of the Company and the performance of the transactions contemplated by this Agreement.

“Transaction Expenses” means, without duplication, except as otherwise expressly set forth in this Agreement, the aggregate amount of any direct out-of-pocket fees and expenses that the Company or any Company Subsidiary is obligated to pay in connection with the Transaction or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, in each case, (i) including (A) any fees payable to Governmental Authorities and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authority or third parties on behalf of the Company or any Company Subsidiary prior to the Closing, (B) any fees or expenses associated with obtaining the release and termination of any Liens on the Company or its Subsidiaries’ assets other than Permitted Liens; (C) all brokers’ or finders’ fees payable under any Contract entered into by Seller or any of its Subsidiaries prior to the Closing; (D) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors incurred prior to the Closing, (E) an amount equal to the amount that is required to be transferred to the trust established by the Provide Commerce, Inc. Deferred Compensation Plan Amended and Restated Rabbi Trust Agreement in connection with the Closing, if any, in accordance with Section 5.11.5; (F) any sale, “stay-around,” retention, or similar bonuses or payments to current or former directors, officers, employees and consultants paid or promised to be paid by Seller or the Company prior to the Closing as a result of or in connection with the Transaction and all amounts owed under the SAR Plan, if any, to the extent not already paid; and (G) the employer portion of any payroll, Social Security, unemployment or similar Taxes in connection with the payments described in the preceding clause (F) after giving effect to clause (ii); and (ii) excluding payments pursuant to the terms of the arrangements identified on identified on Sections 3.9(A)(1) - (8) and 3.11.2(II)(3) of the Company Disclosure Schedule.

“Transfer Taxes” has the meaning set forth in Section 5.12.6.

“Treasury Regulations” means the regulations promulgated under the Code in effect on the date hereof and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

“Willful Breach” means (i) with respect to any breach of a representation or warranty contained in this Agreement, a material breach of such representation or warranty that has been made with the knowledge of the breaching Party and (ii) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach, or failure to perform, that is a consequence of an act or omission undertaken by the breaching Party with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

Section 9.4                                   Interpretation; Terms Defined Elsewhere.

When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article of, Section of, Schedule to or Exhibit to this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “close of business” shall be deemed to mean 5:00 P.M., New York City time, on the date specified.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive and means “and/or” unless the context in which such phrase is used shall dictate otherwise. Terms defined in the singular in this Agreement shall also include the plural and vice versa. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” unless the context in which such phrase is used shall dictate otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Any reference in this Agreement to a person shall be deemed to be a reference to such person and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all its assets.

Section 9.5                                   Headings.

The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement.

Section 9.6                                   Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.7                                   Entire Agreement.

This Agreement (together with the Exhibits, the Disclosure Schedules and the other documents delivered pursuant hereto) constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof, other than the Confidentiality Agreements.

Section 9.8                                   Amendment.

This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 9.9                                   Waiver.

At any time prior to the Closing, Buyer or Seller (on behalf of itself and the Company) may, to the extent permitted by applicable Law, extend the timeframe of, or waive any requirement of, the performance of the other Party contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party making such waiver, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or for any other period not specifically provided in the waiver.

Section 9.10                            Assignment.

This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties hereto and any purported assignment hereof shall be null and void, except that (A) Buyer may assign its rights under this Agreement solely to purchase and receive the Shares from Seller pursuant to Section 1.1 to a wholly owned Subsidiary of Buyer and (B) following the Closing, Buyer may assign its rights under this Agreement to a lender of Buyer in connection with the pledge of all of the assets of Buyer to a financial institution as collateral in connection with a bone fide financing transaction; provided, that, in each case, such assignment will not relieve Buyer of its indemnification obligations or any other obligations set forth in this Agreement.

Section 9.11                            Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Lenders are intended third party beneficiaries of Sections 5.15.5 and 9.13.  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.12                            Mutual Drafting.

Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties and this Agreement shall not be construed against any Party as the principal draftsperson hereof.

Section 9.13                            Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

9.13.1              This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of Laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. The Parties hereby irrevocably and unconditionally submit to the sole and exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, of any other State Court of the State of Delaware or any Federal Court of the United States of America sitting in the State of Delaware (collectively, the “Delaware Courts”), in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Delaware Courts, or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Delaware Courts.  The Parties hereby consent to and grant the Delaware Courts jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

9.13.2              Notwithstanding anything contrary in this Agreement, each of the Parties hereto agrees that it will not bring or support, nor will it permit any of its Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and representatives to bring or support, any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Lenders in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Commitment Letter, the Definitive Debt Agreements or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The Parties hereto further agree that all of the provisions of Section 9.13.3 relating to waiver of jury trial shall apply to any action, cause of action, claim, cross-claim or third party-claim referenced in this Section 9.13.2. Notwithstanding anything to the contrary contained in this Agreement, the Lenders are intended third party beneficiaries of, and shall be entitled to the protections of, this Section 9.13.2, and this Section 9.13.2 may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Lenders without the prior written consent of the Lenders.

9.13.3              EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING BUT NOT LIMITED TO ANY DISPUTE ARISING OUT OF OR RELATING TO THE COMMITMENT LETTER OR THE PERFORMANCE THEREOF OR THE DEBT FINANCING). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13. Notwithstanding anything to the contrary contained in this Agreement, the Lenders are intended third party beneficiaries of, and shall be entitled to the protections of, this Section 9.13.3, and this Section 9.13.3 may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Lenders without the prior written consent of the Lenders.

Section 9.14                            Disclosure.

Each Party has or may have set forth information in its respective Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. Any event or condition specifically disclosed in reasonable detail in one section of a Party’s Disclosure Schedule shall be deemed disclosed or incorporated into any other section of such Party’s Disclosure Schedule with the same degree of specification where it is apparent on the face of such disclosure that such disclosure would be appropriate and relevant to such other section of such Party’s Disclosure Schedule. The fact that any item of information is disclosed in a Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.  Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material”, “Company Material Adverse Effect” or “Seller Material Adverse Effect” or other similar terms in this Agreement.

Section 9.15                            Counterparts.

This Agreement may be executed in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.16                            Specific Performance.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which they are entitled at Law or in equity.

Section 9.17                            Further Assurance.

Each Party shall cooperate and take such action as may be reasonably requested by the other Parties in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby; provided, however, that no Party shall be obligated to take any actions or omit to take any actions that would be inconsistent with applicable Law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Buyer, Seller and the Company have caused this Agreement to be executed, as of the date first written above, by their respective officers thereunto duly authorized.

BUYER:
FTD COMPANIES, INC.

By:	/s/ Robert S. Apatoff
Name: Robert S. Apatoff
Its: President & CEO

SELLER:
LIBERTY INTERACTIVE CORPORATION

By:	/s/ Christopher W. Shean
Name: Christopher W. Shean
Its: Senior Vice President & Chief Financial Officer

THE COMPANY:
PROVIDE COMMERCE, INC.

By:	/s/ Chris Shimojima
Name: Chris Shimojima
Its: CEO

[Signature Page to Stock Purchase Agreement]

EXHIBIT A
RESOLUTION

Resolutions Adopted at a Special Meeting
of the Board of Directors
July 28, 2014

The Acquisition; Issuance of Restricted Company Common Stock

RESOLVED, that the form, terms and provisions of the Stock Purchase Agreement (the “Stock Purchase Agreement”) to be entered into by and among FTD Companies, Inc., a Delaware corporation (the “Company”), Liberty Interactive Corporation, a Delaware corporation (“LIC”) and Provide Commerce, Inc., a Delaware corporation (“Target”), including any exhibits, annexes and schedules thereto, in substantially the form presented to the Board of Directors of the Company (the “Board”), with such changes therein and additions thereto as shall be made in accordance with the following resolution, providing, among other things, for the acquisition by the Company of 100% of the stock of Target (the “Acquisition”), and the payment of consideration therefor by the Company consisting of (A) $121,460,980 in cash and (B) the issuance by the Company of 10,203,010 shares of Common Stock of the Company (the “Restricted Stock Issuance”), and the other transactions, actions and instruments contemplated by or incident to the Stock Purchase Agreement be and hereby are authorized, adopted and approved for all purposes;

FURTHER RESOLVED, that each executive officer of the Company (collectively, the “Authorized Officers”) be, and each of them hereby is, authorized for and on behalf of the Company to execute and deliver the Stock Purchase Agreement with such additions, deletions, changes or modifications as such Authorized Officer executing the same shall approve, such execution and delivery to conclusively evidence the authorization and approval thereof by the Company, and are each hereby empowered to take any other action and make any such filings as such Authorized Officer deems necessary or desirable in connection with the execution, delivery and performance of the Stock Purchase Agreement and the consummation of the transactions contemplated thereby, including the Acquisition;

FURTHER RESOLVED, that the Restricted Stock Issuance be, and it hereby is, authorized and approved, and that when issued under the Stock Purchase Agreement, such Company Common Stock will be validly issued, fully paid and nonassessable shares of common stock of the Company; and

FURTHER RESOLVED, that, in connection with the Acquisition and the Restricted Stock Issuance, the Company reserves for issuance 10,203,010 shares of Company Common Stock required to be issued to LIC when and as provided in the Stock Purchase Agreement.

Approval of Investor Rights Agreement

RESOLVED, that the form, terms and provisions of the Investor Rights Agreement (the “Investor Rights Agreement”) to be entered into by the Company and LIC upon the consummation of the transactions anticipated by the Stock Purchase Agreement, including any exhibits, annexes and schedules thereto, in substantially the same form presented to the Board, with such changes therein and additions thereto as shall be made in accordance with the following resolution, and the other transactions, actions and instruments contemplated by or incident to the Investor Rights Agreement be and hereby are authorized, adopted and approved for all purposes; and

FURTHER RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized for and on behalf of the Company to execute and deliver the Investor Rights Agreement upon the consummation of the transaction with such additions, deletions, changes or modifications as such Authorized Officer executing the same shall approve, such execution and delivery to conclusively evidence the authorization and approval thereof by the Company, and are each hereby empowered to take any other action and make any such filings as such Authorized Officer deems necessary or desirable in connection with the execution, delivery and performance of the Investor Rights Agreement and the consummation of the transactions contemplated thereby.

DGCL 203 Waiver

RESOLVED, that each of the Investor Affiliates (as defined in the Investor Rights Agreement) and any “affiliates” or “associates” thereof (for purposes of this resolution, as defined in and contemplated by Section 203(c)(1) and Section 203(c)(2) of the General Corporation Law of the State of Delaware (“DGCL”)), including persons who become “affiliates” or “associates” of the Investor Affiliates after the date hereof, any group composed solely of Investor Affiliates and any “affiliates” or “associates” thereof, and any Qualified Distribution Transferee (as defined in the Investor Rights Agreement) that receives Issuer Common Stock (as defined in the Investor Rights Agreement) in a Distribution Transaction (as defined in the Investor Rights Agreement) and any “affiliates” or “associates” thereof (collectively, the “Exempt Persons”), are approved as an “interested stockholder” within the meaning of Section 203 of the DGCL and that any acquisition of “ownership” of “voting stock” (as defined in and contemplated by Section 203(c)(8) and Section 203(c)(9) of the DGCL) of the Company (or any successor thereto) by any of the Exempt Persons, either individually or as a group, as any such acquisition may occur from time to time (including in circumstances where an Investor Affiliate, or “affiliate” or “associate” thereof ceases to be an “affiliate” of the Investor (as defined in the Investor Rights Agreement) and continues to own voting stock of the Company, so long as such person meets the requirements of a Qualified Distribution Transferee (as defined in the Investor Rights Agreement) or an “affiliate” thereof), be and hereby are approved for purposes of Section 203 of the DGCL, and the restrictions on “business combinations” contained in Section 203 of the DGCL shall not apply to any of the Exempt Persons.

EXHIBIT B
Investor Rights Agreement

EXHIBIT C
Services Agreement

AGREED FORM

SERVICES AGREEMENT

between

LIBERTY INTERACTIVE CORPORATION

and

:

PROVIDE COMMERCE, INC.

SERVICES AGREEMENT

This SERVICES AGREEMENT, dated as of [•], 201[•] (this “Services Agreement”), is entered into between Liberty Interactive Corporation, a Delaware corporation (“Liberty”) and Provide Commerce, Inc., a Delaware corporation (“Provide” and, Provide together with Liberty, the “Parties” and each a “Party”).

WHEREAS, pursuant to the Stock Purchase Agreement, dated as of July 30, 2014 (the “Stock Purchase Agreement”), by and among FTD Companies, Inc., a Delaware corporation (“FTD”), Liberty and Provide, FTD will acquire 100% of the issued and outstanding shares of common stock of Provide from Liberty for the consideration set forth in the Stock Purchase Agreement (the “Transactions”);

WHEREAS, in connection with the consummation of the Transactions, and pursuant to the terms of the Stock Purchase Agreement, prior to the closing of the Transactions (the “Closing”); Provide will transfer (x) the shares of common stock of its Subsidiary conducting the business known as RedEnvelope, Provide Gifts, Inc. (“RedEnvelope”), by way of a distribution to a wholly-owned Subsidiary of Liberty and (y) certain employees and assets of Provide and the Company Subsidiaries primarily used in the business of RedEnvelope, as mutually agreed by FTD and Liberty pursuant to the terms of the Stock Purchase Agreement;

WHEREAS, in connection with the Transactions, Liberty and its Subsidiaries, including RedEnvelope, desire to procure certain services from Provide for a period of time, and Provide is willing to provide such services during a transition period commencing on the Effective Date (as defined in Section 6.01), on the terms and conditions set forth in this Services Agreement.

NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Services Agreement, the Parties hereby agree as follows:

ARTICLE I

Definitions

1.01.     All terms used herein and not defined herein shall have the meanings assigned to them in the Stock Purchase Agreement.

ARTICLE II

Agreement To Provide and Accept Services

2.01.    Provision of Services.

(a)                                 On the terms and subject to the conditions contained herein, Provide agrees with Liberty that it shall provide, or, at its discretion, shall cause its Subsidiaries and their respective employees designated by Provide (such designated Subsidiaries and employees, together with Provide, being herein collectively referred to as the “Service Providers”) to provide, to

RedEnvelope (or another Subsidiary of Liberty as determined by Liberty, RedEnvelope and such other Subsidiaries, together with Liberty, each being referred to herein as a “Receiving Party” or, collectively, the “Receiving Parties”) the services (“Services”) listed on the Schedule of Services attached hereto as Exhibit A (the “Services Schedule”).  Each Service shall be provided in exchange for the consideration set forth with respect to such Service on the Services Schedule or as the Parties may otherwise agree in writing.  Each Service shall be provided and accepted in accordance with the terms, limitations and conditions set forth herein and on the Services Schedule.

2.02.    Books and Records; Availability of Information.    Each of the Service Providers shall create and maintain accurate books and records in connection with the provision of the Services performed or caused to be performed by them. Upon reasonable notice from a Receiving Party, the Service Providers shall make available for inspection and copying by such Receiving Party’s agents such books and records to the extent relating to the Services provided to such Receiving Party hereunder during reasonable business hours.  Such inspection shall be conducted by such Receiving Party or its agents in a manner that will not unreasonably interfere with the normal business operations of the Service Providers.  The Receiving Party shall make available on a timely basis to the Service Provider all information and materials reasonably requested by the Service Provider to enable it to provide the Services.  The Receiving Party shall provide to the Service Provider reasonable access to the Receiving Party’s premises to the extent necessary for the purpose of providing the applicable Services.

ARTICLE III

Services; Payment; Independent Contractors

3.01.    Services To Be Provided.    Unless otherwise agreed between the Parties (including to the extent specified in the applicable entry on the Services Schedule), the Service Providers shall be required to perform the Services only in a manner, scope, nature and quality as provided by or within Provide that is similar in all material respects to the manner in which such Services were performed immediately prior to the Effective Date.  The Service Providers shall act under this Services Agreement solely as an independent contractor and not as an agent or employee of any Receiving Party or any of such Receiving Party’s Affiliates.  [As an independent contractor, all overhead and personnel necessary to the Services required of the Service Provider hereunder shall be the Service Provider’s sole responsibility and shall be at the Service Provider’s sole cost and expense.](1)  The Service Provider shall not have the authority to bind a Receiving Party by contract or otherwise.  The Parties will use good faith efforts to reasonably cooperate with each other in all matters relating to the provision and receipt of Services, including, without limitation, providing, subject to Section 3.02, any necessary licenses with respect to Intellectual Property of a Party in connection with the provision of Services.

3.02.     Third Party Consents.  The Receiving Parties understand, acknowledge and agree that certain Services to be provided by the Service Providers may be provided by or through the use of unaffiliated third parties on behalf of a Service Provider pursuant to contracts, including licenses of Intellectual Property, to which the Receiving Parties are not a party (collectively, “Third Party Contracts”).  The Receiving Parties also understand, acknowledge and agree that the continued participation in such Third Party Contracts by such third parties in providing Services may require the Service Providers to obtain additional consents, approvals, permissions or licenses (collectively, “Authorizations”), and that obtaining such Authorizations may involve additional costs, expenses, fees, charges or commissions (“Authorization Expenses”).  The Service Providers agree to use reasonable best efforts to seek and obtain any Authorizations necessary pursuant to such Third Party Contracts to provide Services to the Receiving Parties; provided, however, that the Service Providers shall not be required to obtain any Authorizations (i) if such Authorizations would require the Service Providers to modify, amend or otherwise alter a Third Party Contract in a manner that, in the Service Provider’s good faith judgment, is not commercially reasonable or (ii) to the extent that the Receiving Parties do not agree to be fully responsible for any Authorization Expenses related thereto.  On termination or expiration of any Third Party Contract during the term of this Services Agreement, the Service Provider shall not be obligated to continue to provide, or cause the provision of, the Services to which the relevant Third Party Contract relates, but at the Receiving Party’s request, the Service Provider shall use reasonable best efforts to cooperate with the Receiving Party and reasonably assist it to enter into its own agreements with third parties (including identifying and approaching the applicable vendor (or another third party vendor) with whom the Receiving Party shall enter into its own third party contract at a price and upon terms that are mutually agreeable to the Receiving Party and such vendor relating to such Service).

3.03.    Additional Services.

(a)                                 From time to time during the term applicable to any Service being provided by a Service Provider, Liberty may request, in writing, for Provide (i) to provide additional or different services which Provide is not expressly obligated to provide under this Services Agreement if such services are of the type and scope provided by Provide or its Subsidiaries (other than RedEnvelope) to RedEnvelope during fiscal year 2014 or (ii) expand the scope of any Service (such additional or expanded services, the “Additional Services”).

(b)                                 Promptly after Liberty has requested Additional Services pursuant to Section 3.03(a), a representative of each of Liberty and Provide shall in good faith negotiate the terms of a supplement to the Services Schedule which will describe in detail the service, term and price to be charged for the Additional Services.  Once agreed to in writing, the supplement to the Services Schedule (a “Services Agreement Supplement”) shall be deemed part of this Services Agreement as of such date and the Additional Services shall be deemed “Services” provided by such Service Provider to such Receiving Party hereunder, in each case subject to the terms and conditions of this Services Agreement.  The foregoing provision shall not be construed as imposing any obligation on the part of Service Provider to enter into any agreement with the Receiving Party or to continue to negotiate with the Receiving Party in the event that Service Provider determines in good faith not to provide the requested additional service.

3.04.    Payments.    [Except as set forth on the Services Schedule], statements will be delivered to the Receiving Party within fifteen (15) days after the end of each month by the Service Provider, and each such statement shall set forth a brief description of such Services, the amounts charged therefor, and, except as the Parties may agree or as set forth on the Services Schedule, such undisputed amounts shall be due and payable by the Receiving Party within thirty (30) days after the date of such statement.   Interest shall be payable on any amounts that are not paid by the due date for payment.  Interest shall accrue and be calculated on a daily basis at an annual rate equal to the prime rate (which shall mean the “prime rate” published in the “Money Rates” section of The Wall Street Journal) plus 2.0% or, if less, the maximum rate allowed by Law.  Receiving Parties shall not be entitled to set off or reduce payments owed to Service Providers hereunder by any amounts that it claims are owed to it by Service Providers under any other agreement.

3.05.    Disclaimer of Warranty.    THE SERVICES TO BE PURCHASED UNDER THIS SERVICES AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE.  In the event that the provision of any Service for the account of the Receiving Party by a Service Provider conflicts with the Service Provider’s provision of such Service for its own account, priority for the provision of such Service shall be allocated in an equitable manner on an aggregate basis, and in a manner consistent with the Receiving Party’s level of use of such Service during fiscal year 2014 up to the Effective Date (or as described in the applicable entry on the Services Schedule).

3.06.    Taxes.    Without limiting any provision of this Services Agreement, the Receiving Party shall be responsible for and shall pay any and all sales, use, service, value added, and other similar taxes or charges (together with any related interest and penalties) imposed on, or payable with respect to, any service fees or charges payable pursuant to this Services Agreement.

3.07.    Use of Services.    The Receiving Party, agrees with the Service Provider that it shall not, and shall cause its Subsidiaries not to, resell any Services to any Person whatsoever or permit the use of the Services by any person other than in connection with the conduct of the Receiving Party’s operations as conducted immediately prior to the Effective Date.

ARTICLE IV

Term of Services

4.01.     Subject to Section 6.01, the provision of each Service shall commence on the date hereof and shall terminate on April 30, 2015 or as of the date indicated for each such Service in the applicable entry on the Services Schedule; provided, however, that subject to the applicable entry on the Services Schedule, any Service may be cancelled or reduced in amount or any portion thereof by the Receiving Party upon ten (10) days written notice thereof [(or such other notice period if one is set forth for such Service in the applicable entry on the Services Schedule)].

ARTICLE V

Liabilities

5.01.    Limitation of Liability.  Subject to Section 5.02 hereof, the liability of the Service Provider with respect to this Services Agreement to the Receiving Party or in respect of any Services provided to the Receiving Party or any act or failure to act in connection herewith, or from the sale, delivery, provision or use of any Service provided under or covered by this Services Agreement, shall not exceed the aggregate fees paid to the Service Provider by the Receiving Party pursuant to the terms of this Services Agreement and the Service Provider shall not be liable for any special, indirect, incidental, consequential or punitive damages of any kind whatsoever (except, in each case, to the extent such damages are paid pursuant to an award in a legal proceeding (or settlement thereof) to third parties by such Party or its Affiliates); provided, that in the case of an intentional breach of this Services Agreement by a Service Provider or the willful misconduct of a Service Provider, this Section 5.01 shall not apply.

5.02.    Obligation to Re-perform.  In the event of any breach of this Services Agreement by the Service Provider resulting from any error or defect in the performance of any Service (which breach such Service Provider can reasonably be expected to cure by re-performance in a commercially reasonable manner), the Service Provider shall use its reasonable best efforts to correct in all material respects such error, defect or breach or re-perform in all material respects such Service upon receipt of the written request of the Receiving Party.

5.03.    Indemnity.  Except as otherwise provided in this Services Agreement, each Party shall indemnify, defend and hold harmless the other Party, its Affiliates, employees, representatives and agents from and against any Losses arising out of the intentional breach of this Services Agreement or the willful misconduct of the indemnifying party or its Affiliates, employees, agents, or contractors with respect to the performance or nonperformance of Services hereunder in accordance herewith.  The procedures set forth in Sections 8.4 of the Stock Purchase Agreement shall apply to any claim for indemnification hereunder.

ARTICLE VI

Effectiveness; Certain Deemed References; Termination

6.01.   Effectiveness; Certain Substitutions.  The provision of Services hereunder to RedEnvelope, Liberty and its other Subsidiaries shall commence as of the Closing Date (the time of commencement of the provision of such Services being referred to as the “Effective Date”).

6.02    Termination.  Notwithstanding anything herein to the contrary, the rights and obligations of each Party under this Services Agreement shall terminate, and the obligation of the Service Provider to provide or cause to be provided any Service shall cease, on the earliest to occur of (i) the last date indicated for the termination of any Service as indicated on the Services Schedule, (ii) the date on which the provision of all Services has been cancelled pursuant to Article IV hereof, (iii) the date on which this Services Agreement is terminated by either Party, as the case may be, in accordance with the terms of Section 6.03 hereof or (iv) April 30, 2015; provided that, in each case, no such termination shall relieve any Party of any liability for any breach of any provision of this Services Agreement prior to the date of such termination.

6.03.    Breach of Services Agreement.  If a Party shall cause or suffer to exist any material breach of any of its obligations to any other Party (the “Nonbreaching Party”) under this Services Agreement, and such breaching Party does not cure such default in all material respects within thirty (30) days after receiving written notice thereof from the Nonbreaching Party, the Nonbreaching Party shall have the right to terminate this Services Agreement to the extent of the rights and obligations of such Nonbreaching Party and breaching Party to each other hereunder immediately thereafter.

6.04.    Effect of Termination.   Sections 2.02 and 3.04 (with respect to Services provided through termination) hereof and Articles V, VI and VII hereof shall survive any termination or partial termination of this Services Agreement.

ARTICLE VII

Miscellaneous

7.01.     No-Third Party Beneficiaries.  Other than as provided in Section 5.03 and Section 7.03, this Services Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties hereto.

7.02.   Amendments; Waivers.

(a)                                 Any provision of this Services Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)                                 No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

(c)                                  Any consent provided under this Services Agreement must be in writing, signed by the Party against whom enforcement of such consent is sought.

7.03.    Successors and Assigns.  The provisions of this Services Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors (by merger,

consolidation, transfer or otherwise) and permitted assigns.  Neither Party shall be permitted to assign its rights under this Services Agreement to any Person without the prior written consent of the other Party.

7.04.    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)                                 This Services Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of Laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. The Parties hereby irrevocably and unconditionally submit to the sole and exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, of any other State Court of the State of Delaware or any Federal Court of the United States of America sitting in the State of Delaware (collectively, the “Delaware Courts”), in respect of the interpretation and enforcement of the provisions of this Services Agreement and of the documents referred to in this Services Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Delaware Courts, or that this Services Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Delaware Courts.  The Parties hereby consent to and grant the Delaware Courts jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.05 hereof or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SERVICES AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SERVICES AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO

ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.04(b).

7.05.   Notices.  Any notices or other communications required or permitted under, or otherwise in connection with this Services Agreement, shall be in writing and shall be deemed to have been duly given (A) when delivered in person, (B) upon transmission by electronic mail or facsimile transmission as evidenced by confirmation of transmission to the sender (but only if followed by transmittal of a copy thereof by (x) national overnight courier or (y) hand delivery with receipt, in each case, for delivery by the second (2nd) Business Day following such electronic mail or facsimile transmission), (C) on receipt after dispatch by registered or certified mail, postage prepaid and addressed, or (D) on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Liberty, addressed to it at:

Liberty Interactive Corporation

12300 Liberty Boulevard

Englewood, Colorado 80112

Facsimile:

Attention:                 Richard N. Baer

E-Mail:

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, New York 10112-4498

Facsimile:

Attention:	Frederick H. McGrath
Jonathan Gordon

E-Mail:

If to Provide, addressed to it at:

Provide Commerce, Inc.

c/o FTD Companies, Inc.

3113 Woodcreek Drive

Downers Grove, Illinois 60515

Facsimile:

Attention:                 Scott D. Levin

E-Mail:

with a copy to (which shall not constitute notice):

Jones Day

901 Lakeside Avenue

Cleveland, Ohio  44114

Facsimile:

Attention:                 Lyle G. Ganske

James P. Dougherty

Email:

7.06.     Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Services Agreement were not performed in accordance with the terms hereof and that Provide, on the one hand, or Liberty, on the other hand, whichever is not in breach of this Services Agreement, will be entitled to an injunction or injunctions to prevent breaches of this Services Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or in equity, without the necessity of posting or securing any bond with respect thereto.

7.07.    Counterparts; Effectiveness.  This Services Agreement may be executed in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  This Services Agreement shall become effective when each Party hereto shall have received counterparts hereof signed by the other Party hereto.

7.08.    Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

7.09.    Severability.  If any term, provision, covenant or restriction of this Services Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Services Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination, the Parties shall negotiate in good faith to modify this Services Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that in the absence of an agreement as to how to modify this Services Agreement, the remainder of this Services Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto, and such invalid, void or unenforceable provision of this Services Agreement shall be replaced with a valid and enforceable provision that will achieve, to the fullest extent possible, the economic, business and other purposes of such severed provision.

7.10.    No Strict Construction.  The Parties each acknowledge that this Services Agreement has been prepared jointly by the Parties hereto and shall not be strictly construed against any Party hereto.

7.11.    Ownership of Work Product.  The Service Provider acknowledges and agrees that it will acquire no right, title or interest (including any license rights or rights of use) to any work product resulting from the provision of Services hereunder for the Receiving Party’s exclusive use and such work product shall remain the exclusive property of the Receiving Party.  Each Receiving Party acknowledges and agrees that it will acquire no right, title or interest (other than a non-exclusive, worldwide right of use) to any work product resulting from the provision of Services hereunder that is not for the Receiving Party’s exclusive use and such work product shall remain the exclusive property, subject to license, of the Service Provider.

7.12.    Confidentiality.  Each of Liberty and Provide (and their Subsidiaries) shall hold, and shall use commercially reasonable efforts to cause each of its respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, all confidential information and documents obtained from the other in connection with the provision of the Services, provided that any and all such Persons and entities to whom any such disclosure is made agree to be bound by the provisions of this Section.  The foregoing obligations shall apply unless disclosure is compelled by judicial or administrative process or by other requirements of law.  Information and documents of one Party (the “Disclosing Party”) shall not be deemed to be confidential for purposes of this Section 7.12 to the extent such information or document (i) is previously known to or in the possession of the other Party (the “Recipient”) and is not otherwise subject to a requirement to keep confidential, (ii) becomes publicly available by means other than a breach by Recipient of the confidentiality obligations of this Services Agreement or (iii) is received from a third party without, to the knowledge of the Recipient after reasonable diligence, a duty of confidentiality owed to the Disclosing Party.

7.13.    Force Majeure.  No Party shall be liable for any failure or delay in performing any of its obligations under this Service Agreement so long as and to the extent such failure or delay is due to any cause beyond its reasonable control, including any act of God or a public enemy or terrorist, act of any military, civil or regulatory authority, change in any Law or regulation, fire, flood, earthquake, storm or other like event, disruption or outage of communications (including the Internet or other networked environment), power or other utility, labor problem, unavailability of supplies or extraordinary market conditions or any other cause beyond its reasonable control, whether similar or dissimilar to any of the foregoing.  Each Service Provider will promptly notify the Receiving Party, in writing, upon determining that the occurrence of such event of force majeure will cause any material interruption of Service or other material delay or failure to perform.  Upon the cessation of the force majeure event, such Service Provider will use reasonable best efforts to resume, or to cause any other relevant Service Provider to resume, its performance with the least practicable delay (provided that, at the election of the applicable Receiving Party, the applicable term for such suspended Service shall be extended by the length the force majeure event caused an interruption or delay of Service).  If the provision of any Services is suspended pursuant to this Section 7.13, then the obligations of the Receiving Party with respect to such suspended Services shall likewise be suspended.

7.14                  Stock Purchase Agreement.  Nothing contained in this Services Agreement is intended or shall be construed to amend, modify, augment or decrease in any respect, or constitute a waiver of, any of the rights and obligations of the parties under the Stock Purchase Agreement.

7.15           Limitation on Scope.  NEITHER PARTY ASSUMES ANY RESPONSIBILITY OR OBLIGATIONS WHATSOEVER IN CONNECTION HEREWITH, OTHER THAN THE RESPONSIBILITIES AND OBLIGATIONS EXPRESSLY SET FORTH IN THIS

AGREEMENT.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Services Agreement to be executed by their duly authorized representatives.

LIBERTY INTERACTIVE CORPORATION

By:
Name:
Title:

PROVIDE COMMERCE, INC.

By:
Name:
Title: